UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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OMNOVA SOLUTIONS

THE SCIENCE IN BETTER BRANDS™

2017

PROXY STATEMENT AND NOTICE OF ANNUAL MEETING

FEBRUARY 3, 2017

25435 Harvard Road Beachwood, OH 44122 www.omnova.com
February 3, 2017
Dear Fellow Shareholder:
Fiscal 2016 has been an exciting year of change for OMNOVA Solutions Inc. (the “Company” or “OMNOVA”). The Company persevered in the face of uncertain markets, continuing to improve its operations, sales, and innovation processes, and continuing to deliver improved operating profit and adjusted diluted earnings per share. Through increased focus on our people and our customers, our team members are inspired to make a difference and deliver shareholder value.
As your representatives to the Company, the Board of Directors greatly values engagement with shareholders and the feedback we receive. We wanted to highlight a few key changes during the 2016 fiscal year that demonstrate our ongoing commitment to thoughtful corporate governance, delivering shareholder value, and responsiveness to shareholder feedback:

•
Leadership Transition. At the end of fiscal 2016, OMNOVA completed a successful leadership transition, as Anne Noonan became President and CEO, and William Seelbach became the non-executive Chairman of the Board. This change was the direct result of the Board’s long-term leadership succession planning efforts.

•
Separation of the Chairman and CEO Roles. In connection with the transition in Company leadership, the Board considered its own leadership structure and determined that separating the Chairman and CEO roles was in the best interests of OMNOVA’s shareholders at this time. Mr. Seelbach was asked to lead the Board as Chairman in recognition of his extensive professional experience and long service as an OMNOVA director. Ms. Noonan was asked to join the Board to maintain the direct line of contact and insight into Company operations and strategy that the Board has long valued.

•
Majority Voting in Uncontested Director Elections. At the annual meeting during 2016, shareholders approved the Board’s request to implement a majority voting standard in uncontested elections of directors.

•
Evolution of Executive Compensation. After reviewing the feedback of many of the Company’s shareholders and constituents, the Compensation and Corporate Governance Committee determined in June 2016 that, beginning with grants made in 2017, (1) the standard measurement period for the Company’s performance-based long-term compensation would transition to a cumulative three-year period from a cumulative two-year period and (2) all incentive compensation, including equity awards, would be subject to “double-trigger” change-in-control provisions (rather than “single trigger” provisions), consistent with current corporate governance best practices.

Our 2017 annual meeting of shareholders (the “Annual Meeting”) will be held on Wednesday, March 22, 2017 at OMNOVA Solutions' World Headquarters, 25435 Harvard Road, Beachwood, Ohio 44122, beginning at 9:00 a.m., Eastern time. We hope you can attend. Regardless of your attendance at the Annual Meeting, your vote and your feedback is important. We strongly encourage you to vote by proxy over the Internet, by phone, or by returning your proxy card if this proxy statement was mailed to you.
On behalf of the Board of Directors and the officers of OMNOVA, thank you for the trust you place in us. We appreciate the opportunity to serve OMNOVA on your behalf, and look forward to seeing you at the meeting.

William R. Seelbach Chairman of the Board	Anne P. Noonan President and Chief Executive Officer

Notice of Annual Meeting of Shareholders
Wednesday, March 22, 2017
9:00 a.m., Eastern time
Location
OMNOVA Solutions' World Headquarters, 25435 Harvard Road, Beachwood, Ohio 44122
Business items

1.	To vote on the election of the four directors named in the proxy statement to serve for three-year terms expiring at the 2020 annual meeting of shareholders of OMNOVA

2.	Ratification of the appointment of Ernst & Young LLP as independent auditors of OMNOVA for the fiscal year ending November 30, 2017

3.	Approval, on an advisory basis, of OMNOVA’s named executive officer compensation

4.	Recommendation, on an advisory basis, of the frequency of the named executive officer compensation advisory vote

5.	Approval of the material terms of the OMNOVA Solutions Inc. Annual Incentive Plan

6.	Approval of the material terms of the OMNOVA Solutions Inc. Long-Term Incentive Plan

7.	Approval of the OMNOVA Solutions Inc. 2017 Equity Incentive Plan
Record date
Only shareholders of record at the close of business on Monday, January 23, 2017 will be entitled to receive notice of and to vote at the 2017 annual meeting of shareholders (the “Annual Meeting”).
Voting
Your vote is important. Please vote your shares by proxy promptly via the Internet, by phone, or by mailing your signed proxy card in the enclosed return envelope if this proxy statement was mailed to you. Submitting your proxy now does not prevent you from voting your shares and overriding your proxy instructions if you attend the Annual Meeting in person.
Notice of Internet availability of proxy materials
Important notice regarding the availability of proxy materials for the shareholder meeting to be held on Wednesday, March 22, 2017. OMNOVA’s proxy statement, proxy card, annual shareholder’s letter and 2016 Annual Report on Form 10-K for the fiscal year ended November 30, 2016 (the “Annual Report”) are available free of charge at www.omnova.com and www.proxyvote.com.
Availability of proxy materials
We will make the Notice of Internet Availability of Proxy Materials available to shareholders on or about February 3, 2017. On or about the same date, we will begin mailing paper copies of OMNOVA’s proxy materials to those shareholders who have requested them.
By order of the Board of Directors

Frank P. Esposito
Assistant General Counsel & Corporate Secretary
February 3, 2017

Proxy Summary
This proxy summary highlights some of the key information presented throughout the proxy statement. It does not contain all of the information you should consider. Please review the entire proxy statement carefully before voting your shares.
OMNOVA Solutions
OMNOVA Solutions Inc. (the “Company” or “OMNOVA”) is a global innovator of performance-enhancing chemistries and surfaces for a variety of commercial, industrial, and residential end uses. The Company applies chemical and material science to develop emulsion polymers, specialty chemicals and functional and decorative surfaces that enhance the performance of customers’ products around the world. As a business-to-business strategic supplier, OMNOVA provides The Science in Better Brands, with products that are critical to the performance of top brand-name, end-use products sold around the world. OMNOVA’s sales for the 2016 fiscal year ended November 30, 2016 were $760 million. The Company has a global workforce of approximately 2,100 employees.
2016 Company performance highlights
During the 2016 fiscal year, OMNOVA continued to deliver Adjusted Segment Operating Profit* and Adjusted Diluted Earnings per Share* growth, even in the face of challenging industry conditions.
In evaluating management’s performance for fiscal 2016, the Board of Directors considered the following Company accomplishments:

•
Delivering significant improvement in earnings per share and Adjusted Diluted Earnings per Share*. Earnings per share increased to $(0.01) per share, from $(0.39) per share in 2015. Adjusted Diluted Earnings per Share* increased to $0.50 per share in 2016, from $0.36 per share in 2015.

•
Continued improvement in segment operating profit and Adjusted Segment Operating Profit* for the Company’s combined business segments, increasing to $68.3 million and $80.3 million, respectively, from $34.8 million and $74.4 million, respectively, in 2015.

•	Completing a global manufacturing footprint realignment that dramatically improved chemical capacity utilization and reduced operating costs by approximately $14 million in 2016.

•	Increasing worldwide volumes for key specialty lines, including growth in the Company’s coatings business and the Company’s oil & gas business outperforming a weak market.

•
Strong cash generation due to increased earnings and improved working capital management, allowing the Company to reduce Net Debt* by $23.8 million. The Company’s Net Leverage Ratio* ended the year at 3.5x, down from 3.9x at the end of 2015.

•	Completing a refinancing of the Company’s long-term debt, including the redemption of all of the Company’s outstanding Senior Notes.

(*)
“Adjusted Diluted Earnings per Share”, “Adjusted Segment Operating Profit”, “Net Leverage Ratio” are non-GAAP financial measures. A reconciliation of GAAP to these non-GAAP financial measures can be found in Annex D, attached hereto.

Notice of Internet availability of proxy materials
Important notice regarding the availability of proxy materials for the shareholder meeting to be held on Wednesday, March 22, 2017. OMNOVA’s proxy statement, proxy card, and 2016 Annual Report are available free of charge at www.omnova.com and www.proxyvote.com.

2016 executive compensation program highlights
OMNOVA executes a pay-for-performance compensation program for its executive officers by linking a significant portion of executive officer compensation to annual, performance-based incentives and long-term incentives that are tied to OMNOVA’s share price and/or that require performance against objective, measurable financial targets. OMNOVA believes that its compensation program is aligned with long-term shareholder value and reflects best practices.
Consistent with this philosophy, approximately 76.5% of the former Chief Executive Officer’s target compensation opportunity and approximately 59.2% of the average target compensation opportunity for our other Named Executive Officers (defined on page 36 of this proxy statement) is at risk.

For the 2016 fiscal year, the Compensation and Corporate Governance Committee (the “Committee”) approved a market increase in the base salaries of the Named Executive Officers, ranging from 2% to 3%. After reviewing the feedback of many of our shareholders and constituents, during fiscal 2016 the Committee also adopted several significant changes to the compensation program. These changes include (1) requiring “double trigger” vesting (rather than “single trigger” vesting) upon a change in control for the Company’s equity awards beginning in fiscal 2017, and (2) expanding the performance measurement period for the Company’s long-term performance incentives from a cumulative two-year period to a cumulative three-year period to enhance the alignment of executive compensation with long-term shareholder value creation.
Some of the key components of OMNOVA’s executive compensation program include:

•	Aligning shareholders and management in long-term, shareholder value creation through the use of performance-related and share-based compensation

•	Maintaining a rigorous, year-round process for making and evaluating pay decisions

•	Maintaining an open dialogue with shareholders on all matters relevant to OMNOVA’s business, including its compensation philosophy and structure

•	Emphasizing variable- and performance-based compensation, employing a diverse set of compensation metrics

•	Balancing compensation risk and reward

•	Maintaining a compensation clawback policy

•	Retaining an independent compensation consultant and annually assessing the consultant’s independence

•	Prohibiting the repricing of options without shareholder approval and the “timing” of equity grants

•	Avoiding excessive perquisites or active supplemental executive retirement programs
For a more detailed discussion of OMNOVA’s executive compensation program, please see “Compensation Discussion and Analysis” beginning on page 36 of the proxy statement.

Key corporate governance practices
The Board of Directors of OMNOVA is committed to meeting high standards of corporate governance. Some of OMNOVA’s governance best practices include:

•	All Board members, other than Ms. Noonan, are independent in accordance with the New York Stock Exchange listing standards and OMNOVA’s corporate governance guidelines (page 26)

•	Standing Board committees consist solely of independent directors (pages 26)

•	New for 2016 - Separation of the Chairman and Chief Executive Officer roles (page 25)

•	New for 2016 - Majority voting in uncontested elections of directors (page 1)

•	Board members with extensive and diverse executive leadership, financial, and industry experience (page 20)

•	Independent directors met in executive session at every regular 2016 Board and committee meeting (page 28)

•	Active Board leadership in the oversight of enterprise and compensation risks (page 28)

•	Share ownership and holding requirements for executive officers and directors (page 35)

•	Prohibition on hedging or pledging of OMNOVA securities by directors, executive officers, and employees (page 35)

•	Comprehensive Board, Board committee, Board nominee, and Chief Executive Officer evaluation and self-assessment processes (page 29)
Annual Meeting Information

Annual meeting date:	Wednesday, March 22, 2017

Time:	9:00 a.m., Eastern time

Place:	OMNOVA Solutions' World Headquarters, 25435 Harvard Road, Beachwood, Ohio 44122

Record date:	Monday, January 23, 2017

Who may vote:	Shareholders as of the record date are entitled to vote. Each common share is entitled to one vote for each director nominee and one vote on each proposal being presented.

How to vote by proxy before the meeting:	Follow the instructions in the Notice of Internet Availability of Proxy Materials or on your proxy card.

Attending the meeting and voting at the meeting:
Photo identification and proof of share ownership will be required to enter the Annual Meeting. If you want to vote shares that you hold in street name, you will need to bring a legal proxy in your name from your broker, bank, or other nominee that holds your shares. Even if you plan to attend the Annual Meeting, we encourage all shareholders to provide their proxy instructions in advance of the Annual Meeting.

2017 director nominees

				Committee Memberships
Name	Age	Director Since	Independent	Audit	Compensation and Corporate Governance	Executive
Joseph M. Gingo	72	2015	Yes	●
Michael J. Merriman	60	2008	Yes		Chair	●
James A. Mitarotonda	62	2015	Yes	●
William R. Seelbach	68	2002	Yes		●	Chair
Proposals for the Annual Meeting

Proposal		Board Recommendation
1.	Election of directors	FOR all nominees
You are being asked to elect four nominees to the OMNOVA Board of Directors. If elected, each nominee would hold office until the 2020 annual meeting of shareholders.
2.	Ratification of independent auditor	FOR
You are being asked to ratify the Audit Committee's appointment of Ernst & Young LLP as OMNOVA’s independent auditor for the 2017 fiscal year.
3.	Approval, on an advisory basis, of OMNOVA’s named executive officer compensation	FOR
You are being asked to approve, on an advisory basis, the compensation of OMNOVA’s Named Executive Officers (as defined on page 36 of this proxy statement).
4.	Recommendation, on an advisory basis, of the frequency of the named executive officer compensation advisory vote	EVERY YEAR
You are being asked to recommend, on an advisory basis, the frequency with which the Company presents to shareholders an advisory vote on the compensation of its Named Executive Officers.
5.	Approval of the material terms of the OMNOVA Solutions Inc. Annual Incentive Plan	FOR

You are being asked to approve the material terms of OMNOVA’s Annual Incentive Plan to permit the Company to provide awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

6.	Approval of the material terms of the OMNOVA Solutions Inc. Long-Term Incentive Plan	FOR

You are being asked to approve the material terms of OMNOVA’s Long-Term Incentive Plan, as amended and restated, to permit the Company to provide awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

7.	Approval of the OMNOVA Solutions Inc. 2017 Equity Incentive Plan	FOR

You are being asked to approve the OMNOVA Solutions Inc. 2017 Equity Incentive Plan, which provides for the issuance of up to 1.8 million OMNOVA Common Shares (plus approximately 1.18 million authorized but unissued shares available under the prior plan).

Proposals for the Annual Meeting

Proposal 1: Election of directors
The Board of Directors of OMNOVA (the “Board”) is recommending that shareholders re-elect four of the Board’s current members: Joseph M. Gingo, Michael J. Merriman, James A. Mitarotonda, and William R. Seelbach.
In accordance with OMNOVA’s Amended and Restated Code of Regulations (the “Code”), the Board has fixed the number of directors constituting the Board at eleven. The Board is divided into three classes by election year, with one class up for election each year. The members of each class serve a three-year term.
RECRUITMENT AND NOMINATION: The Compensation and Corporate Governance Committee of the Board identifies, evaluates, and recommends to the Board qualified candidates to be nominated for election at each annual meeting of shareholders. In evaluating potential nominees, the Committee considers whether a candidate has demonstrated:

•	integrity, mature judgment, and effective decision making;

•
management and/or leadership experience, preferably in a senior leadership role with a publicly-traded organization or a complex, recognized organization (private, non-profit, governmental, scientific, or educational);

•	a high level of professional or business expertise relevant to OMNOVA’s business;

•	the willingness and ability to serve at least one full term and to commit the time and effort to prepare for and participate in Board and committee meetings;

•	the willingness and ability to represent all shareholders of the Company, rather than a special interest or constituency;

•	the willingness and ability to balance interests of all of the Company’s stakeholders, including its shareholders, employees, customers, local communities, and the general public;

•	the ability to think independently while participating constructively in the Board process;

•	the willingness to become a shareholder of the Company (if not one already) and to comply with the Company’s share ownership guidelines;

•	the willingness to comply with the Company’s Corporate Governance Guidelines and Business Conduct Policies; and

•	a lack of conflicts with OMNOVA, including business conflicts and conflicts that may affect the director’s ability to dedicate appropriate time and attention to OMNOVA and its shareholders.
These guidelines assist the Committee’s search for and evaluation of director candidates. Candidates satisfying these criteria are then considered for: skills and business experiences that complement the current Board; experience with the business activities, markets, and geographies in which OMNOVA participates or plans to participate; whether the candidate would enhance the diversity of the Board; and other factors the Board deems relevant from time to time.
In addition to working with the full Board and management in conducting a director candidate search, the Committee may retain independent, third-party search firms to assist with identifying director candidates from time to time. The Committee has sole authority to retain, compensate, and terminate such firms.
First-time candidates are asked to participate in a comprehensive background and reference check, and a series of personal interviews by the Chairman of the Board, the Chair of the Committee, and at least one other independent director. If the Committee is satisfied with its review of the candidate’s background and qualifications, it will communicate an offer for nomination to the candidate and, if the offer is accepted, recommend the candidate to the full Board for nomination. Directors seeking renomination to the Board participate in a comprehensive peer review including written evaluations by each of the other independent directors and a discussion among the independent directors, before being considered for renomination by the Board. Page 29 of this proxy statement includes additional information concerning the director evaluation process.
Shareholders may also recommend director candidates by providing prior written notice to the Chair of the Committee. Candidates identified by shareholders are subject to the same rigorous evaluation process as candidates identified by the Committee. Page 70 of this proxy statement provides important information for shareholders seeking to submit a potential candidate or candidates for consideration for the 2018 annual meeting of shareholders.
2017 NOMINEES FOR DIRECTOR: The Board has nominated Joseph M. Gingo, Michael J. Merriman, James A. Mitarotonda, and William R. Seelbach for election as Class III directors at this annual meeting. Each nominee’s background and qualifications to serve on the Board can be found under the heading “Corporate Governance and the Board—Nominees for election at this Annual Meeting” beginning on page 20 of this proxy statement. If elected, each nominee will serve until OMNOVA’s 2020 annual meeting of shareholders, or until a successor is duly elected and qualified. Each nominee is a current director of OMNOVA.
Each of the nominees has confirmed his intention to stand for election and each has consented to be named in this proxy statement as a nominee. Although the Board expects each nominee to be available to serve as a director, if any of them is unwilling or unable to serve, the Board may decrease the size of the Board. Alternatively, the Board may designate substitute nominees (in which case additional proxy materials would be filed with the Securities and Exchange Commission and provided to shareholders in advance of the Annual Meeting), and all votes cast by proxy will be voted in favor of such substitutes.
VOTE REQUIRED: At our 2016 annual meeting, shareholders approved the Board’s proposal to implement a majority voting standard in uncontested director elections. Therefore, each nominee who receives the affirmative vote of a majority of the votes cast will be elected as a director.
BOARD RECOMMENDATION: The Board recommends that the shareholders vote “FOR” the election of each nominee.
Proposal 2: Ratification of independent auditor
The Audit Committee of the Board has selected Ernst & Young LLP as OMNOVA’s independent auditor to examine the financial statements of OMNOVA and its subsidiaries for the fiscal year ending November 30, 2017, and the Board asks shareholders to ratify that selection.
Although the Audit Committee is solely responsible for the appointment, compensation, retention, and oversight of OMNOVA’s independent auditors, the Board and the Audit Committee believe that the Company’s shareholders should express their views concerning this appointment. The Audit Committee will consider the outcome of this vote in determining whether or not to continue Ernst & Young’s engagement with OMNOVA. Representatives of Ernst & Young are expected to be present at the Annual Meeting to respond to any shareholder questions. They will also have an opportunity to make a statement at the meeting if they desire to do so.
Additional information concerning the Ernst & Young appointment and other Audit Committee matters can be found beginning on page 66 of this proxy statement. The Board and the Audit Committee believe that the continued retention of Ernst & Young LLP as the Company’s independent auditor is in the best interest of the Company and its shareholders.
VOTE REQUIRED: The affirmative vote of the majority of the votes cast represented in person or by proxy at the Annual Meeting.
BOARD RECOMMENDATION: The Board recommends that the shareholders vote “FOR” the ratification of Ernst & Young as OMNOVA’s independent auditor for the 2017 fiscal year.

Proposal 3: Approval, on an advisory basis, of Named Executive Officer compensation
As required by Section 14A of the Exchange Act, the Board is asking shareholders to cast an advisory vote on the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed under the heading “Compensation Discussion and Analysis,” beginning on page 36 of this proxy statement, and the tabular disclosure under the heading “Compensation of Executive Officers,” beginning on page 55 of this proxy statement.
OMNOVA’s executive compensation program is designed to recruit, retain, and motivate highly qualified executives and to align their interests with the shareholders’ interest of long-term value creation. OMNOVA’s compensation program allows the Compensation and Corporate Governance Committee of the Board to determine pay based on a comprehensive view of the differentiated roles, responsibilities, and performance of each Named Executive Officer and the performance of the Company overall. Among its other features, the program:

•	recognizes the achievement of specific short-term and long-term strategic and financial goals;

•	provides a market-competitive total pay opportunity;

•	emphasizes variable and performance-based compensation opportunities;

•	subjects a significant portion of compensation to long-term vesting; and

•	does not encourage unnecessary or excessive risk taking.
Although this vote will not overrule any decision made by the Committee regarding Named Executive Officer compensation, the Committee and the Board review the results and seek to understand them through engagement with OMNOVA’s shareholders. The Committee and the Board expect to consider the constructive feedback obtained through this process in making future decisions about compensation. The next “say-on-pay” vote is expected to take place at our 2018 annual meeting of shareholders.
VOTE REQUIRED: The affirmative vote of the majority of the votes cast represented in person or by proxy at the Annual Meeting.
BOARD RECOMMENDATION: The Board recommends that the shareholders vote “FOR” the approval, on an advisory basis, of Named Executive Officer compensation.
Proposal 4: Recommendation, on an advisory basis, of the frequency of the named executive officer compensation advisory vote
As required by Section 14A of the Exchange Act, the Company is offering shareholders the opportunity to cast an advisory vote on frequency of the named executive officer compensation advisory vote (described in Proposal 3). Rule 14a-21 of the Exchange Act provides that shareholders may elect to hold the advisory vote on named executive officer compensation every year, every two years, or every three years. Based on a shareholder vote at the 2011 annual meeting, shareholders currently cast this advisory vote every year. The Board places a high value on regular feedback from our shareholders on important issues such as named executive officer compensation. Accordingly, the Board recommends that shareholders vote in favor of an advisory vote on named executive officer compensation every year.
VOTE REQUIRED: The voting frequency (that is, every year, every two years, or every three years) receiving the votes of the greatest number of OMNOVA common shares represented in person or by proxy at the meeting will be the frequency recommended, on an advisory basis, by the shareholders.
BOARD RECOMMENDATION: The Board recommends that shareholders vote in favor of an advisory vote on named executive officer compensation “EVERY YEAR.”

Proposal 5: Approval of the material terms of the OMNOVA Solutions Inc. Annual Incentive Plan
The Board is asking shareholders to approve the material terms of the OMNOVA Solutions Inc. Annual Incentive Plan (the “AIP”). The AIP amends and restates the Company’s Executive Incentive Compensation Program (“EICP”), which was most recently approved by OMNOVA’s shareholders on March 15, 2012. The Board adopted the AIP on January 18, 2017, and subject to shareholder approval at this Annual Meeting, it will be effective as of January 1, 2017. The purpose of the AIP is to advance the interests of the Company and its shareholders by establishing a mechanism to attract, reward, and retain key employees.
The AIP has been revised from the form previously used by the EICP, but it is operationally and substantively consistent with the EICP. The only substantive changes are (1) to include updated business criteria upon which performance goals may be based and (2) to clarify that the administrator of the AIP (as described below) has the ability to exercise negative (but not positive) discretion to decrease (but not increase) awards, consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).
Shareholders are not being asked to approve the AIP. Instead, shareholders are being asked to approve the material terms of the AIP so the Company can continue to provide annual incentive bonuses that are intended to qualify as “performance-based compensation,” and are therefore potentially deductible for federal income tax purposes, under Section 162(m).
Section 162(m) of the Internal Revenue Code generally disallows a deduction for annual compensation of over $1 million paid to any “covered employees” (under current law, the Chief Executive Officer and the next three most highly compensated “named executive officers,” excluding the Chief Financial Officer). However, some types of compensation, including qualified “performance-based compensation” under Section 162(m), are not subject to the deduction limit. Generally, compensation attributable to performance-based awards may qualify as “performance-based compensation” under Section 162(m) if: (1) the grant is made by a committee of outside directors for purposes of Section 162(m); (2) the plan under which the award is granted states the maximum amount of cash awards that may be paid to any individual during a specified period of time; and (3) the amount of compensation an individual may receive under the awards is based solely on the achievement of one or more pre-established performance goals which are based on business criteria approved by shareholders.
To qualify as “performance-based compensation,” among other conditions, the Company’s shareholders must reapprove the material terms of the AIP at least every five years. Those material terms, which are described below, include the pool of employees who are eligible to receive compensation under the plan, a description of the business criteria on which performance goals will be based, and the maximum amount of compensation that could be paid to any employee under the plan.
If the Company’s shareholders approve this proposal, and assuming the that all other requirements of Section 162(m) are met, the Company may be able to obtain tax deductions for awards issued to covered employees under the AIP without regard to the limitations of Section 162(m).
The following description of the material terms of the AIP is qualified by reference to the full text of the AIP, which is included as Annex A to this proxy statement.
Section 162(m) Performance Goals
The AIP is designed to allow a participant to earn a cash incentive bonus based upon attainment by the Company and/or the participant of specific annual performance goals. Within 90 days after the beginning of a fiscal year, but no later than such time as satisfaction of the relevant performance goals is substantially certain, the Committee will establish in writing the performance goals for that fiscal year. For covered employees, the performance goals will be an objective performance measure based on specified levels of, growth of, reduction of, or performance relative to peers with respect to, or any combination or ratios involving one or more of, any of the following criteria: cash flow; earnings per share; earnings before tax; earnings before interest and tax; earnings before interest, tax, depreciation and amortization; net income;

net debt; operating income; return on assets; return on assets employed; return on equity; return on invested capital; return on total capital; revenues; volumes in sales or pounds; share price; total shareholder return; economic value added; operating profit; working capital; working capital turnover; noninterest expense; risk and safety measures; strategic objectives; inventory; productivity; and quality.
The performance goals may be made absolute or relative to the past performance of the individual participants; the Company; a subsidiary; a division, department, region or function of the Company in which the Participant is employed; or relative to the performance of other companies or one or more stock market indices or other published or special indices that the Committee deems appropriate.
Summary of the Material Terms of the AIP
Administration
The AIP will be administered by the Compensation and Corporate Governance Committee, a committee comprised solely by independent, non-executive members of the Board each of whom (1) qualifies as an “outside director” under Section 162(m) and (2) satisfies the requirements of Section 303A.02 of the New York Stock Exchange Listed Company Manual. In administering the AIP, the Committee approves the goals, participation, bonus opportunities, earned bonuses, the timing of payment and other actions necessary for the administration of the AIP. Senior management executes the provisions of the AIP in accordance with the Committee’s directions.
Eligibility
Any full time salaried employee of the Company designated by the Committee shall be a participant in the Program. Approximately fifty employees of the Company currently participate in the EICP and would be expected to continue participating in the AIP.
Incentive Opportunity
Within 90 days after the beginning of a fiscal year for which performance goals have been established, the Committee will approve an incentive opportunity for each participant (expressed as a percentage of a participant’s base salary) available for that fiscal year.
Payment of Incentive Bonus and Maximum Bonus
Following the completion of a fiscal year, the Committee will certify in writing the extent to which the performance goals have been achieved and will approve the dollar amount of the incentive opportunity that has been earned by the participant for that fiscal year. The maximum incentive bonus payable to any AIP participant for any fiscal year is $3,000,000.
Incentive bonuses earned under the AIP will generally be paid in cash by March 15 of the year following the year in which the bonus was earned, provided that the participant remains employed by OMNOVA through the payment date.
Forfeiture and Recovery of Awards
Any bonus paid or payable under the AIP is subject to forfeiture and repayment under the OMNOVA Solutions Inc. Executive Incentive Compensation Recovery Policy, as amended from time to time, or pursuant to any successor compensation recovery policy.
Amendment and Termination
OMNOVA reserves the right to amend or terminate the AIP in whole or in part, at any time and for any reason, by action of the Board. However, OMNOVA would seek shareholder approval for any amendment or termination of the AIP if required so that awards granted under the AIP can continue to qualify as “performance-based compensation” under Section 162(m).

Federal Income Tax Consequences
Under current Federal income tax law, a participant in the AIP will be taxed at ordinary income rates on the amount of any cash payment received pursuant to the AIP. Generally, and subject to compliance with the provisions of Section 162(m), OMNOVA will receive a federal income tax deduction corresponding to the amount of income recognized by a participant under the AIP. However, the Committee has not adopted a policy requiring all compensation to be deductible under Section 162(m) or otherwise to preserve the flexibility to award non-deductible compensation or to take actions that would eliminate deductibility when necessary to meet the Committee’s compensation objectives. Additionally, even where the Committee intends to grant compensation that satisfies the deductibility requirements of Section 162(m), there is no guarantee that the compensation will ultimately qualify as tax deductible for the Company.
New Plan Benefits
It is not possible at this time to determine specific amounts that may be awarded in the future under the AIP, because the grant and actual payout of awards under the AIP will be subject to the discretion of the Committee and the achievement of specified performance goals.
VOTE REQUIRED: The affirmative vote of the majority of the votes cast represented in person or by proxy at the Annual Meeting is required to approve the material terms of the AIP for purposes of Section 162(m).
BOARD RECOMMENDATION: The Board recommends that the shareholders vote “FOR” approval of the material terms for qualified performance-based compensation under the of the OMNOVA Solutions Inc. Annual Incentive Plan.
Proposal 6: Approval of the material terms of the OMNOVA Solutions Inc. Long-Term Incentive Plan
The Board is asking shareholders to approve the material terms for qualified performance-based compensation under the OMNOVA Solutions Inc. Long-Term Incentive Plan (the “LTIP”). The LTIP was most recently approved by OMNOVA’s shareholders on March 15, 2012. The Board approved the amendment and restatement of the LTIP on January 18, 2017, and subject to shareholder approval at this Annual Meeting it will be effective as of January 1, 2017. The purpose of the LTIP is to advance the interests of the Company and its shareholders by linking the personal financial interests of the participants to the long-term financial interests of the Company’s shareholders and providing participants an incentive for outstanding performance.
The LTIP has been revised to include updated business criteria upon which performance goals may be based, and to conform the definition of the term “change in control” to the Company’s other incentive compensation plans. Otherwise, the LTIP remains unchanged from the LTIP as previously approved by shareholders.
Shareholders are not being asked to approve the LTIP. Instead, shareholders are being asked to approve the material terms of the LTIP so the Company can continue to provide annual incentive bonuses that are intended to qualify as “performance-based compensation,” and are therefore potentially deductible for federal income tax purposes, under Section 162(m).
A description of the provisions of Section 162(m) applicable to performance-based incentive plans and the definition of qualified “performance based compensation” can be found under Proposal 5 beginning on page 4 of this proxy statement.
If the Company’s shareholders approve this proposal, and assuming the that all other requirements of Section 162(m) are met, the Company may be able to obtain tax deductions for awards issued to covered employees under the LTIP without regard to the limitations of Section 162(m).
The following description of the material terms of the LTIP is qualified by reference to the full text of the LTIP, which is included as Annex B to this proxy statement.

Section 162(m) Performance Goals
The LTIP is designed to allow a participant to earn a cash incentive bonus based upon attainment by the Company and/or the participant of specific performance goals over a multi-year performance measurement period. Within 90 days after the beginning of a performance measurement period, but no later than such time as satisfaction of the relevant performance goals is substantially certain, the Committee will establish in writing the performance goals for that performance measurement period. For covered employees, the performance goals will be an objective performance measure based on specified levels of, growth of, reduction of, or performance relative to peers with respect to, or any combination or ratios involving one or more of, any of the following criteria: cash flow; earnings per share; earnings before tax; earnings before interest and tax; earnings before interest, tax, depreciation and amortization; net income; net debt; operating income; return on assets; return on assets employed; return on equity; return on invested capital; return on total capital; revenues; volumes in sales or pounds; share price; total shareholder return; economic value added; operating profit; working capital; working capital turnover; noninterest expense; risk and safety measures; strategic objectives; inventory; productivity; and quality.
The performance goals may be made absolute or relative to the past performance of the individual participants; the Company; a subsidiary; a division, department, region or function of the Company in which the Participant is employed; or relative to the performance of other companies or one or more stock market indices or other published or special indices that the Committee deems appropriate.
Summary of the Material Terms of the LTIP
Administration
The LTIP is administered by the Compensation and Corporate Governance Committee, a committee comprised solely by independent, non-executive members of the Board each of whom (1) qualifies as an “outside director” under Section 162(m) and (2) satisfies the requirements of Section 303A.02 of the New York Stock Exchange Listed Company Manual. In administering the LTIP, the Committee approves the goals, participation, bonus opportunities, earned bonuses, the timing of payment and other actions necessary for the administration of the LTIP. Senior management executes the provisions of the LTIP in accordance with the Committee’s directions.
Eligibility
Any full-time, salaried employee of the Company designated by the Compensation and Corporate Governance Committee at the beginning of a performance measurement period may participate in the LTIP. Historically, participation under the LTIP has been limited to the Company’s executive officers. Presently there are six participants in the LTIP, each of whom is an executive officer of the Company.
Performance Bonus Opportunity
Within 90 days after the beginning of a performance measurement period, the Committee will approve a performance bonus opportunity for each participant (expressed as a percentage of a participant’s base salary) available for that performance measurement period. A performance award may consist of the opportunity to earn (a) a specified percentage of the participant’s base salary for attainment of the threshold, target or maximum performance goals established by the Committee; and/or (b) a specified number of performance shares (which are book entry units equivalent in value to OMNOVA’s common shares) for attainment of the threshold, target or maximum performance goals established by the Committee (with the number of shares determined by multiplying a specified percentage by the participant’s base salary and then dividing the product by the 30-day average closing price per OMNOVA common share for the first 30 days of the performance measurement period).

Payment of Performance Bonus and Maximum Performance Bonus
Following the completion of a performance measurement period, the Committee will certify in writing the extent to which the performance goals have been achieved and will approve the dollar amount of the performance bonus opportunity that has been earned by the participant for that performance measurement period. No participant may be granted a performance bonus opportunity having an aggregate maximum value on the date of grant in excess of $3,000,000.
Performance bonuses earned under the LTIP will generally be paid within two and one half months after the end of the performance period, provided that the participant remains employed by OMNOVA through the payment date. The payment shall be made in cash, in shares, or any combination thereof, at the discretion of the Committee. Historically, when granting LTIP performance shares the Committee has required that the performance shares be settled in cash. If in the future the Committee requires that performance shares be settled in OMNOVA common shares, any such shares issued in settlement of earned performance shares will be issued pursuant to the Company’s shareholder-approved equity plan.
Forfeiture and Recovery of Awards
Any bonus paid or payable under the LTIP is subject to forfeiture and repayment under the OMNOVA Solutions Inc. Executive Incentive Compensation Recovery Policy, as amended from time to time, or pursuant to any successor compensation recovery policy.
Amendment and Termination
OMNOVA reserves the right to amend or terminate the LTIP in whole or in part, at any time and for any reason, by action of the Board. However, OMNOVA would seek shareholder approval for any amendment or termination of the LTIP if required so that awards granted under the LTIP can continue to qualify as “performance-based compensation” under Section 162(m).
Federal Income Tax Consequences
Under current Federal income tax law, a participant in the LTIP will be taxed at ordinary income rates on the amount of any cash payment received pursuant to the LTIP. Generally, and subject to compliance with the provisions of Section 162(m), OMNOVA will receive a federal income tax deduction corresponding to the amount of income recognized by a participant under the LTIP. However, the Committee has not adopted a policy requiring all compensation to be deductible under Section 162(m) or otherwise to preserve flexibility to award non-deductible compensation or to take actions that would eliminate deductibility when necessary to meet the Committee’s compensation objectives. Additionally, even where the Committee intends to grant compensation that satisfies the deductibility requirements of Section 162(m), there is no guarantee that the compensation will ultimately qualify as tax deductible for the Company.
New Plan Benefits
It is not possible at this time to determine specific amounts that may be awarded in the future under the LTIP, because the grant and actual payout of awards under the LTIP will be subject to the discretion of the Committee and the achievement of specified performance goals.
VOTE REQUIRED: The affirmative vote of the majority of the votes cast represented in person or by proxy at the Annual Meeting is required to approve the material terms of the LTIP for purposes of Section 162(m).
BOARD RECOMMENDATION: The Board recommends that the shareholders vote “FOR” approval of the material terms for qualified performance-based compensation under the of the OMNOVA Solutions Inc. Long-Term Incentive Plan.

Proposal 7: Approval of the OMNOVA Solutions Inc. 2017 Equity Incentive Plan
The Board is asking shareholders to approve the 2017 Equity Incentive Plan (the “Equity Plan”). The Board adopted the Equity Plan on January 18, 2017, subject to shareholder approval at the Annual Meeting. The following discussion of the Equity Plan is qualified by reference to the full text of the Equity Plan which is included as Annex C to this proxy statement.
The Equity Plan provides OMNOVA the ability to offer equity-based compensation to its officers, directors, and employees in the form of option rights, appreciation rights, restricted shares, restricted share units, performance shares, performance units, and dividends and dividend equivalents related thereto. These awards are designed to advance the interests of OMNOVA and its shareholders by providing equity-based incentives for effective service and high levels of performance by plan participants.
The Equity Plan employs a “fungible” plan design that assigns a higher cost to “full-value” awards (all awards other than options and appreciation rights) by reducing the share pool on a greater than one-for-one basis when full-value shares are granted. Consistent with the Company’s Third Amended and Restated 1999 Equity and Performance Incentive Plan (the “Prior Plan”), the Company has maintained a fungible rate of one and a half Common Shares per full-value award in the Equity Plan.
On January 23, 2017, the record date for the Annual Meeting, OMNOVA had an aggregate of 44,935,050 of its common shares, par value $0.10 per share (“Common Shares”), outstanding at a closing price of $9.25 per share. On the same date, OMNOVA had 1,183,357 Common Shares reserved for issuance and remaining available for future grants under the Prior Plan, and 608,350 full-value awards issued and outstanding under the Prior Plan. There were no stock options outstanding under the Prior Plan on that date.
As part of the Compensation and Corporate Governance Committee’s (the “Committee”) ongoing review of the Company’s compensation plans, the Committee reviews the Company’s annual “burn rate” to help determine, among other things, the expected remaining life of the Company’s equity plan. Burn rate is calculated by dividing the aggregate number of stock options and full-value awards granted during the year by the Company’s Common Shares outstanding at fiscal year end. The Company then evaluates burn rate in two ways: (1) based on the actual number of Common Shares underlying the awards granted during the fiscal year and, (2) on a fungible basis, using a fungible rate methodology referenced by prominent institutional investors (which counts each full-value share as two Common Shares). OMNOVA’s average burn rate for the past three years has been approximately 0.8% based on actual Common Shares usage and approximately 1.57% using the methodology referenced by prominent institutional investors.
Given that the Committee’s current practice is to grant full-value awards only, at similar burn rate levels the approximately 1.18 million Common Shares remaining available for issuance under the Prior Plan could be depleted early in 2018. Unless OMNOVA’s shareholders approve the Equity Plan and authorize the issuance of Common Shares under the Equity Plan, the Committee could be required to increase the cash component of long-term incentive compensation for the Company’s executive officers and other senior leaders. While cash-settled, performance-based shares are an important component of the Company’s balanced cash and equity compensation mix, being required to grant cash awards exclusively may reduce the Committee’s ability to (1) align the Company’s executives’ interests with those of OMNOVA’s shareholders, (2) recruit employees to senior-level roles where equity is a customary component of compensation, and (3) retain and motivate the Company’s current employees over the long term. For a discussion of the Company’s current compensation practices and philosophy, please refer to the Compensation Discussion and Analysis section beginning on page 36 of this proxy statement.
Based on the current price range of OMNOVA’s Common Shares, and the Company’s current and anticipated compensation practices, anticipated future growth, and three-year burn rate experience, the Board is requesting authority to issue under the Equity Plan (1) up to 1.8 million Common Shares plus (2) the remaining Common Shares currently unissued under the Prior Plan, which will be carried forward and incorporated into the Equity Plan. Because the Company is requesting that the Common Shares available for issuance under the Prior Plan (approximately 1.18 million Common Shares, as of the record date for the Annual Meeting) be carried forward, while the Company will be authorized to issue up to approximately 2.98 million Common Shares under the Equity Plan, only 1.8 million additional Common Shares will need to be reserved for issuance.
At a fungible rate of one and a half Common Shares per full-value award, this authorization will permit the Company to issue approximately 1.99 million Common Shares in connection with full-value awards. The Committee expects that this request will be sufficient to provide full-value awards consistent with the Company’s current grant practices for four to five years. The Company’s actual share usage will vary based on many factors, including the number of employees receiving equity awards, OMNOVA’s price per Common Share, the Committee’s philosophy concerning equity compensation, the methodology used to value and determine the amount of equity awards granted, and the mix of award types provided to participants. The Board believes that the requested number of Common Shares will provide the necessary flexibility to respond to such changes and any other unanticipated circumstances that may arise during the life of the Equity Plan.
If only full-value awards are granted under the Equity Plan (reducing the available share pool by one and a half Common Shares for each full-value award granted), the incremental voting power dilution (including all awards currently outstanding under the Prior Plan) would be approximately 5.46%. If only option rights and appreciation rights are granted under the Equity Plan (reducing the available share pool on a share-for-share basis, and including all awards currently outstanding under the Prior Plan), the maximum incremental voting power dilution would be approximately 7.40%. It is highly unlikely that all of the approximately 2.98 million Common Shares requested for issuance under the Equity Plan will actually be issued, given that, among other factors, the Company has discontinued issuing option rights as a component of long-term compensation in recent years. Additionally, some of the Common Shares underlying awards may be surrendered by participants to satisfy income tax withholding obligations and as payment for the exercise price of option rights. The Equity Plan prohibits the Company from recycling Common Shares surrendered to it for tax withholding purposes or as payment of an option right’s exercise price, meaning those shares would not dilute the voting power of outstanding OMNOVA Common Shares.
Shareholder approval of the Equity Plan will also authorize the Company to grant stock options that qualify for treatment as incentive stock options for purposes of Section 422 of the Internal Revenue Code and to grant awards that are intended to qualify as qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.
Additionally, since shareholder approval of the Prior Plan in 2012, a French law (the “Macron Law”) introduced changes to the terms under which tax-qualified restricted share units, or RSUs, may be granted to employees of the Company’s subsidiaries in France (“French-qualified RSUs”). Among the conditions for granting French-qualified RSUs under the Macron Law is that the RSUs be granted pursuant to an equity incentive plan approved by our shareholders after August 7, 2015. Under the Macron Law, French-qualified RSUs granted to employees of OMNOVA’s French subsidiaries may benefit from certain tax and social security treatment, provided the required conditions are met. The Equity Plan provides that the Compensation and Corporate Governance Committee has the authority to adopt a sub-plan to the Equity Plan to accommodate the requirements of local laws outside of the United States. Therefore, if shareholders approve the Equity Plan the Committee may adopt a French sub-plan to the Equity Plan, within its share limitations, setting forth any required terms and conditions for grants of French-qualified RSUs.
Upon approval of the Equity Plan by OMNOVA’s shareholders, outstanding awards granted under the Prior Plan will remain outstanding, subject to the terms and conditions of the Prior Plan and the related award agreements.

Important Equity Plan Features
Some of the important features of the Equity Plan, reflecting OMNOVA’s commitment to sound corporate governance and effective management of incentive compensation, are set forth below.

Feature	Description
Shares Available Under the Plan
If the Equity Plan is approved, approximately 2.9 million Common Shares will be authorized for issuance (1.8 million Common Shares, plus the number of shares—approximately 1.18 million, as of the record date for the Annual Meeting—remaining available for awards under the Prior Plan). No more than 500,000 of those Common Shares may be granted as incentive stock options. During any fiscal year, no participant will receive performance-based awards for more than 500,000 Common Shares in the aggregate, and no non-employee director will receive awards for more than 50,000 Common Shares in the aggregate.

Fungible Plan Design
The Equity Plan employs a “fungible” plan design that assigns a higher cost to full-value awards by reducing the share pool on a greater than one-for-one basis when granted. Consistent with the Prior Plan, the Equity Plan maintains a fungible rate of one and a half Common Shares per full-value award. Accordingly, no more than 1.99 million of the approximately 2.98 million Common Shares available for issuance may be issued in connection with full-value awards. Full-value awards include all awards granted under the Equity Plan other than option rights or appreciation rights.

Responsible Recycling Provisions
Only Common Shares relating to Equity Plan awards or outstanding awards under Prior Plans that have expired, are forfeited, or are canceled, and Common Shares related to awards settled or committed for settlement in cash instead of Common Shares, will become available again for issuance under the Equity Plan. Common Shares tendered in payment of an option right exercise price, Common Shares withheld by OMNOVA to satisfy tax withholding obligations, and Common Shares that are repurchased by OMNOVA with stock option exercise proceeds will not be recycled back into the total number of Common Shares available for issuance under the Equity Plan.

Limited Acceleration Events
Only awards granted under the Equity Plan that vest based on service (rather than performance) may be accelerated, and only then in the event of a participant’s death or disability, or in connection with a change-in control (subject to “double trigger” provisions described below).

No Discounted Stock Options	All option rights must have an exercise price at least equal to or greater than the fair market value of OMNOVA Common Shares on the grant date.
No Evergreen Provisions
The Equity Plan authorizes the issuance of a finite number of OMNOVA Common Shares. Shareholder approval will be required before any additional shares can be authorized for issuance under the Equity Plan.

No Repricing of Option Rights or Appreciation Rights
The Equity Plan prohibits the repricing of option rights or appreciation rights without the approval of shareholders. This restriction applies to both direct repricing (lowering the exercise price of an option right) and indirect repricing (canceling an outstanding option right to grant a replacement option right with a lower exercise price or exchanging the outstanding option right for cash or another equity award).

Administration by Independent Directors
The Equity Plan will be administered by the Compensation and Corporate Governance Committee. Each member of the Compensation and Corporate Governance Committee (1) qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code and (2) satisfies the requirements of Section 303A.02 of the New York Stock Exchange Listed Company Manual.

Minimum Vesting Requirements
Awards under the Equity Plan are subject to a one-year minimum vesting period, if vesting of the award is subject to performance-conditions, or a three-year minimum vesting period (with pro rata vesting permitted over periods no shorter than one year each), if vesting of the award is based solely on the recipient’s service with the Company (other than service as a non-employee director). Awards granted to non-employee directors are subject to a one-year minimum vesting period. These minimum vesting provisions apply to all participants and generally apply in all cases, except as provided in the Equity Plan for change in control events and a participant’s death or disability.

Double-Trigger Vesting in Connection with a Change in Control
The Equity Plan provides for “double-trigger” vesting in connection with a change in control, meaning that if awards outstanding prior to a change in control of the Company are substituted with adequate “replacement awards” (as defined in the Equity Plan), vesting of those awards will not accelerate solely as a result of the change in control, but would become vested (at the “target” level, for performance-based awards) only upon a qualifying termination of employment (without cause or, where applicable, for good reason) following the change in control. If awards outstanding prior to a change in control of the Company are not substituted with adequate “replacement awards”, then the outstanding awards will vest upon the change in control (at the “target” level, for performance-based awards).

Limits on Dividends and Dividend Equivalents
Dividends on restricted shares and any dividend equivalents on other awards granted under the Equity Plan will be subject to the underlying vesting conditions of the applicable award (whether service-based or performance-based) and will only be paid if those vesting conditions are satisfied. The Equity Plan also prohibits the payment of any dividend equivalents on stock options or appreciation rights.

Clawback and Forfeiture of Awards
Awards granted under the Equity Plan will be subject to forfeiture or clawback under the Company’s Executive Incentive Compensation Recovery Policy (or any successor policy), and outstanding awards may also be subject to forfeiture in the event that a participant engages in “harmful activity” (as defined in the Equity Plan) or the participant’s employment is terminated for cause.

Types of Awards
The following types of awards, described below, may be granted under the Equity Plan: option rights (including option rights which are incentive or nonqualified stock options), appreciation rights, restricted shares, restricted share units, performance shares, performance units, and dividend equivalents related thereto.
1.    Option Rights
Option rights provide the right to purchase Common Shares at a price not less than the fair market value of OMNOVA’s Common Shares on the grant date (generally the closing price on the New York Stock Exchange on that date). The fair market value of a share of OMNOVA’s Common Shares as reported at the close of business on the New York Stock Exchange on January 23, 2017, was $9.25. All option rights granted under the Equity Plan will expire no later than ten years from the grant date. The option exercise price may be paid either in cash or, as determined by the Committee, or by the transfer to the Company of OMNOVA’s Common Shares having a fair market value on the exercise date equal to the exercise price. In addition, OMNOVA may withhold Common Shares subject to the option right to satisfy its exercise price. Option rights may be issued as incentive stock options to employees of OMNOVA and certain of its subsidiaries, or as nonqualified stock options to any participant in the Equity Plan. No dividend equivalents will be issued in connection with option rights.
2.    Appreciation Rights
Appreciation rights provide the right to receive the excess of the fair market value (calculated as of the exercise date) of a specified number of Common Shares over the grant price of the appreciation right (generally the fair market value of OMNOVA’s Common Shares on the grant date). Appreciation rights may be granted in connection with option rights (“Tandem SARs”) or may be granted independent of other awards (“Free-Standing SARs”). Amounts payable upon exercise of a Tandem SAR or Free-Standing SAR are payable by OMNOVA at the time of exercise in cash, in Common Shares, or in any combination of cash and Common Shares as determined by the Committee.
Award agreements for Free-Standing SARs must specify a base price for the Free-Standing SAR that is equal to or greater than the fair market value of OMNOVA’s Common Shares on the grant date. The base price of a Tandem SAR is the exercise price of the related option right. No appreciation right may be exercised more than ten years from the grant date, and no dividends or dividend equivalents will be paid with respect to appreciation rights awarded under the Equity Plan.
3.    Restricted Shares
Restricted shares are an award of Common Shares subject to restrictions set by the Committee in the award agreement. The Committee may require that participants pay consideration, which may be less than fair market value on the date of purchase, for the restricted shares. All restricted shares awarded under the Equity Plan will include a restriction on the sale, transfer or other disposition of the restricted shares for a period specified by the Committee, and may include other restrictions and conditions as the Committee may impose. The award agreement may also provide that the restricted period will terminate upon the achievement of specified performance goals. A participant will have the right to vote the restricted shares and to receive dividends with respect to any restricted shares. However, any dividends or distributions paid on the restricted shares will be automatically deferred and reinvested in additional restricted shares, which will be subject to the same restrictions as the underlying restricted shares (including service-based vesting conditions and the achievement of any applicable performance goals).
4.    Restricted Share Units
A restricted share unit is an agreement to issue one Common Share or to pay cash equivalent to the value of one Common Share to the participant in consideration of the performance of services, subject to the fulfillment of conditions specified by the Committee. The Committee may require that participants pay consideration for the restricted share units. A recipient of a restricted share unit may not transfer any rights under the restricted share unit award and will have no ownership (including any voting rights) in the Common Shares that may be deliverable upon vesting of the restricted share unit. The Committee will determine to what extent, and under what conditions, a participant will have the right to receive dividend equivalents with respect to any restricted share unit. However, any dividend equivalents granted on the restricted share units will be subject to the same vesting requirements as the underlying restricted share units and will be deferred and accumulated or deemed reinvested in additional restricted share units, contingent upon the satisfaction of service-based vesting conditions and the achievement of any applicable performance goals.
5.    Performance Shares and Performance Units
An award of performance shares or performance units is contingent upon the participant achieving one or more of the performance goals, described more fully below under “Summary of the Equity Plan—Performance Goals.” Each performance share is a bookkeeping entry denominated in and equivalent to the value of one Common Share, while an award of performance units is a bookkeeping entry in favor of the recipient with a recorded book value per unit of $1.00. The Committee will specify the performance goals with respect to each grant of performance shares and performance units, subject to the considerations discussed below under “U.S. Federal Income Tax Consequences—Section 162(m) of the Internal Revenue Code” for awards that are intended to constitute qualified “performance-based compensation.” Performance goals may be tied to the performance of the participant, to the performance of OMNOVA, or any of its subsidiaries, divisions, departments, regions or functions, may be made relative to one or more other companies or may be made relative to an index of the performance goals themselves. Generally, a participant must be employed throughout the performance period (of not less than one year) to be entitled to any payment that may be earned during that period. The Committee may establish one or more formulas to determine whether all, some portion, or none of the performance shares or performance units granted with respect to any performance period qualify as earned during that performance period. OMNOVA may pay a participant for earned performance shares and performance units in cash, Common Shares, or any combination of cash and Common Shares, in the judgment of the Committee. Any dividend equivalents paid with respect to grants of performance shares or performance units will be deferred and be contingent on the participant earning the underlying performance shares or performance units.
6.    Dividend Equivalents
The Committee may provide for dividend equivalents permitting the grantee to receive equivalent value as dividends are paid on the Common Shares underlying the award. Dividend equivalents are payable in cash or Common Shares. However, the vesting of any dividend equivalents is subject to the same vesting conditions as the original award for which the dividend equivalents are provided, and dividend equivalents will be accumulated or deemed reinvested in the same form as the original award until those vesting conditions are satisfied. Dividend equivalents will not be granted with respect to option rights or appreciation rights.
Summary of the Equity Plan
The discussion that follows describes a number of the terms of the Equity Plan to be approved by shareholders. The summary is subject, in all respects, to the complete terms of the Equity Plan attached as Annex C to this proxy statement.
Eligibility
Awards under the Equity Plan may be granted to the approximately 2,100 employees of OMNOVA and its subsidiaries, and to the non-employee directors of OMNOVA (currently ten).

Administration
The Equity Plan will be administered by the Committee or such other committee as the Board may designate from time to time. Within the terms of the Equity Plan, the Committee will have full authority to determine which persons are eligible to participate in the Equity Plan, which participants will receive awards, and the type and conditions of those awards. The Committee may delegate by resolution some of its authority to issue awards to employees (except with respect to grants to non-employee directors) under the Equity Plan to officers of OMNOVA, subject to limitations established by the Committee or applicable law. Additionally, the Board may reserve to itself any or all of the authority granted to the Committee.
Term and Termination
Upon shareholder approval, the Equity Plan will be deemed adopted and effective as of March 22, 2017. Unless terminated earlier by the Board, the Equity Plan will remain in effect until March 22, 2027, or such earlier time as all Common Shares available under the plan have been issued and no further Common Shares are authorized for issuance. All grants made on or prior to the date of termination will continue in effect thereafter, subject to their respective terms and the terms of the Equity Plan.
Shares Available for Issuance
The total number of OMNOVA Common Shares that may be issued or transferred in connection with awards under the Equity Plan will be limited to approximately 2.98 million Common Shares, plus any shares granted under the Equity Plan or any of OMNOVA’s prior plans relating to awards granted that expire or are forfeited or canceled or for which the benefit provided by the award is settled or committed for settlement in cash.
Fungible Plan Design
The Equity Plan incorporates a fungible share reserve design. For every “full-value” award (i.e., awards other than option rights and appreciation rights), one and a half Common Shares will be subtracted from the total number of Common Shares available under the Equity Plan for every Common Share that may be issued or transferred under the award. Therefore, the number of full-value awards that may be granted under the Equity Plan will not exceed approximately 1.99 million Common Shares. Common Shares that may be issued pursuant to option rights or appreciation rights will be subtracted from the total available Common Shares of the Equity Plan on a share-for-share basis. Awards settled in cash or committed for settlement in cash will not be subtracted from either the total number of Common Shares available for issuance under the Equity Plan or the aggregate limit on full-value awards under the Equity Plan.
Limit on Incentive Stock Options
No more than 500,000 Common Shares may be issued or transferred with respect to incentive stock options under the Equity Plan.
Individual Award Limits
During any fiscal year:

•
No participant may be granted awards intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code for more than 500,000 Common Shares in the aggregate;

•	No individual non-employee director may be granted awards for more than 50,000 Common Shares in the aggregate; and

•	No participant may receive a grant of performance shares, performance units, or cash-settled restricted share units having an aggregate maximum value, as of its grant date, in excess of $3,000,000.

Minimum Vesting or Restriction Periods
The Equity Plan provides that:

•
Performance shares, performance units, and any other award which is subject to the attainment of performance goals generally will have a minimum vesting or restriction period of one year from the date of grant;

•	Any other awards generally may not vest sooner than over a period of three years from the date of grant, with no pro-rata portion vesting sooner than one year from the date of grant; and

•	Awards granted to the Company’s non-employee directors may not vest sooner than one year from the date of grant.
Up to 5% of the total Common Shares available for issuance under the Equity Plan may be issued pursuant to awards that do not comply with the minimum vesting or restriction periods set forth above.
Performance Goals
The Committee will specify certain measurable performance goals in connection with the grant of performance shares or performance units, and may specify performance goals in connection with the grant of any option rights, appreciation rights, restricted shares, restricted share units, and any dividend equivalents related to any of the foregoing. The performance goals will be objective performance measures that may be made absolute or relative to the past performance of the individual participants; the Company; a subsidiary; or a division, department, region or function of the Company in which the Participant is employed; or relative to the performance of other companies or one or more stock market indices or other published or special indices that the Committee deems appropriate.
The Equity Plan is designed to allow the Committee to grant awards that are intended to qualify as qualified “performance-based compensation” under Section 162(m) of the Internal Revenue Code. If the Committee issues an award as qualified “performance-based compensation,” the failure to meet the specified performance goals set for the award will result in the forfeiture of all or part of such award. Prior to or soon after the beginning of the performance period for a performance-based award, the Committee will establish the performance goals that must be met, the applicable performance period(s), the amounts to be paid if performance goals are met and any other conditions of the award. The performance goals for any awards that are intended to constitute qualified “performance-based compensation” will be based on specified levels of, growth of, reduction of, or performance relative to peers with respect to, or any combination or ratios involving one or more of, any of the following criteria: cash flow; earnings per share; earnings before tax; earnings before interest and tax; earnings before interest, tax, depreciation and amortization; net income; net debt; operating income; return on assets; return on assets employed; return on equity; return on invested capital; return on total capital; revenues; volumes in sales or pounds; share price; total shareholder return; economic value added; operating profit; working capital; working capital turnover; noninterest expense; risk and safety measures; strategic objectives; inventory; productivity; and quality.
If the Committee concludes that a change in the business, operations, corporate structure, or capital structure of OMNOVA, or the manner in which OMNOVA conducts its business, or other events or circumstances render the performance goals unsuitable, the Committee may in its discretion modify the performance goals or the related minimum acceptable level of achievement as the Committee judges appropriate and equitable in order to avoid the dilution or enlargement of awards granted with one or more of those performance goals, including, without limitation, to exclude the effects of extraordinary items, unusual or non-recurring events, cumulative effects of tax or accounting changes, discontinued operations, acquisitions, divestitures and material restructuring or asset impairment charges. However, if an award intended to be qualified “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code would lose its status as qualified “performance-based compensation” under Section 162(m) of the Internal Revenue Code due to such a change, the performance goals as originally established will remain in place for all employees subject to the limitations of Section 162(m).

Treatment of Awards in Connection with a Change in Control
The Equity Plan includes a “double-trigger” feature with respect to the acceleration of unvested or unearned awards in connection with a change in control. As a result, if awards granted under the Equity Plan are assumed or substituted with adequate “replacement awards”, the vesting of those awards will not accelerate solely as a result of the change in control. Instead, the awards would become vested (at the “target” level, for performance-based awards) if the employment is involuntarily terminated after the change in control without “cause” or—if and only if the participant is a party to an applicable employment or severance agreement that defines the term “good reason”—the participant terminates his or her employment for “good reason.”
For this purpose, a “replacement award” means a substituted award that meets the following requirements, as determined solely by the Committee (as it was constituted prior to the change in control): (i) it is of the same character as the outstanding award, (ii) it has an aggregate fair market value at least equal to the value of the outstanding award as established in the change in control, (iii) it is tied to publicly traded equity securities of the Company or its successor (or an affiliate) in the change in control, (iv) it has U.S. federal income tax consequences which are not less favorable to the Participant than the tax consequences of the outstanding award, (v) it has a vesting schedule and other terms and conditions no less favorable to the participant than the terms and conditions of the outstanding award, and (vi) it is evidenced by an award agreement that is binding on the acquirer and is put into place prior to (but subject to the occurrence of) the change in control.
If awards granted under the Equity Plan are not substituted with replacement awards in connection with a change in control, then those awards will vest upon the occurrence of the change in control (at the “target” level, for performance-based awards).
In general, and unless otherwise defined in an applicable employment or severance agreement between the Company and the affected participant, a change in control means (i) the acquisition of more than 50% of the total fair market value or total voting power of the Company’s stock, (ii) the acquisition during a 12-month period of 30% or more of the total voting power of the Company’s stock, (iii) the replacement of a majority of the members of the Board during a 12-month period with persons whose appointment or election is not endorsed by a majority of the members of the incumbent Board, or (iv) the acquisition during a 12-month period of more than 50% of the total gross fair market value of the Company’s assets.
For purposes of the Equity Plan, unless otherwise defined in an applicable employment or severance agreement with the participant, “cause” generally includes a participant’s commission of a felony or any offense involving fraud, embezzlement or theft; willful misconduct, grossly negligent conduct, or an act of moral turpitude that substantially and adversely affects the Company’s business or reputation; violation of the Company’s Business Conduct Policies; or commission of or participation in any “harmful activity” (as described below). The full definitions of “replacement award”, “change in control”, “cause” and “good reason” are set out in Equity Plan.
Compensation Recovery
All awards granted under the Equity Plan will be subject to forfeiture or repayment pursuant to OMNOVA’s Executive Incentive Compensation Recovery Policy (or any successor policy), as amended from time to time. The current policy is described in more detail on page 52 of this proxy statement.
Additionally, the Equity Plan provides that if a participant’s employment is terminated by the Company for “cause” (as described above), or if the Committee determines that a participant has committed a “harmful activity” at any time, then the participant’s outstanding unvested, unexercised awards may be forfeited. For purposes of the Equity Plan, “harmful activity” includes disclosure or misuse of confidential information or trade secrets, the solicitation of Company employees to leave the Company, or a participant’s breach of an agreement with the Company. The definitions of “cause” and “harmful activity” are set out in the Equity Plan.

Assignment and Transfer of Awards
Except as otherwise determined by the Committee, no option right or other award under the Equity Plan is transferable by a participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Committee, option rights are exercisable during a participant’s lifetime only by the participant (or by his or her guardian or legal representative). Notwithstanding the foregoing, option rights (other than option rights that qualify as incentive stock options) may be transferred to the participant’s immediate family or trusts established solely for the benefit of one or more members of the immediate family for estate planning purposes, so long as such transfer is made for no consideration.
Award Amendments
The Committee may amend the terms and conditions applicable to outstanding awards in any case where expressly permitted by the terms of the Equity Plan or of the relevant award agreement; or in any other case with the consent of the participant to whom the award was granted.
Plan Amendments
The Board may alter or amend the Equity Plan from time to time as the Board determines to be in the best interests of OMNOVA and its shareholders, subject to shareholder approval if required by applicable law or the listing requirements of the New York Stock Exchange.
Adjustments Upon Extraordinary Events
Notwithstanding the limits on plan amendments described above, upon certain extraordinary events related to the Common Shares, such as a stock dividend, stock split, or share combination of the Common Shares, or a reclassification, recapitalization, merger, consolidation, business combination, liquidation, dissolution or spin-off, or other distribution to the shareholders other than regular cash dividends, the Committee shall make such adjustments to the Equity Plan’s share reserve and the terms of outstanding awards as the Committee may determine to be equitably required in order to prevent dilution or enlargement of rights under the Equity Plan. Such adjustments may include increasing or decreasing the total number of Common Shares available for issuance under the Equity Plan, increasing or decreasing the total number of Common Shares that may be issued as incentive stock options, increasing or decreasing the individual award limits of the Equity Plan, adjusting the number and kinds of shares subject to a then-outstanding award, or adjusting the price per share or the terms and conditions of a then-outstanding award.
U.S. Federal Income Tax Consequences
The following summary describes the principal federal income tax consequences of awards granted under the Equity Plan as of the date of this proxy statement. This summary is general and is not intended to cover all tax consequences that may apply to any particular participant in the Equity Plan. For instance, this summary does not describe state or local tax consequences, nor does it discuss the provisions of Section 409A of the Internal Revenue Code, to the extent an award is subject to Section 409A of the Internal Revenue Code and fails to satisfy its requirements.
Tax Consequences to Participants
Non-Qualified Stock Options
A participant generally will not recognize income at the time of grant of a nonqualified stock option (that is, an option other than an “incentive stock option” subject to Section 422 of the Internal Revenue Code). However, at the time of exercise of an nonqualified stock option, ordinary income generally will be recognized by the participant in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price paid for the shares; and at the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, any subsequent appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as a capital gain (or loss).

Incentive Stock Options
No income generally will be recognized by a participant upon the grant or exercise of an option right that is an incentive stock option. The exercise of an option right that is an incentive stock option, however, may result in alternative minimum tax liability. If Common Shares are issued to a participant pursuant to the exercise of an option right that is an incentive stock option and no disqualifying disposition of the shares is made by the participant within two years after the grant date or within one year after the transfer of the shares to the participant, then upon the sale of the shares any amount realized in excess of the exercise price will be taxed to the participant as a capital gain and any loss sustained will be a capital loss.
If Common Shares acquired upon the exercise of an option right that is an incentive stock option are disposed of prior to the expiration of either holding period described above, the participant generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in the sale or exchange) over the exercise price paid for the shares. Any further gain (or loss) realized by the participant generally will be taxed as a capital gain (or loss).
Appreciation Rights
No income will be recognized by a participant in connection with the grant of an appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any unrestricted Common Shares, received pursuant to the exercise.
Restricted Shares
A participant receiving restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares reduced by any amount paid by the participant at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. However, a participant who elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of award of the restricted shares will have taxable ordinary income on the date of award of the Common Shares equal to the excess of the fair market value of the Common Shares (determined without regard to the risk of the forfeiture or restrictions on transfer) over any purchase price paid for the Common Shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares generally will be treated as additional compensation income and not as dividend income.
Restricted Share Units
No income generally will be recognized upon the award of restricted share units. A participant receiving restricted share units generally will be subject to tax at ordinary income rates on the amount of cash and the fair market value of unrestricted Common Shares received (reduced by any amount paid by the participant for such restricted share units), and the capital gains / loss holding period for such shares will also commence on such date.
Performance Shares and Performance Units
No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of earned performance shares or performance units, the participant generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.
Tax Consequences to OMNOVA
To the extent that a participant recognizes ordinary income in the circumstances described above, OMNOVA or the subsidiary for which the participant performs services generally will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation under Section 162(m) of the Internal Revenue Code.

Section 162 of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code prevents a publicly-held corporation from claiming federal income tax deductions for compensation in excess of $1 million per year paid to its chief executive officer or any of its three other most highly compensated named executive officers (other than the chief financial officer). However, if certain conditions are met, compensation that constitutes qualified “performance-based compensation” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. Among other requirements, to qualify as “performance-based compensation,” the corporation’s shareholders must approve material terms of the plan under which the compensation is to be paid, which terms include: (i) the employees eligible to receive compensation under the plan; (ii) a description of the business criteria on which the performance goals may be based; and (iii) the maximum amount of compensation that could be paid to any participating employee.
Shareholder approval of the Equity Plan will allow the Committee to grant awards under the Equity Plan that are intended to constitute qualified “performance-based compensation” exempt from Section 162(m) of the Internal Revenue Code. Although the Committee has the ability to structure awards that are exempt from Section 162(m) of the Internal Revenue Code, it has not adopted a policy or requirement to do so.
To the extent that awards under the Equity Plan are intended to constitute qualified “performance-based compensation,” payment under such awards to covered employees must be contingent upon the achievement of pre-established, objective performance goals that are determined (prior to payment) by a committee comprised of outside directors. Within 90 days after the beginning of each performance period that is at least a year in duration, that committee must establish specific performance goals for the performance period. The performance goals are specific targets and objectives established under one or more, or a combination of, absolute or relative values or a percentage of any of the objective performance measures identified above in “Summary of the Equity Plan—Performance Goals.” Results against the performance goals will be determined and measured by an objective calculation method established by the committee at the time the performance goals are established for a given award; and the committee may determine whether unusual or non-recurring items (such as changes in tax law or accounting principles) should be excluded when determining whether performance goals have been achieved. Since payment of performance-based compensation to covered employees is contingent upon the employee’s achievement of pre-established performance goals, the Committee may not increase the amount of any performance-based compensation that is payable upon the achievement of the performance goals.
Registration with the Securities and Exchange Commission
OMNOVA intends to file a Registration Statement on Form S-8 relating to the issuance of the Common Shares under the Equity Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the Equity Plan by the shareholders. Shares that were previously registered under the Prior Plan that are not attributable to an outstanding award will be carried forward into the Equity Plan, effectively de-registering them in connection with the Prior Plan and re-registering them in connection with the Equity Plan.
New Plan Benefits
No benefits or amounts will have been granted, awarded, or received under the Equity Plan prior to shareholder approval. Because the Committee will, in its sole judgment, determine the benefits that will be received by participants in the Equity Plan, it is not possible at this time to determine the benefits or the amounts to be received under the Equity Plan by participants. For grants made during fiscal year 2016 to OMNOVA’s Named Executive Officers, please see the 2016 Grants of Plan-Based Awards Table on page 57 of this proxy statement.
VOTE REQUIRED: The affirmative vote of the majority of the votes cast represented in person or by proxy at the Annual Meeting.
BOARD RECOMMENDATION: The Board recommends that the shareholders vote “FOR” approval of the 2017 Equity Incentive Plan.

Corporate Governance and the Board

Nominees for election at this Annual Meeting

	Joseph M. Gingo
Age:	72
Director since:	2015
Director class:	Class III (expiring 2017)
OMNOVA Committees:	Audit Committee
Other public boards:	A. Schulman, Inc.	NASDAQ	since 2000
	OM Group, Inc.	NYSE	2015 only
Since 2008, Mr. Gingo has been the Chairman of the Board of A. Schulman, Inc., an international supplier of plastic compounds and resins with over 3,900 employees and fiscal 2016 revenues of approximately $2.4 billion. In August 2016, Mr. Gingo was also named A. Schulman’s President and Chief Executive Officer (having previously served in these roles from 2008 to 2014). Prior to working at A. Schulman, Mr. Gingo was employed with the Goodyear Tire & Rubber Company for over 40 years in a variety of executive, senior management, and innovation and product management roles.
Mr. Gingo brings to the Board extensive business and leadership experience as Chairman, President and Chief Executive Officer of A. Schulman, a publicly-traded company. Mr. Gingo has significant knowledge and expertise in the areas of general management, operations and strategy, as well as significant experience providing leadership in industrial and manufacturing companies.

Michael J. Merriman
Age:	60
Director since:	2008
Director class:	Class III (expiring 2017)
OMNOVA Committees:	Compensation and Corporate Governance Committee (Chair)
Executive Committee
Other public boards:	Nordson Corporation	NASDAQ	since 2008
	Regis Corporation	NYSE	since 2011
	Invacare Corporation	NYSE	since 2014
	American Greetings Corporation	NYSE	2006-2013
Since 2008, Mr. Merriman has been an Operating Advisor for Resilience Capital Partners LLC, a leading private equity firm investing across a range of industries. From 2006 through 2007, Mr. Merriman was the Chief Executive Officer of The Lamson & Sessions Co., a manufacturer of thermoplastic conduit, fittings, and electrical switch and outlet boxes. Previously, Mr. Merriman was Chief Financial Officer of American Greetings Corporation, a consumer products company, from 2005 to 2006. Prior to that, from 1995 until 2004, he was the President and Chief Executive Officer of Royal Appliance Mfg. Co./ Dirt Devil Inc.
Mr. Merriman’s prior experience as chief executive officer and chief financial officer of two public companies, his service on the boards of several public companies, as well as his experience at Resilience, provides him with valuable experience and significant knowledge in the areas of executive management, strategy, corporate governance, acquisitions and divestitures, finance and financial reporting, and investor relations.

James A. Mitarotonda
Age:	62
Director since:	2015
Director class:	Class III (expiring 2017)
OMNOVA Committees:	Audit Committee
Other public boards:	A. Schulman Inc.	NASDAQ	since 2005
	Barington/Hilco Acquisition Corp.	NYSE	since 2014
	The Eastern Company	NYSE	since 2015
	Pep Boys - Manny, Moe and Jack	NYSE	2006-2016
	Ebix, Inc.	NASDAQ	2014-2015
	Jones Group, Inc.	NYSE	2013-2014
Mr. Mitarotonda has been the Chairman of the Board, President, and Chief Executive Officer of Barington Capital Group, L.P., an investment firm, since 1991, and of Barington Companies Investors, LLC, the general partner of Barington Companies Equity Partners, L.P., a value-oriented, activist investment fund, since 1999. Barington and its affiliates have extensive experience investing in industrial and specialty chemicals companies, including Ameron International, Stewart & Stevenson Services, Griffon Corporation, Gerber Scientific, The Eastern Company, Spartech Corporation, and A. Schulman, Inc.
Mr. Mitarotonda brings to the Board extensive public company director experience; financial, investment banking and corporate governance expertise; executive leadership experience as a chief executive officer; and experience investing in industrial and specialty chemical companies.

William R. Seelbach
Age:	68
Director since:	2002
Director class:	Class III (expiring 2017)
OMNOVA Committees:	Compensation and Corporate Governance Committee
Executive Committee (Chair)

Mr. Seelbach is the Chairman of OMNOVA’s Board of Directors. Since 2007, Mr. Seelbach has been an Operating Partner and now a Senior Advisor with the Riverside Company, the world's largest private equity firm focused on investing in companies at the smaller end of the middle market, and a Senior Managing Director of Headwaters SC, a consulting firm for privately owned businesses, since 2014. Previously, Mr. Seelbach was the President and Chief Executive Officer of the Ohio Aerospace Institute, a technology-focused research organization, from 2003 through 2006. Prior to that, he was the President of Brush Engineered Materials, Inc., now known as Materion Corporation, a manufacturer of high performance engineered materials, and held various executive roles with Brush Wellman, Inc., from 1998 to 2002. Mr. Seelbach was also the Chairman and Chief Executive Officer of Inverness Partners, a limited liability company engaged in acquiring and operating Midwestern manufacturing companies, and a Partner with McKinsey & Co.
Mr. Seelbach’s prior experience as a public company executive officer and director, as well as his experience at Riverside, Headwaters, Inverness Partners, and McKinsey, provides him with valuable experience and significant knowledge in the areas of executive management; strategy; operations; corporate governance; acquisitions and divestitures; and finance.

Continuing directors not up for election

	David J. D'Antoni
Age:	72
Director since:	2003
Director class:	Class II (expiring 2019)
OMNOVA Committees:	Compensation and Corporate Governance Committee
Other public boards:	State Auto Financial Corporation	NASDAQ	since 1995
	Compass Minerals International, Inc.	NYSE	since 2004
Mr. D’Antoni served as the Senior Vice President (from 1988) and Group Operating Officer (from 1999) of Ashland Inc., a specialty chemicals, energy, and transportation construction company, until his retirement in 2004. Prior to that, Mr. D'Antoni served as President of Ashland Paving and Construction, Inc. and as President of Ashland Chemical Company.
Mr. D’Antoni’s experience as a senior executive at Ashland and his service with the boards of public companies provides him with valuable chemicals industry and leadership experience. He brings significant knowledge in the areas of corporate governance; acquisitions and divestitures; environmental, health, and safety matters; operations; purchasing; and sales. Mr. D’Antoni has been recognized as an NACD Fellow, the National Association of Corporate Directors' highest level of credentialing for public company directors.

	Janet Plaut Giessleman
Age:	62
Director since:	2015
Director class:	Class I (expiring 2018)
OMNOVA Committees:	Audit Committee
Other public boards:	Twin Disc, Incorporated	NASDAQ	since 2015
	Ag Growth International	TSX	since 2013
Ms. Giesselman is the retired President and General Manager of Dow Oil & Gas, a business unit of The Dow Chemical Company, a global manufacturer of agriculture, energy, specialty and commodity chemicals. From 2001 to 2010, she held numerous senior leadership positions throughout the organization and across geographies. Before joining Dow, Ms. Giesselman held various leadership positions in sales, marketing, and strategic planning with Rohm & Hass Company, a specialty and performance materials company. Currently, Ms. Giessleman is an independent consultant focusing on strategic planning and execution for companies with international growth objectives.
Ms. Giesselman brings to the board significant leadership experience as a senior executive at Dow, as well as service on the board of directors of several publicly traded companies. She brings critical insights into the specialty chemicals business, and in particular experience in the Company’s strategic growth markets, such as oil and gas, and several of its mature markets. She has extensive knowledge in the areas of corporate compensation; governance; international business; strategy; general management; acquisitions and divestitures; sales and marketing; environmental, health and safety matters; regulatory matters; and operations.

	Anne P. Noonan
Age:	53
Director since:	2016
Director class:	Class I (expiring 2018)
Other public boards:	CF Industries Inc.	NYSE	since 2015

Ms. Noonan became the President and Chief Executive Officer of OMNOVA Solutions Inc. in December 2016. Ms. Noonan joined OMNOVA in September 2014 as its President, Performance Chemicals. Prior to OMNOVA, Ms. Noonan spent 27 years with Chemtura Corporation, a global manufacturer of specialty chemicals. She most recently served as the Senior Vice President and President of Chemtura’s Industrial Engineered Products business from 2013 to 2014, and its Vice President of Strategic Business Development and President of its Great Lakes Solutions division, each from 2010 to 2013. During her tenure with Chemtura, Ms. Noonan held leadership roles across a wide range of disciplines, from strategic marketing to product development and innovation, to mergers and acquisitions and general management.
Ms. Noonan brings extensive management and operating experience, a deep understanding of the Company’s business, customers, and markets, and over thirty years of experience in the specialty chemicals industry to the Board. She provides the Board with a direct line of sight into the Company’s industry, customers, markets, operations, management team, strategic position, and actions to advance long-term shareholder value.

	Steven W. Percy
Age:	70
Director since:	1999
Director class:	Class II (expiring 2019)
OMNOVA Committees:	Audit Committee (Chair)
	Executive Committee
Other public boards:	Wavefront Technology Solutions, Inc.	TSX	since 2003

Prior to his retirement in 1999, Mr. Percy had been the Chairman and Chief Executive Officer of BP America Inc., an international energy company, since 1996. Over a twenty-three year career with BP, he held leadership positions of increasing responsibility in the United States and Europe, including as chief executive of BP Finance International and BP Oil. From July 2012 to June 2013, Mr. Percy served as the Interim Dean of the Monte Ahuja College of Business at Cleveland State University.
As Chairman and Chief Executive Officer of BP America and chief executive of BP Finance International, Mr. Percy developed significant knowledge of the industries in which OMNOVA operates; key OMNOVA growth markets, accounting and financial expertise; and valuable experience in general management and environmental, health, and safety matters. His role as Dean of the Monte Ahuja College of Business exposed him to cutting edge business management practices. Mr. Percy has been determined to be an "audit committee financial expert" as defined by the Securities and Exchange Commission.

	Larry B. Porcellato
Age:	58
Director since:	2008
Director class:	Class I (expiring 2018)
OMNOVA Committees:	Compensation and Corporate Governance Committee
Other public boards:	HNI Corporation	NYSE	since 2004

From 2009 to 2014, Mr. Porcellato was the Chief Executive Officer of The Homax Group, Inc., a worldwide leader in the design, manufacture, and marketing of do-it-yourself, construction, and specialty coatings products. From 2002 to 2007, he was the Chief Executive Officer of ICI Paints North America, a division of Imperial Chemical Industries PLC, and from 2000 to 2002 was Executive Vice President and General Manager, ICI Paint Stores, North America. Previously, he held executive and leadership roles with Stanley Mechanics Tools and Rubbermaid Incorporated.
Mr. Porcellato’s experience as the Chief Executive Officer of The Homax Group, Inc. and ICI Paints North America, as well as his service on the boards of public companies, has provided him valuable experience in manufacturing and distribution; industrial and specialty coatings; and significant knowledge and expertise in the areas of strategy, general management and finance, accounting and financial reporting.

	Allan R. Rothwell
Age:	69
Director since:	2010
Director class:	Class II (expiring 2019)
OMNOVA Committees:	Audit Committee
Other public boards:	Compass Minerals International, Inc.	NYSE	since 2006

In 2006, Mr. Rothwell retired as Executive Vice President of Eastman, a global manufacturer and distributor of chemicals, fibers, and plastics. From 2002 until his retirement, Mr. Rothwell also served as President of Eastman’s Voridian division. During his career with Eastman, Mr. Rothwell held a variety of executive and senior management roles, including as Chief Financial Officer and President of various divisions.
Mr. Rothwell’s prior experience as a senior executive officer of Eastman Chemical Company and his service with public company boards provides him with valuable chemicals industry experience and significant knowledge and expertise in the areas of general management; strategic planning; sales; finance; international business; and acquisitions and divestitures.

	Robert A. Stefanko
Age:	74
Director since:	2006
Director class:	Class I (expiring 2018)
OMNOVA Committees:	Compensation and Corporate Governance Committee
Other public boards:	Myers Industries, Inc.	NYSE	since 2007

In April 2006, Mr. Stefanko retired as Chairman of the Board and Executive Vice President—Finance and Administration of A. Schulman, Inc., an international supplier of plastic compounds and resins, positions which he had held since 1991 and 1989, respectively. Mr. Stefanko joined A. Schulman in 1972, was appointed Vice President—Finance in 1979 and became a member of A. Schulman’s Board of Directors in 1980.
Mr. Stefanko’s prior experience as Chairman of the Board and Executive Vice President—Finance and Administration at A. Schulman, and his current service on the board of directors of another publicly traded company, has provided him with valuable specialty chemicals industry and international business experience and with significant knowledge and expertise in the areas of corporate governance, executive compensation, general management, investor relations, accounting and financial reporting matters, tax, and risk management.

The role of the Board
The Board represents OMNOVA’s shareholders while overseeing and supporting OMNOVA management in the achievement of its stated objectives and in building long-term shareholder value. Members of the Board monitor and evaluate OMNOVA’s business performance through regular communication with the Chief Executive Officer and senior management, and by attending Board and committee meetings.
Board leadership
The Board is led by a Chairman, who is selected by and from among the directors. Effective December 1, 2016, the Board appointed Mr. William R. Seelbach, an independent, non-executive director, as its Chairman. Among other duties incident to the office, Mr. Seelbach presides over all meetings of the Board (including executive sessions of the independent directors), provides direction and input on agendas, schedules, and materials for Board meetings, discusses with senior management matters that the Board believes warrant attention, and directs the annual performance evaluation of the Chief Executive Officer, Ms. Anne Noonan, who is also a member of the Board.
Although currently structured as such, the Board does not maintain a policy requiring the Chairman and Chief Executive Officer roles to be separated, or the Chairman role to be held by a non-management director. When the Chairman role has been held by a member of management, the Company’s Board has appointed an independent Lead Director with significant responsibility. Given the dynamic and competitive environment in which the Company operates, the Board believes it is important to maintain the flexibility to adopt a leadership structure that best serves shareholder interests and the Company’s evolving needs.
The Board reviews its leadership structure periodically and from time to time as facts and circumstances warrant. The Board most recently evaluated its leadership structure in connection with Mr. Kevin McMullen’s resignation as the Company’s Chairman, Chief Executive Officer, and President at the end fiscal 2016.
The Board believes that its current leadership structure will allow the Company to maximize shareholder value, by allowing Ms. Noonan, the Company’s recently-elected Chief Executive Officer, to focus her time and energy on the Company’s business, strategy, and performance and allowing Mr. Seelbach to lead the Board in its fundamental role of providing advice and counsel regarding, and oversight of, the Company’s business, operations, and strategy.

Director independence
OMNOVA’s Corporate Governance Guidelines provide that at least a majority of the members of the Board will be independent under the rules of the New York Stock Exchange and other applicable laws, rules, and regulations. The independence standards set by the New York Stock Exchange identify categories of relationships between a director and OMNOVA that disqualify a director from being deemed independent.
The rules of the New York Stock Exchange charge the Board with affirmatively determining whether a director is independent from the Company at least annually. Every year, each director and officer of the Company completes a questionnaire that provides information about relationships that may affect the director’s independence. Management also provides the Board with any relevant facts and circumstances that may affect the determination of a director’s independence.
The Board has reviewed the independence of each director, taking into account any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between the directors and OMNOVA or its officers, and determined that, other than Ms. Noonan, all directors (David J. D’Antoni, Janet Plaut Giesselman, Joseph M. Gingo, James A. Mitarotonda, Michael J. Merriman, Steven W. Percy, Larry B. Porcellato, Allan R. Rothwell, William R. Seelbach, and Robert A. Stefanko) are independent for Board service generally, and independent for purposes of the respective committees on which they serve.
Board committees
The OMNOVA Board of Directors has established two standing committees with regularly scheduled meetings: an Audit Committee and a Compensation and Corporate Governance Committee. Each of the standing committees is comprised entirely of directors satisfying applicable independence requirements set by the New York Stock Exchange. These committees regularly report on their activities and decisions to the full Board. The Board has also established an Executive Committee that meets as needed for limited purposes. The table below summarizes the membership of the Board and its committees as of the date of this proxy statement, and the number of times the Board and each committee met during the 2016 fiscal year.

Name	Board	Audit	Compensation and Corporate Governance	Executive
David J. D’Antoni	●		●
Joseph M. Gingo	●	●
Janet Plaut Giesselman	●	●
Michael J. Merriman	●		Chair	●
James A. Mitarotonda	●	●
Anne P. Noonan	●
Steven W. Percy	●	Chair		●
Larry B. Porcellato	●		●
Allan R. Rothwell	●	●
William R. Seelbach	●		●	Chair
Robert A. Stefanko	●		●
Total Fiscal 2016 Meetings	7	9	7	—
The functions performed by these committees, which are described in more detail in their charters, are summarized below. The charters for each of the committees can be found on OMNOVA’s website at www.omnova.com.

Audit Committee
The Audit Committee is responsible for overseeing the financial information provided to OMNOVA’s shareholders. The Audit Committee is responsible for appointing, compensating, retaining, and terminating the Company’s independent auditor, and reviewing and discussing the audit plan and the results of the audit. The Audit Committee has sole authority to approve audit fees and any non-audit engagements. As required by Securities and Exchange Commission rules, the Audit Committee is directly involved in the review and selection of the audit partner serving on the auditor’s engagement team during required partner rotations.
The Audit Committee also oversees and reviews certain risk functions, including the Company’s internal auditor and internal controls; financial reporting; legal and compliance matters; environmental, health, and safety matters; risk management and insurance; and information security. The Audit Committee may also direct any special projects or investigations the committee deems necessary in connection with its responsibilities.
Further discussion of the Audit Committee can be found on page 66 of this proxy statement under the heading “Audit Matters.”
Compensation and Corporate Governance Committee
The Compensation and Corporate Governance Committee supports OMNOVA’s efforts to maintain an effective corporate governance program and to attract, retain, develop, and reward talent so that OMNOVA can achieve its strategic and business objectives. As OMNOVA’s compensation committee, it is responsible for overseeing the compensation of the Company’s senior executives, compensation and benefits programs, and talent management and development processes. The Committee approves the performance goals and objectives and the compensation of the Chief Executive Officer and the other senior executives, and evaluates their performance relative to those goals and objectives. The Committee also establishes OMNOVA’s overall compensation philosophy, and has responsibility for overseeing OMNOVA’s compensation clawback policy.
Additionally, the committee periodically reviews and recommends to the Board a director compensation program that may include equity-based incentive compensation plans, using broad-based market data to aid in its review. No executive officer of OMNOVA has any role in determining the amount of director compensation, although the committee may seek assistance from Company management in designing and implementing director compensation programs.
As the primary corporate governance body of OMNOVA, the Committee oversees corporate governance generally, identifies and recommends to the Board the nominees to stand for election as directors (using the process described under the heading “Proposal 1: Election of directors” in this proxy statement), oversees the annual board and director evaluation processes, and recommends appointments to Board committees. The Committee regularly reviews corporate governance best practices and new legal and regulatory developments that may affect corporate governance.
The Committee has the authority to appoint, direct, oversee, and compensate independent third-party advisors and compensation consultants, and to perform the additional duties described in its charter.
Executive Committee
The Executive Committee exercises the authority of the Board, except as restricted by law or by the Executive Committee charter, on any matter requiring Board or committee action between Board or committee meetings. The purpose of the Executive Committee is to permit corporate actions to be taken in emergency situations where timing or circumstance does not permit the full Board to take action. The preference of the Board is that corporate actions will generally be taken by the full Board except in the circumstances described in the preceding sentence.

Risk management
Board oversight of corporate risk
OMNOVA’s Board plays an active role in directly and indirectly overseeing the management of OMNOVA’s risks. The Board exercises direct oversight of enterprise-wide risks, including operational, market, and strategic risks, and has delegated oversight of other risks to its committees. The Audit Committee oversees internal audit, financial reporting, compliance, and legal risks, and the implementation, management, and evaluation of appropriate risk and internal controls. The Compensation and Corporate Governance Committee oversees risks related to OMNOVA’s compensation and governance policies and practices. While each committee is responsible for evaluating and overseeing the management of particular risks, the entire Board is regularly informed through committee reports of known risks to the strategy and business of OMNOVA.
OMNOVA’s management employs an enterprise risk management framework to identify, assess, and manage material risks to the Company. Members of senior management regularly report on areas of material risk to the Board committees and to the Board as appropriate.
The Board believes that its leadership and committee structure assists the Board’s understanding of the Company’s material risks by allowing the specialized committees to focus on risks within their expertise, and by providing the Board with a single-point resource, the Chief Executive Officer (who currently serves as a member of the Board), who can provide comprehensive insight into the material risks facing the Company.
Oversight of compensation practices and risks
OMNOVA’s compensation program is designed to offer compensation that reward performance, is market competitive, and is aligned with OMNOVA’s short- and long-term business objectives and the interests of shareholders. Annually, the Compensation and Corporate Governance Committee assesses the Company’s compensation policies and practices to determine if they inappropriately encourage excessive risk taking by employees and/or are reasonably likely to have a material adverse effect on the Company. As part of this assessment, the Committee reviews the business criteria, performance goals, incentive opportunities, and other material features of OMNOVA’s incentive compensation plans, as well the policies and practices that are designed to mitigate such risks. The material features, policies, and practices related to OMNOVA’s compensation programs are described under the heading “Compensation Discussion and Analysis” beginning on page 36 of this proxy statement. The Committee engages its independent third-party compensation consultant, Pay Governance LLC, to assist with this assessment. Reviews of compensation plans by the Committee and OMNOVA management did not identify any plan that was reasonably likely to have a material adverse effect on OMNOVA or that would incentivize excessive risk taking.
Meetings and meeting attendance
The Board meets regularly during the year, and holds special meetings or acts by unanimous written consent as circumstances require. The Board and each of its committees meet in executive session at each regularly scheduled meeting. The Board and its committees held a total of 23 meetings during the 2016 fiscal year. The directors attended, on average, approximately 96% of such meetings, and no director attended less than 75% of such meetings. Additionally, OMNOVA’s directors are expected to attend the annual meeting of shareholders, and all then-serving Board members did so for 2016.

Related-party transactions
OMNOVA’s Business Conduct Policies require all employees and directors of the Company and their related persons to avoid conflicts of interest with OMNOVA. Any transaction, relationship, or arrangement with OMNOVA in which a director, employee, or other related person has a direct or indirect material interest (excluding compensation for service as an officer or director) is subject to review by the Company’s legal counsel and the Audit Committee to prevent, minimize, or eliminate possible conflicts of interest.
During the 2016 fiscal year and through the date of this proxy statement, there were no transactions between OMNOVA and any employee, director, greater-than-5% shareholder, or their related persons that were required to be disclosed under Item 404(a) of Regulation S-K, and no such transactions are currently contemplated.
Director evaluations
The Board is committed to continuous self-improvement, and has adopted a comprehensive effectiveness review and self-assessment process, overseen by the Chair of the Compensation and Corporate Governance Committee, that covers the Board, the Audit Committee and the Compensation and Corporate Governance Committee, and individual directors whose terms are expiring at the next annual meeting (prior to any renomination). Each member of the Board participates in the process, and the results are submitted directly to legal counsel to ensure candor and confidentiality. Compiled, anonymized results and comments are provided to the Chair of the Compensation and Corporate Governance Committee, who reports the results of the process to the full Board, to each committee, and personally to each director whose term is expiring. The results of the Chief Executive Officer evaluation are also discussed in an executive session of the Board. When the Chair of the Compensation and Corporate Governance Committee is expected to be the recipient of an individual director evaluation, the director evaluation process is managed by a member of the Compensation and Corporate Governance Committee who will not be so evaluated.
Communication with the Board
Shareholders and other interested parties are invited to contact the Board, in writing, concerning the Board and matters of corporate governance. Envelopes must be clearly marked “Board Communication” or “Director Communication.” The communication must identify the author and state whether the intended recipients are all members of the Board, a committee of the Board, or specified directors. The Corporate Secretary routinely filters or redirects communications that are solicitations, consumer complaints, unrelated to the Company or its business, or pose a potential security risk to the addressee(s). Communications should be sent to OMNOVA’s headquarters at 25435 Harvard Road, Beachwood, Ohio 44122, addressed to the “Corporate Secretary” and marked “Confidential.”

Director compensation program
OMNOVA’s director compensation program seeks to align the economic interests of the Company’s non-employee directors with those of its shareholders. Annual compensation paid to each non-employee director of OMNOVA includes: (i) a cash fee and (ii) equity-based compensation in the form of deferred shares. Directors do not receive additional per-meeting compensation for attending Board or committee meetings or Board-related activities, but OMNOVA reimburses reasonable expenses related thereto. Directors who serve in Board leadership roles (as chair of a committee or as the Lead Director) receive an additional cash retainer reflecting their increased responsibility and time commitment. Ms. Noonan, as an employee of OMNOVA, receives no compensation for her services as a director.
Periodically, the Compensation and Corporate Governance Committee reviews non-employee director compensation in light of compensation payable to public-company directors across the market and at peer companies. These reviews are conducted with the assistance of the committee’s independent third-party compensation consultant, Pay Governance LLC. The Committee reports the results of its review to the Board and recommends to the Board any changes in director compensation.
The director compensation program for fiscal year 2016 is described below:

Annual Compensation Element	2016 ($)
Cash Fee	60,000
Deferred Share Grant	70,000
Committee Chair Service Fee	10,000
Lead Director Service Fee	12,500
In connection with the separation of the Chairman and Chief Executive Officer roles effective December 1, 2016, the Board reviewed and approved a fee of $70,000 for a non-executive member of the Board who serves as Chairman of the Board, which will be paid in addition to the cash fee generally payable to all directors. The Board determined this fee was appropriate in light of the additional time and commitment that will be required of the Chairman. The appropriateness of the fee, in light of the Chairman’s duties and market practices, was validated with Pay Governance LLC.
Deferred share grant
As part of each director’s annual compensation, OMNOVA grants deferred shares under OMNOVA’s Third Amended and Restated 1999 Equity and Performance Incentive Plan. The number of shares granted is equal to $70,000 divided by the average closing price per OMNOVA common share on the New York Stock Exchange for the thirty trading days preceding the grant date. The deferred shares generally vest on the later of one year from the grant date, and the date a director separates from Board service.
Deferral of cash fee
A director may elect to defer payment of all or a portion of his or her cash fee (including any additional fee payable for serving as a committee chair or as Lead Director) to a future date. The Deferred Compensation Plan for Non-Employee Directors, an unfunded plan, allows each director to defer the director’s cash fees into deferred shares that track the price of OMNOVA common shares, or into an S&P 500 index fund, or into a stable value cash fund in which quarterly interest is credited. All distributions from the Deferred Compensation Plan for Non-Employee Directors are settled in cash, regardless of the investment program selected by the director.

2016 director compensation table
The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors during the 2016 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David J. D'Antoni	60,000	72,334	132,334
Janet Plaut Giesselman	60,000	72,334	132,334
Joseph M. Gingo	60,000	72,334	132,334
Michael A. Merriman (2)	82,500	72,334	154,834
James A. Mitarotonda	60,000	72,334	132,334
Steven W. Percy (2)(3)	70,000	72,334	142,334
Larry B. Porcellato	60,000	72,334	132,334
Allan R. Rothwell	60,000	72,334	132,334
William R. Seelbach	60,000	72,334	132,334
Robert A. Stefanko	60,000	72,334	132,334

(1)
Amounts reported as “Stock Awards” reflect the grant date fair value of deferred share awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note O to the Consolidated Financial Statements contained in our 2016 Annual Report for an explanation of the assumptions made in valuing these awards.

On March 16, 2016, each of the directors received a grant of 12,963 deferred shares at a fair market value of $5.58 per share. The number of shares each director received was based on the deferred share grant value, $70,000, divided by the thirty-day average price for OMNOVA’s common shares through March 15, 2016 ($5.40).
The aggregate amount of deferred shares held by each director at the Company’s fiscal year end 2016 is included for each director under the Column “Deferred Shares” in the table “Ownership of OMNOVA Securities” found on page 33 of this proxy statement. Although that table is reported as of the record date, January 23, 2017, no director’s holdings of deferred shares changed from the end of fiscal 2016 through the record date. No director presently holds options for OMNOVA common shares.

(2)
Includes, for Mr. Merriman, fees payable for full-year service as chair of the Compensation and Corporate Governance Committee and as Lead Director, and, for Mr. Percy, fees payable for full-year service as chair of the Audit Committee.

(3)
In February 2000, the Board discontinued its Retirement Plan for Non-Employee Directors for all newly-elected directors. Mr. Percy is the only currently-serving director who participated in this plan prior to its discontinuation and, in accordance with an election made at the time the plan was discontinued, he has not accrued any additional service benefit since February 2000. The value of the benefit under the plan is based solely on the director’s tenure with the Board and the amount of the annual cash and equity retainer payable to directors. Therefore, the amount of the potential benefit is only subject to change in years where there is an overall change to directors’ compensation. Because there was no change to director compensation during the 2016 fiscal year, there was no change in the value of Mr. Percy’s benefit under the plan during the 2016 fiscal year.

Corporate governance documents
OMNOVA’s Board committee charters, its Corporate Governance Guidelines, and its Business Conduct Policies (Code of Ethics) are all available on OMNOVA’s website: www.omnova.com. Copies of these documents will be delivered, free of charge, to any shareholder who contacts OMNOVA’s Corporate Secretary in writing at 25435 Harvard Road, Beachwood, Ohio 44122.
Corporate Governance Guidelines
The Board of Directors has adopted written Corporate Governance Guidelines that detail the Board’s corporate governance duties and responsibilities, many of which are described in this proxy statement. The Corporate Governance Guidelines are reviewed annually and updated periodically to take into consideration best practices in corporate governance and changes in applicable laws and regulations.
Business Conduct Policies (Code of Ethics)
OMNOVA is committed to the highest standards of personal and professional integrity and ethics. OMNOVA employees and directors are held to the standards set forth in the OMNOVA Solutions Business Conduct Policies, the code of ethics adopted by the Company. The Business Conduct Policies cover a variety of subjects including sales practices, conflicts of interests, insider trading, financial reporting, mutual respect, environmental compliance, and compliance with laws. Only the Board is authorized to waive any provision of the Policies for OMNOVA’s executive officers or directors, and any waiver granted to executive officers or directors will be promptly disclosed on OMNOVA’s website. No such waivers were applied for or granted during the 2016 fiscal year.

Ownership of OMNOVA Securities
The following table reports the number of OMNOVA equity securities that were beneficially owned by the directors of the Company, the Named Executive Officers (as identified on page 36 of this proxy statement), and all directors and executive officers of the Company as a group. The table also sets forth the beneficial ownership of each person who has publicly reported that they owned more than 5% of OMNOVA’s common shares. Beneficially-owned OMNOVA equity securities include directly- and indirectly-owned OMNOVA common shares and unvested restricted shares, and any OMNOVA common shares that can be acquired within 60 days of the record date, Monday, January 23, 2017, through the exercise of an option or through the vesting or distribution of deferred shares.
This information is provided as of the record date, except where otherwise noted.

Name	Common and Restricted Shares (#)(1)	Deferred Shares (#)(2)	Total Beneficial Ownership (#)(3)	Total Beneficial Ownership as a % of Outstanding Common Shares (4)
Jay T. Austin	82,588	—	82,588	0.18%
David J. D'Antoni	20,023	70,829	90,852	0.20%
Paul F. DeSantis	84,131	—	84,131	0.19%
Janet Plaut Giesselman	6,000	21,772	27,772	0.06%
Joseph M. Gingo	5,000	21,772	26,772	0.06%
James C. LeMay	142,596	—	142,596	0.32%
Kevin M. McMullen (5)	1,086,862	—	1,086,862	2.42%
Michael J. Merriman	3,000	68,615	71,615	0.16%
James A. Mitarotonda (6)	1,010,138	21,772	1,031,910	2.30%
Anne P. Noonan	110,700	—	110,700	0.25%
Steven W. Percy	15,617	70,829	86,446	0.19%
Larry J. Porcellato	7,500	66,598	74,098	0.16%
Allan R. Rothwell	—	56,023	56,023	0.12%
William R. Seelbach	59,523	70,829	130,352	0.29%
Robert A. Stefanko	2,513	70,829	73,342	0.16%
All 16 Directors and Executive Officers as a group	1,606,206	561,640	2,167,846	4.82%
Royal Bank of Canada (7)	3,802,074	—	3,802,074	8.46%
Wellington Management Company, LLP (8)	3,555,705	—	3,555,705	7.91%
BlackRock et. al. (9)	3,574,828	—	3,574,828	7.96%
Bank of New York Mellon Corporation (10)	2,678,994	—	2,678,994	5.96%
GAMCO Investors, Inc., et al. (11)	2,397,790	—	2,397,790	5.34%

(1)
This column includes each director’s or executive officer’s holdings or beneficial ownership of OMNOVA common shares and OMNOVA restricted common shares, as well as OMNOVA common shares held by executive officers in the OMNOVA common share stock fund of OMNOVA Solutions Retirement Savings Plan.

(2)
Deferred shares are granted annually to non-employee directors under OMNOVA’s Third Amended and Restated 1999 Equity and Performance Incentive Plan. For more information about director compensation, please see page 30 of this proxy statement. The terms of the Deferred Share Agreement under which deferred shares are granted provide that the deferred shares will vest into OMNOVA common shares on the later of (a) one year of service on the Board and (b) the director’s separation of service from the Board. If a director separates from the Board within six months of the date the deferred shares are granted, the director forfeits one-half of the share grant. Because the last annual grant of deferred shares to the non-employee directors was made on March 16, 2016, all deferred shares held by each director could be immediately converted to OMNOVA common shares without penalty or forfeiture if a director separated on March 16, 2017, which is within 60 days of January 23, 2017.

(3)
The amounts reported in this column do not include shares that are committed for payment in cash upon vesting or distribution. Shares excluded for those reasons include shares held by directors under the Directors Deferred Compensation Plan and performance shares granted to executive officers under OMNOVA’s Long-Term Incentive Plan.

(4)
The percentages reported in this column for each of OMNOVA’s directors, executive officers, and holders of more than 5% of OMNOVA common shares is based on the 44,935,050 outstanding OMNOVA common shares on the record date, January 23, 2017.

(5)
Mr. McMullen resigned as an executive officer of the Company effective at the end of the Company’s 2016 fiscal year, pursuant to a separation agreement between he and the Company dated November 6, 2016. Mr. McMullen’s beneficial ownership is reported as of November 30, 2016.

(6)
The amounts reported for Mr. Mitarotonda under the “Common and Restricted Shares” column include 944,454 shares held directly by Barington Companies Equity Partners, L.P. (“Barington Equity”), and 65,684 shares held in the account of MSF Partners, LLLP (“MSF Account”), for which Barington Companies Investors, LLC (“Barington Investors”) serves as investment adviser. Mr. Mitarotonda is the sole stockholder of LNA Capital Corp. (“LNA”), the general partner of Barington Capital Group L.P. (“Barington Capital”), which is in turn the majority member of Barington Investors. Barington Investors serves as the general partner of Barington Equity. Accordingly, each of Mr. Mitarotonda, LNA, Barington Investors, and Barington Capital may be deemed to have sole power to vote and dispose of the shares owned by Barington Equity and the shares held in the MSF Account. Barington Equity may be deemed to have sole power to vote and dispose of the shares it owns directly. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

(7)
Based solely upon information contained in the Schedule 13F-HR filed by the Royal Bank of Canada (“RBC”) with the Securities and Exchange Commission on November 14, 2016. RBC reported that as of September 30, 2016, it had (a) shared investment discretion with RBC Global Asset Management (U.S.) for 3,802,070 shares, for which it had shared voting authority over 3,324,184 shares, and no voting authority, over the remaining 477,886 shares, and (b) shared investment discretion with RBC Capital Markets, LLC for, and sole voting authority, over 4 shares. The reported address of RBC is 200 Bay Street, Toronto, Canada, A6 M5J2J5.

(8)
Based solely upon information contained in the Schedule 13F-HR filed by Wellington Management Group LLP (“Wellington”) with the Securities and Exchange Commission on November 14, 2016. Wellington reported that as of September 30, 2016, it had (a) shared investment discretion with Wellington Management Company LLP over 2,896,993 shares, of which it had shared voting authority over 2,355,740 shares and no voting authority over the remaining 541,253 shares, (b) shared investment discretion and voting authority with Wellington Trust Company, NA and Wellington Management Company LLP over 571,073 shares, and (c) shared investment discretion with Wellington Management International Ltd., but no voting authority, over 87,639 shares. The reported address of Wellington is 280 Congress Street, Boston, MA 02210.

(9)
Based solely upon information contained in the Schedules 13F-HR filed with the Securities and Exchange Commission on November 8, 2016 by each of BlackRock, Inc., BlackRock Advisors, LLC, BlackRock Fund Advisors, BlackRock Investment Management, LLC, BlackRock Group Limited, and BlackRock Institutional Trust Company, N.A. The entities reported their beneficial ownership of OMNOVA common shares as follows, as of September 30, 2016: (a) BlackRock, Inc. had (i) sole investment discretion over 26,138 shares, of which it had sole voting authority over 22,121 shares, and no voting authority over the remaining 4,017 shares; (b) BlackRock Advisors, LLC had sole investment discretion and voting authority over 149,667 shares; (c) BlackRock Fund Advisors had sole investment discretion and voting authority over 1,196,243 shares; (d) BlackRock Investment Management, LLC had sole investment discretion and voting authority over 175,830 shares; (e) BlackRock Group Limited had sole investment discretion and voting authority over 70,294 shares; and (f) BlackRock Institutional Trust Company, N.A. had sole investment discretion over 1,860,224 shares, of which it had sole voting authority over 1,755,762 shares, and no voting authority over 104,462 shares. BlackRock, Inc. specifically disclaims investment discretion over the holdings reported by its subsidiaries. The reported address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10022.

(10)
Based solely upon information contained in the Schedule 13F-HR filed by Bank of New York Mellon Corporation (“BNYM”) with the Securities and Exchange Commission on November 3, 2016. BNYM reported that as of September 30, 2016, it had (a) shared investment discretion with The Bank of New York Mellon, and sole voting authority, over 381,893 shares; (b) shared investment discretion with The Boston Company Asset Management, LLC, and sole voting authority, over 914,932 shares; (c) shared investment discretion with The Dreyfus Corporation, and sole voting authority, over 1,331,107 shares; and (d) shared investment discretion with Mellon Capital Management Corporation over 51,062 shares, of which it had sole voting authority over 31,151 shares and no voting authority over the remaining 19,911 shares. The reported address of BNYM is 225 Liberty Street, New York, NY 10286.

(11)
Based solely upon information contained in the Schedules 13F-HR filed with the Securities and Exchange Commission on November 14, 2016 by each of GAMCO Investors, Inc., et al, Gabelli Funds LLC, and Teton Advisors. The entities reported their beneficial ownership of OMNOVA common shares as follows, as of September 30, 2016: (a) GAMCO Investors, Inc. et. al. had sole investment discretion over 1,187,790 shares, of which it had sole voting authority over 1,161,915 shares and no voting authority over the remaining 25,875 shares; (b) Gabelli Funds LLC had sole investment discretion and voting authority over 945,000 shares; and (c) Teton Advisors had sole investment discretion and voting authority over 265,000 shares. The reported address of GAMCO Investors, Inc., et al. is One Corporate Center, Rye, NY 10580.

Equity ownership requirements and holding periods
The Compensation and Corporate Governance Committee of the Board has determined that: (i) each non-employee director should own at least 40,000 equity securities of OMNOVA; (ii) the Chief Executive Officer should own at least 350,000 equity securities of OMNOVA; and (iii) the other executive officers should own at least 75,000 equity securities of OMNOVA. Until the ownership guidelines are satisfied, executive officers (including the Chief Executive Officer) are not permitted to sell any OMNOVA common shares that are acquired upon the vesting of restricted shares, the issuance of any stock-based performance shares, or the exercise of stock options (other than those that may be sold to cover withholding taxes). Newly-elected directors and officers are required to come into compliance with the equity ownership requirements within five years of their appointment or election. As of the record date for the Annual Meeting, January 23, 2017, all officers or directors were in compliance with these requirements, or on track to come into compliance with these requirements within the timeline established by the Committee.
Hedging and pledging
OMNOVA strictly prohibits its directors and executive officers from engaging in hedging transactions involving OMNOVA equity securities or from pledging OMNOVA equity securities as collateral for any transaction. During the 2016 fiscal year, no director or executive officer hedged against, or pledged as collateral, any OMNOVA securities.
Section 16(a) beneficial ownership reporting compliance
OMNOVA’s directors and executive officers are required to report their ownership and certain changes in ownership of OMNOVA equity securities to the Securities and Exchange Commission. The Securities and Exchange Commission has established certain due dates and requirements for these reports. Based solely on a review of copies of such reports furnished to OMNOVA or written representations that no other reports were required, OMNOVA knows of no director or executive officer who failed to timely file any report required to be filed during the 2016 fiscal year, except for a Form 4 reporting the deferral of director cash compensation into phantom shares on November 11, 2016 for each of David J. D’Antoni and Allan R. Rothwell that was inadvertently filed late due to technical error.
Equity compensation plan information
OMNOVA is currently authorized to issue its common shares under OMNOVA’s Third Amended and Restated 1999 Equity and Performance Incentive Plan (approved by the Company’s shareholders in 2012) and OMNOVA’s Employee Share Purchase Plan (approved by the Company’s shareholders in 2016).
The following table sets forth certain information as of November 30, 2016 concerning those plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for issuance under equity compensation plans (#)(1)
Equity compensation plans approved by security holders	1,008,150	7.23	1,677,640
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,008,150	7.23	1,677,640

(1)	This column includes approximately 495,488 OMNOVA common shares held in reserve for issuance under the Company’s Employee Share Purchase Plan.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides an overview of OMNOVA’s executive compensation philosophy and practices, and the factors considered by the Compensation and Corporate Governance Committee (the “Committee”) in making executive compensation decisions for the 2016 fiscal year. This CD&A focuses on the following individuals (the “Named Executive Officers”), with their current titles and the year of hire or promotion to those roles listed next to their names:

Name	Current Title	Year Hired / Promoted
Anne P. Noonan	President and Chief Executive Officer; (Former) President, Performance Chemicals	2016
Paul F. DeSantis	Senior Vice President and Chief Financial Officer	2014
James C. LeMay	Senior Vice President, Corporate Development; General Counsel	2000
Jay T. Austin	Senior Vice President, Global Sourcing and Logistics	2010
Kevin M. McMullen	(Former) Chairman, Chief Executive Officer, and President	2000
Ms. Noonan became OMNOVA’s President and Chief Executive Officer effective December 1, 2016 (the beginning of the Company’s 2017 fiscal year), upon the resignation of Mr. McMullen at the request of the Board at the Company’s 2016 fiscal year end. Except as otherwise specifically noted in this CD&A, references to the compensation of Ms. Noonan and Mr. McMullen reflect the roles they held during the 2016 fiscal year, and all references to the compensation of the Chief Executive Officer reflect Mr. McMullen’s compensation because he served as OMNOVA’s Chairman, Chief Executive Officer and President for the entire 2016 fiscal year.
To review some of the elements of OMNOVA’s performance for the 2016 fiscal year that were considered by the Committee in determining the compensation of the Named Executive Officers, please see page S-1 of this proxy statement.
The definition of certain financial goals and metrics (Average Working Capital Days, EBIT, EPS, Segment Operating Profit, and ROAE) used throughout this discussion can be found on page 53 of this proxy statement.
Compensation philosophy
OMNOVA operates in the rapidly-evolving specialty chemicals and engineered surfaces industries, in the face of significant competition and economic and market turbulence. To grow the business and compete on a global scale, the Company must successfully recruit, reward, and retain talented business leaders, and they, in turn, must perform for the Company at a high level. In that regard, the Committee is committed to developing compensation programs driven by a pay-for-performance philosophy that is aligned with the interest of OMNOVA shareholders in sustainable, long-term, profitable growth.
The Committee believes this philosophy is best implemented through a compensation program that:

•	establishes a straightforward connection between incentive compensation and the long- and short-term performance of the Company;

•	is market-competitive and reasonable; and

•	contributes to attracting and retaining high-caliber executives who can contribute to the Company’s success.
A close alignment between pay and performance has been consistently reflected in the Realized Compensation achieved by the Company’s Chief Executive Officer over the past three years. “Realized Compensation” for a fiscal year is defined as the sum of base salary and annual incentives, the final value of performance awards for performance periods ending during the fiscal year, the value of restricted shares that vested during the fiscal year, and the gain realized on the exercise of options.

Unlike compensation reported in the summary compensation table, Realized Compensation measures the value of long-term and performance-based compensation that has been earned during, and will be paid for, the year. Long-term and performance based compensation included in Realized Compensation reflects payments earned due to the attainment of performance goals and changes in OMNOVA’s common share price over time, rather than the accounting value at the time of grant for grants made during the fiscal year. Realized Compensation also excludes amounts reported in the “Change in Pension Value” and “All Other Compensation” columns of the summary compensation table, as these amounts reflect changes in actuarial or accounting present value (not compensation), include amounts that are not performance-based, or include amounts that are required to be reported in the current fiscal year (regardless of when paid) as a result of a separation from employment.
The following chart shows the compensation reported for Mr. McMullen in the summary compensation table (“Reported Compensation”) and his Realized Compensation for the past three fiscal years.

CEO 3-Year Reported vs. Realized Compensation
Millions
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$-
$3.09
$0.41
$0.06
$1.04
$0.81
$0.77
$1.97
$0.16
$0.37
$0.67
$0.77
$2.95
$0.06
$0.86
$0.69
$0.57
$0.77
$2.64
$0.08
$1.21
$0.57
$0.77
$6.71
$3.57
$0.09
$0.77
$0.89
$0.60
$0.79
$3.02
$1.10
$0.53
$0.60
$0.79
Reported
Realized
2014
Reported
Realized
2015
Reported
Realized
2016
Salary
EICP
Restricted Shares
LTIP
All Other Compensation
Severance
Change in Pension Value and NQDC
Stock Option Gains

The chart illustrates that Mr. McMullen’s Reported Compensation for a fiscal year is often very different from the compensation Mr. McMullen actually earns during that fiscal year. For example, in fiscal year 2016, Mr. McMullen earned compensation under the 2015-2016 long-term incentive, which was granted two years prior. The earned value of the 2015-2016 long-term incentive was approximately 115% of the dollar value of the target opportunity, reflecting the Company’s strong performance and the increase in the Company’s common share price over the performance measurement period (from $7.43 on December 1, 2015, the beginning of the performance measurement period, to $9.60 at November 30, 2016, the end of the performance measurement period). Accordingly, the grant date target value of the 2015-2016 long-term incentive, which was included in Mr. McMullen’s Reported Compensation for 2015, did not reflect what Mr. McMullen actually earned and would be paid for when the performance measurement period ended for the 2015-2016 long-term incentive. Similarly, the value of the 2016-2017 long-term incentive included in Mr. McMullen’s Reported Compensation for 2016 in this proxy statement reflects the grant date fair value, at target performance, of a long-term incentive granted in January 2016 that will not be earned until the end of fiscal 2017. If earned, the 2016-2017 long-term incentive will be paid on a prorated basis due to Mr. McMullen’s resignation from the Company following the conclusion of the performance measurement period.
During 2016, restricted shares that were granted to Mr. McMullen three-years prior in 2013 also became vested and earned by him and included in his 2016 Realized Compensation. Over the three-year vesting period, the value of Mr. McMullen’s restricted shares decreased due to the decrease in the price of OMNOVA shares over the period (from $7.80 on the grant date, January 23, 2013, to $5.10 on the vesting date, January 23, 2016). By contrast, Mr. McMullen’s Reported Compensation reflects the value of the restricted shares granted in January 2016, which did not vest during the 2016 fiscal year.
For fiscal year 2016, Mr. McMullen’s Reported Compensation includes the value of amounts that Mr. McMullen will receive (or be reimbursed for) due to his resignation from the Company at the Board’s request. Under applicable regulations, the amounts that are paid to Mr. McMullen pursuant to his separation agreement with the Company must be included in Reported Compensation even though they were not paid or reimbursed to him during fiscal 2016 (and will be paid over a period of two years). The separation amounts provided under the separation agreement primarily reflect amounts that were required to be paid for an involuntary separation of service under the terms of Mr. McMullen’s legacy employment agreement first entered into with the Company in 2000. Additionally, the value of the restricted shares included in Mr. McMullen’s Reported Compensation includes $246,362 with respect to the accounting value resulting from the acceleration of Mr. McMullen’s unvested restricted shares under the terms of his separation agreement. Excluding the effects upon Reported Compensation of Mr. McMullen’s separation benefits, Mr. McMullen’s reported compensation would have been approximately $2.9 million, close to his Reported Compensation for fiscal years 2014 and 2015. More information concerning Mr. McMullen’s severance payments and separation agreement can be found in the 2016 post-termination tables beginning on page 63 of this proxy statement.
Across the three-year period shown in the chart above, Mr. McMullen’s Realized Compensation has fallen below the amount of his Reported Compensation, but has increased in proportion to the significant improvements in Company performance and shareholder returns from 2014 to 2016.
As this chart does not include all of the items required by the rules of the SEC to be reported in the summary compensation table, and does not report compensation elements or amounts in the same manner as required under the rules of the SEC, the illustration and discussion above are not intended to serve as substitutes for the information contained in the 2016 summary compensation table and other compensation tables beginning on page 55 of this proxy statement. This additional information is intended to assist shareholders in better evaluating OMNOVA’s pay-for-performance compensation philosophy and program structure.
CEO compensation program for Ms. Noonan
In connection with her promotion to President and Chief Executive Officer effective December 1, 2016, the Committee entered into an employment agreement with Ms. Noonan which established the following compensation program for Ms. Noonan for 2017:

•	Annual base salary at a rate of $640,000 per year, subject to annual review by the Committee;

•	Participation in the 2017 annual incentive program, with a target opportunity of 100% of her base salary;

•	Participation in the 2017-2019 long-term incentive program, with a target opportunity of 125% of her base salary; and

•	Eligibility to receive a 2017 equity grant at the same time as the equity grants made to other executive officers, equal to 75% of her base salary.
Taken together, 75% of Ms. Noonan’s target compensation opportunity for 2017 will be at risk and focused on driving Company performance and shareholder value, consistent with the Committee’s focus on executing a performance-based compensation program.

In addition, Ms. Noonan’s employment agreement provides for certain severance benefits as follows:

•
In the event of a termination "without cause" or for "good reason" (each as defined in the agreement), cash severance equal to two times Ms. Noonan's base salary and target annual incentive for the year of termination, continued medical, dental, and life insurance benefits for a period of twenty-four months following separation from service, the value of accrued benefits and incentive bonuses, and prorated annual and long-term incentive bonuses for any incomplete incentive periods; and

•
In the event of a termination "without cause" or for "good reason" within twenty-four months following a change in control of the Company, cash severance equal to three times Ms. Noonan's base salary and target annual incentive for the year of termination, continued medical, dental, and life insurance benefits for a period of twenty-four months following separation from service, the value of accrued benefits and incentive bonuses, a prorated bonus for incomplete annual incentive periods, and the value of long-term incentive bonuses assuming target performance for any incomplete bonus periods.

Consistent with best practices and the Committee’s compensation philosophy, Ms. Noonan’s employment agreement does not provide for any tax gross ups or for “single trigger” change in control benefits.
Compensation practices
Our compensation program incorporates a number of best practices in executive compensation program governance:

What we do	What we do not do
Place a significant portion of executive compensation at risk	No active supplemental executive retirement plans
Impose meaningful share ownership and holding requirements (see page 35 of this proxy statement)	No hedging or pledging of OMNOVA securities by executives or directors
Regularly review share utilization by compensation plans	No “timing” of equity grants
Retain an independent, third-party compensation consultant	No repricing of stock options
Include minimum performance requirements and maximum performance caps on performance-based compensation	No duplication of metrics in annual and long-term incentive plans
Tie annual and long-term incentives to objective performance measures	No new executive plans or agreements with tax gross ups
Balance compensation risk and reward (see page 28 of this proxy statement)	No “single-trigger” change in control provisions in incentive compensation programs (including, beginning January 2017, for equity awards) or employment agreements
Maintain an executive compensation recovery policy in the event of a material financial restatement	No guaranteed minimum bonuses
Key compensation components
The Committee executes its pay-for-performance compensation philosophy by requiring a significant portion of each Named Executive Officer’s annual direct compensation to be based on the achievement of performance objectives and subject to changes in OMNOVA’s share price. The components of OMNOVA’s direct compensation program, and recent actions and adjustments, are summarized below.

Element	Characteristic	Purpose	Recent Actions and Adjustments
Base Salary	Fixed compensation, subject to annual review and adjustment in the Committee’s discretion	Provide a market-competitive wage reflective of the responsibilities and duties of the individual’s role and contribution	For 2016, the Committee approved a market increase in the salaries of the Named Executive Officers, ranging from 2-3%. Please see “Base salary” for additional details.

Element	Characteristic	Purpose	Recent Actions and Adjustments
Annual Incentive (EICP)	At-risk, performance-based compensation, tied to the achievement of financial and strategic goals	Motivate and reward executives for achieving annual financial and strategic goals and value creation for shareholders
2016 EICP awards ranged from approximately 76% to 98% of target achievement. These awards were driven by increases in Segment Operating Profit, and significant achievement in minimizing Average Working Capital Days.
In designing the 2016 EICP, the Committee maintained from 2015 the levels of bonus opportunities as a percentage of salary for target performance for all Named Executive Officers.
Please see “Annual incentive” for additional details.

Performance Shares (LTIP)	At-risk, performance-based compensation, tied to the achievement of performance goals over a two year period and the Company’s share price appreciation during that period	Focus executives on financial and strategic objectives over a longer measurement period, and reward performance and long-term value creation for shareholders
Payouts for the 2015-2016 LTIP were earned at 115% of target for Mr. McMullen and approximately 119% of target for the other Named Executive Officers. Performance on the two-year cumulative EPS metric (weighted at 80% of the 2015-2016 LTIP payout) was exactly at target, while performance on the Average ROAE metric (weighted at 20% of the 2015-2016 LTIP) was above target. The overall value of the performance shares granted for the 2015-2016 LTIP also increased due to the improvement in OMNOVA’s common share price over the period.
For LTIP awards granted beginning in January 2017, the Committee has increased the standard performance measurement period from a cumulative two-year period to a cumulative three-year period.
Please see "Long-term incentive—Performance shares" for additional details.

Restricted Shares	At-risk, service-based compensation linked to OMNOVA’s share price appreciation over a three-year cliff vesting period	Enhance the long-term retention of high-caliber executives while motivating actions focused on long-term share price appreciation
For 2016, the Committee increased the value of restricted share grants for the Named Executive Officers (other than Mr. McMullen) from 32% to 35% of base salary, reflecting the Committee’s philosophy of weighting executive compensation toward variable and long-term compensation. Mr. McMullen's restricted share grant for 2016 remained unchanged from 2015 at 100% of his base salary.
Beginning in fiscal 2017, the Committee will require “double trigger” vesting for all equity grants in connection with a change in control.
Please see “Long-term incentives—Restricted shares” for additional details.

The Committee does not set a rigid mix of compensation elements for any Named Executive Officer. The ultimate mix of target compensation is based on OMNOVA’s pay-for-performance philosophy, the Committee’s determination to put a significant portion of Named Executive Officer compensation at risk, competitive market pay data for the Named Executive Officer’s position with the Company, and individual performance considerations.
For fiscal year 2016, approximately 76.5% of the target compensation opportunity for OMNOVA’s former Chief Executive Officer, and approximately 59.2%, on average, of the target compensation opportunity for the other Named Executive Officers, was at risk, as illustrated in the following charts:

The subsequent pages describe how each component of compensation was determined for the Named Executive Officers for the 2016 fiscal year.

Base salary
Generally, the Committee seeks to maintain base salaries for executive officers within a reasonable range of the market median for executive officers with comparable responsibilities in comparably-sized companies across the marketplace. Base salaries are established and reviewed by the Committee for each Named Executive Officer each year. For fiscal 2016, the Committee approved salary increases ranging between 2% and 3% for the Named Executive Officers following a general assessment with the Committee’s independent compensation consultant, Pay Governance LLC, of the base compensation paid to the Company’s executive officers with executives holding comparable responsibilities in comparably sized companies across the marketplace. Base salaries are reported in the “Salary” column of the 2016 summary compensation table on page 55 of this proxy statement.
Annual incentive
All Named Executive Officers participate in the OMNOVA Executive Incentive Compensation Plan (“EICP”), an annual performance incentive plan. EICP payments are based on the Company’s achievement against performance goals based on financial and strategic measures established by the Committee early in the fiscal year. In establishing EICP performance goals, the Committee sets a target level of performance, as well as a threshold level of performance (under which no incentive bonus is earned) and a maximum level of performance (over which no greater incentive bonus is can be earned).
For the 2016 EICP, the Committee maintained the level of each Named Executive Officer’s annual incentive opportunity at 2015 levels. Under the EICP, Mr. McMullen was eligible for an annual incentive opportunity ranging from 33% of his base salary at threshold performance to 150% of his base salary at maximum performance, with target performance set at 100% of his base salary. The Named Executive Officers (other than Mr. McMullen) were each eligible for an annual incentive opportunity ranging from 30% of the Named Executive Officer’s base salary at threshold performance to 120% of base salary at maximum performance, with target performance set at 60% of base salary.
The Committee seeks to establish challenging performance goals aligned with the corporate strategy which incentivize the Named Executive Officers to achieve enhanced business performance and increase shareholder value. From 2012 through 2016, the EICP program has, on average, paid bonuses at 69% of the target incentive opportunity to the executive officers, with only one year exceeding target (2012), and with one year in which performance fell below threshold resulting in no incentive payment (2014). The following chart illustrates the bonus history of the EICP (as a percentage of the target opportunity) over the last five fiscal years:
For the 2016 EICP, bonuses for Messrs. McMullen, DeSantis, LeMay, and Austin were based on achievement against four performance goals: (1) EBIT, weighted at 70%, (2) Average Working Capital Days, weighted at 20%, (3) segment growth measured in volume for Performance Chemicals, weighted at 7%, and (4) sales growth measured in dollars for Engineered Surfaces, weighted at 3%. EBIT, a measure of the Company’s operating profit, directly affects shareholder value and is therefore afforded the greatest weight. Likewise, the Committee adopted Average Working Capital Days as a metric for 2016 to tie a significant portion of the Named Executive Officers’ compensation to the Company’s strategic initiative to reduce its overall working capital. Lastly, the Committee maintained growth in each of the Company’s two business segments as a focus for 2016.
If threshold performance is not achieved on the EBIT performance goal, no portion of the EICP is paid for the year even if the other performance goals are fully achieved. If threshold performance is not achieved on any performance goal other than EBIT, the portion of the incentive attributed to that performance goal is not funded for the year.
The following table shows the levels of required performance determined by the Committee for the corporate performance goals for Messrs. McMullen, DeSantis, LeMay, and Austin under the 2016 EICP and OMNOVA’s performance against those performance goals:

Metric (1)	Weight	Performance Required			Actual Performance
		Threshold	Target	Maximum
EBIT (in $ millions)	70.0%	47.9	59.9	68.5	53.7
Average Working Capital Days	20.0%	67.6	65.6	63.6	63.3
Growth: Performance Chemicals Volume (in lbs. millions)	7.0%	816.9	836.3	879.4
Growth: Engineered Surfaces Sales (in $ millions)	3.0%	229.9	244.1	256.3

(1)
The required performance for EBIT and Growth: Performance Chemicals Volume (in lbs. millions) were adjusted during the performance measurement period to reflect the sale of the Company’s non-strategic India operation at the end of the first quarter of fiscal 2016, and to eliminate the effect of the sale on those metrics after the first quarter. The adjustment was made consistently with the Committee’s process for preapproving, at the beginning of each performance measurement period, adjustments for certain extraordinary items (which process is described in more detail under the heading “Making compensation decisions—Compensation process and committee discretion” below).

Because growth for each of the business segments fell below the threshold performance goal, no EICP payout was earned on either business segment’s growth metric.
Ms. Noonan, due to her leadership responsibilities in fiscal 2016 for OMNOVA’s Performance Chemicals business segment, was subject to different performance goals under the 2016 EICP. Her performance goals tied 30% of her EICP incentive bonus to the achievement of the overall corporate performance goals described above. More significant weight (70%) was placed on the achievement of performance goals by her business segment, namely Segment Operating Profit (70% of the segment performance goals), Average Working Capital Days (20% of the segment performance goals), and Volume Growth (10% of the segment performance goals). This structure balanced the Committee’s desire to motivate Ms. Noonan to accomplish overall OMNOVA objectives, while holding her accountable for maximizing the performance of her business segment.
For Performance Chemicals, the Committee measures volume growth in pounds rather than sales growth in dollars, because a significant portion of Performance Chemicals’ customer contracts include indexed pricing tied to variations in the pricing of oil-based raw materials. Accordingly, changes in volume can be more directly influenced by the efforts of the employees of that business, where as sales growth in dollars for Performance Chemicals may be influenced by benchmarks and price movements outside of the business’ control.
The following table shows, for Ms. Noonan, the levels of required performance determined by the Committee for the segment performance goals that comprised 70% of her 2016 EICP:

Metric	Weight	Performance Required			Actual Performance
		Threshold	Target	Maximum
Segment Operating Profit (in $ millions)	70.0%	52.5	65.6	71.1	62.2
Average Working Capital Days (Performance Chemicals)	20.0%	66.4	64.4	62.4	61.6
Volume Growth (in lbs. millions)	10.0%	816.9	836.3	879.4
Because the volume growth performance goal for Performance Chemicals fell below the threshold objective, no EICP payout was earned on the growth metric included in Ms. Noonan’s business goals.

Payouts are interpolated for performance that falls between threshold and target, or between target and maximum. No Named Executive Officer may receive an EICP bonus in excess of the bonus for maximum performance. Based on the bonus ranges and results described above, the Committee approved the following awards under the 2016 EICP for the Named Executive Officers:

Name	Target Annual Incentive ($)	Award ($)	Award (% of Target Incentive Opportunity) (1)	Award (% of Base Salary)
Anne P. Noonan	246,600	242,243	98.2%	58.9%
Paul F. DeSantis	259,920	239,126	92.0%	55.2%
James C. LeMay	218,700	201,204	92.0%	55.2%
Jay T. Austin	175,380	161,350	92.0%	55.2%
Kevin M. McMullen	790,000	598,820	75.8%	75.8%

(1)
Mr. McMullen’s award, as a percentage of his target incentive opportunity, is different from the other Named Executive Officers because his EICP incentive opportunities grew at different rates from the other Named Executive Officers between threshold, target, and maximum, as described above. All bonus amounts reflects actual performance against goals with no exercise of discretion by the Committee.

Long-term incentives
Performance shares
All Named Executive Officers participate in the OMNOVA Long-Term Incentive Plan (“LTIP”), under which the Committee grants long-term incentives in the form of performance shares. Performance shares are book entry units that track the price of OMNOVA common shares, and may be settled in cash or stock. The Committee’s current practice is to require that all performance shares are settled in cash at the end of the performance period, to assist in minimizing shareholder dilution.
The number of performance shares that a Named Executive Officers has the opportunity to earn depends upon the achievement of performance goals established by the Committee at the beginning of the performance measurement period. In establishing LTIP performance goals, the Committee sets a target level of performance, as well as a threshold level of performance (under which no performance shares are earned) and a maximum level of performance (over which no additional performance shares are earned).
As with the EICP, the Committee seeks to establish challenging performance goals aligned with the Company’s long-term strategies which promote growth in long-term shareholder value. From 2012 through 2016, the LTIP program has on average, paid bonuses at 76% of the target incentive opportunity to the executive officers, with significant variability between performance periods, including one incentive reaching the maximum, two incentives falling close to target, and two incentives further below and further above target. The following chart illustrates the incentive payment history of the LTIP (as a percentage of the target opportunity) for incentive programs that completed during the last five fiscal years:

LTIP History (Programs Ending From 2012-2016)
200.0%
150.0%
100.0%
50.0%
0.0%
78.0%
141.0%
38.0%
11.0%
110.0%
Target
2011-2012
2012-2013
2013-2014
2014-2015
2015-2016

To further align the value of the long-term incentive to growth in long-term shareholder value, the ultimate value of the performance awards is also determined by the change in the price of OMNOVA’s common shares during the performance measurement period. Accordingly, even if a Named Executive Officer achieves target performance for a long-term incentive, the value of the shares attributable to target performance may have increased or decreased in relation to the change in price of OMNOVA’s common shares.
For long-term incentives granted before 2017, including those awards discussed below, performance is measured over a cumulative two fiscal year period. Beginning with awards granted in 2017, the Committee has determined that the performance performance measurement period will be expanded to a cumulative three fiscal year period.
2015-2016 LTIP
For the performance period beginning December 1, 2014 (the start of the 2015 fiscal year) and ending on November 30, 2016 (the end of the 2016 fiscal year) (the “2015-2016 LTIP”), the Committee established the number of performance shares each executive would receive under the 2015-2016 LTIP at threshold, target, and maximum performance. The Committee further determined that the performance shares would be committed for payment in cash based on the average value of OMNOVA’s common shares for the final thirty trading days of the 2015-2016 LTIP performance period, to moderate day-to-day volatility in OMNOVA’s common share price.
To determine the performance share opportunities for the named Executive Officers, the Committee first determined the overall value of threshold, target, and maximum performance as a percentage of salary. For the Chief Executive Officer, the Committee set performance share opportunities at threshold, target, and maximum at 60%, 125%, and 200% of base salary, respectively, consistent with prior years. For the other Named Executive Officers, the Committee set performance share opportunities at threshold, target, and maximum at 25%, 50%, and 100% of base salary, respectively, an increase from prior years. As part of its regular review of executive compensation with its independent, third-party consultant, the Committee determined that the prior performance share opportunities available to the Named Executive Officers (20%/40%/80% of base salary at threshold/target/maximum, respectively) were no longer competitive with the market and adjusted the opportunities as part of the Committee’s continued effort to place emphasis on long-term performance. This increase also offset a corresponding reduction in 2015 of the target incentive opportunities available under the annual incentive program.
To determine the number of performance shares represented by the threshold, target, and maximum opportunities, the Committee divided the dollar value assigned to each level of performance by $7.71, the average closing price per OMNOVA common share for the first thirty trading days of the 2015-2016 LTIP performance period. This procedure helps the Committee to moderate day-to-day volatility in OMNOVA’s common share price when determining performance share amounts.
The Committee also established two weighted performance goals: a two-year cumulative EPS goal, weighted at 80%, and a two-year average ROAE goal, weighted at 20%. In the view of the Committee, two-year cumulative EPS is aligned to the long-term interests of shareholders and is commonly referred to by investors when making investment decisions. It therefore bears the greatest weight. Two-year average ROAE reflects the effectiveness of the Company’s strategic investments, its deployment of capital, and its efficient use of its assets in the production of EPS.
The following table provides the levels of required performance determined by the Committee for each performance goal of the 2015-2016 LTIP, and OMNOVA’s actual performance against those performance goals:

Metric	Weight	Performance Required			Actual Performance
		Threshold	Target	Maximum
Two-Year Cumulative EPS	80.0%	$0.51	$0.86	$1.11	$0.86
Two-Year Average ROAE	20.0%	5.25%	6.70%	8.38%	7.54%

The following table provides, for each Named Executive Officer, the number of performance shares that could have been achieved at each performance benchmark, the number of performance shares actually achieved by that Named Executive Officer based on the performance determined by the Committee, and the cash amount that was paid to each Named Executive Officer based on OMNOVA’s common share price for the final thirty trading days of the 2015-2016 LTIP performance period ($8.34).

Name	Performance Shares Awarded at:			Performance Shares Earned (#)	Cash Value ($)	Cash Value (% of Target Incentive Opportunity)(1)	Cash Value (% of Base Salary)
	Threshold (#)	Target (#)	Maximum (#)
Anne P. Noonan	13,000	25,900	51,900	28,496	237,659	119%	58%
Paul F. DeSantis	13,600	27,300	54,500	30,016	250,335	119%	58%
James C. LeMay	11,500	23,000	46,000	25,297	210,975	119%	58%
Jay T. Austin	9,200	18,400	36,800	20,237	168,780	119%	58%
Kevin M. McMullen	59,800	124,700	199,500	132,169	1,102,293	115%	140%

(1)
Mr. McMullen’s award, as a percentage of his target incentive opportunity, is different from the other Named Executive Officers because his long-term incentive opportunities grew at different rates from the other Named Executive Officers between threshold, target, and maximum, as described above. All bonus amounts reflects actual performance against goals with no exercise of discretion by the Committee.

2016-2017 LTIP
For the performance period that began on December 1, 2015 (the beginning of the 2016 fiscal year) and will end on November 30, 2017 (the end of the 2017 fiscal year) (the “2016-2017 LTIP”), the Committee established the number of performance shares each executive would receive under the 2016-2017 LTIP at threshold, target, and maximum performance. As with the 2015-2016 LTIP, the Committee first determined the performance share opportunity as a percentage of base salary attributable to threshold, target, and maximum performance. These performance share opportunities remained unchanged from the 2015-2016 LTIP levels (60%, 125%, and 200% of base salary for the Chief Executive Officer, and 25%, 50%, and 100% of base salary for the other Named Executive Officers). To determine the number of performance shares attributable to those performance opportunities, the Committee divided the dollar value for each level of performance by $6.18, the average closing price per OMNOVA common share for the first thirty trading days of the 2016-2017 LTIP performance period. The resulting amounts were rounded to the nearest hundred shares.
The following table provides the performance share opportunities that were determined by the Committee for each Named Executive Officer at each performance level:

Name	Performance Shares Awarded at:
	Threshold (#)	Target (#)	Maximum (#)
Anne P. Noonan	16,600	33,300	66,500
Paul F. DeSantis	17,500	35,000	70,100
James C. LeMay	14,700	29,500	59,000
Jay T. Austin	11,800	23,600	47,300
Kevin M. McMullen (1)	76,700	159,800	255,700

(1)	Under the terms of his separation agreement, Mr. McMullen will receive a prorated portion of his 2016-2017 LTIP performance shares based on actual performance.

For the 2016-2017 LTIP performance period, the Committee continues to measure two weighted performance goals: a two-year cumulative EPS goal, weighted at 80%, and a two-year average ROAE goal, weighted at 20%. Due to the competitive sensitivity and forward-looking nature of the metrics used in the 2016-2017 LTIP, OMNOVA does not disclose the levels of required performance for performance goals of an in progress long-term incentive until the end of the performance period, however the Committee views those performance goals as challenging and subject to risk.
Restricted shares
Restricted shares allow Named Executive Officers to receive OMNOVA common shares, subject to their continued employment for a three-year period. Restricted shares:

•	align the interests of the Named Executive Officers to those of the Company’s shareholders by providing a direct link to OMNOVA’s share price;

•	help ensure that the Named Executive Officers maintain robust share ownership positions; and

•	establish a strong incentive for Named Executive Officers to remain with the Company over the long term.
Generally, the amount of restricted shares the Named Executive Officers receive is equal to a percentage of their base salary, divided by the average price of OMNOVA common shares for the thirty trading days preceding the grant date. Consistent with the process used for granting performance shares in connection with long-term incentives, a thirty-day average share price is used in determining the amount of restricted shares to be granted to moderate volatility in OMNOVA’s common share price. For 2016, the percentage of base salary used to determine the number of restricted shares for the Named Executive Officers (other than Mr. McMullen) was increased from 32% in the prior year to 35%. In determining to increase the restricted share awards, the Committee considered the significant shortfalls in payouts under the 2013 and 2014 EICP and LTIP programs, the significant efforts of the Named Executive Officers to improve Company performance and enhance long-term shareholder value during a challenging period for the Company, and the merits of restricted shares as a retention incentive.
For Mr. McMullen, the percentage of base salary used to determine his number of restricted shares was maintained at 100% from 2015. On January 20, 2016, based on a thirty trading-day average share price of $5.95 through the close of trading on the prior day, the Committee approved the following grants of restricted shares to each of the Named Executive Officers:

Name	Restricted Shares (#)
Anne P. Noonan	24,200
Paul F. DeSantis	25,500
James C. LeMay	21,400
Jay T. Austin	17,200
Kevin M. McMullen	132,800
The restricted shares generally vest in full only if the executive officer is employed with OMNOVA for the full three-year period through the scheduled vesting date, subject to the exceptions described under the heading “Potential Payments upon termination or change in control” beginning on page 62 of this proxy statement. The grant date fair value of the restricted shares for each Named Executive Officer is disclosed in the 2016 grants of plan-based awards table on page 57 of this proxy statement.
Other awards in fiscal year 2016
During fiscal 2016, Mr. DeSantis received a cash payment of $15,000, reflecting the payment of the final installment of his new hire bonus granted in 2014.

Other compensation elements
Named Executive Officers receive additional compensation in the form of vacation, medical, 401(k), life insurance, disability, and other benefits generally available to all of our employees. In addition, Named Executive Officers are eligible for the following benefits.
Perquisites
Named Executive Officers receive certain limited perquisites intended to help ensure their continued health, to ease their transition into executive leadership with OMNOVA, and to support their continued focus on business matters. In this regard, OMNOVA pays the expense of annual physicals, related tests, and travel vaccinations for each Named Executive Officer, and pays for (or reimburses the cost of) financial planning, tax preparation, and estate planning services. New executive officers may also receive relocation assistance for a reasonable period, consistent with OMNOVA’s standard relocation practices and policies. Mr. McMullen, pursuant to his employment agreement, received reimbursement for initiation fees and monthly dues for a private country club for business and recruiting purposes. Personal use of the club by Mr. McMullen was permitted at his sole cost and expense. Additionally, under his employment agreement, the Company maintained a $4 million life insurance policy on Mr. McMullen’s behalf. The Committee believes perquisites are commonly used or awarded by companies of OMNOVA’s size, and while their overall value is relatively small, they represent an important part of maintaining a competitive compensation package for the Named Executive Officers.
The amounts of these benefits for each Named Executive Officer are provided in the 2016 components of all other compensation table on page 56 of this proxy statement.
Retirement programs
OMNOVA does not maintain special or enhanced retirement programs or benefits that are limited to its executive officers. All Named Executive Officers are eligible to participate in the OMNOVA Solutions Inc. Retirement Savings Plan, a customary 401(k) plan, on the same basis as all other eligible employees. The Retirement Savings Plan provides for matching contributions by the Company of up to 3.5% of eligible compensation, subject to applicable Internal Revenue Code limitations.
The Named Executive Officers are also eligible to participate in OMNOVA’s Retirement Savings Benefits Restoration Plan. The Retirement Savings Benefits Restoration Plan allows all participants in the Retirement Savings Plan whose contributions are subject to annual compensation limits under the Code to defer additional compensation under the plan once the Internal Revenue Code limits have been exceeded. Contributions into the Retirement Savings Benefits Restoration Plan are also matched by the Company up to 3.5%.
The matching contributions made to the Retirement Savings Plan and the Retirement Savings Benefits Restoration Plan for each of the Named Executive Officers are included in the 2016 components of all other compensation table on page 56 of this proxy statement.
Messrs. LeMay and McMullen also participated in the OMNOVA Solutions Inc. Consolidated Pension Plan and the related OMNOVA Solutions Inc. Pension Benefits Restoration Plan, each of which were frozen for them in all respects on June 1, 2009. Information about each of these plans is included in the narrative to the 2016 pension benefits table on page 60 of this proxy statement.
Employment agreements
Separation arrangements
OMNOVA maintains a Corporate Officers’ Severance Plan. The plan provides assistance to executive officers who have been involuntarily terminated by OMNOVA other than for cause, recognizing that the availability of employment opportunities for executive-level talent is limited, and significant time is required for executives to be placed into those opportunities. Each Named Executive Officer (other than Mr. McMullen) is eligible for benefits under the plan upon the execution of a severance and release agreement at the time of his or her separation. The Committee believes that offering a severance plan for executive officers is consistent with market practice, and that the terms of the Corporate Officers’ Severance Plan are reasonable. The terms of the Corporate Officers’ Severance Plan are described in more detail under the heading “Potential payments upon termination or change of control” beginning on page 62 of this proxy statement.
In connection with his resignation from the Company effective at the end of the 2016 fiscal year, Mr. McMullen entered into a separation agreement with the Company detailing his separation benefits at resignation, the terms of which are described in more detail under the heading “Potential payments upon termination or change of control” beginning on page 62 of this proxy statement.
Beginning with the 2017 fiscal year, Ms. Noonan will be eligible to receive severance benefits under her new employment agreement with the Company, which benefits are described under the heading “Compensation philosophy—CEO compensation program for Ms. Noonan”, above. While Ms. Noonan is a party to the Corporate Officer’s Severance Plan, she is not eligible for separation benefits under that plan if she receives separation benefits under her new employment agreement.
Change in control arrangements
The Committee believes that maintaining change in control arrangements with executive officers is in the best interests of shareholders, because such arrangements help attract and retain executive-level talent, and allow executive talent to objectively (i.e., without concern for the impact on their personal employment situation) evaluate the merits of potential strategic transactions that could result in a change in control of OMNOVA. The Committee believes that most companies in OMNOVA’s peer group (as described on page 51 of this proxy statement) maintain some form of change in control arrangements for their executive officers.
The Corporate Officer’s Severance Plan provides severance benefits for executive officers in a change in control scenario. Benefits under this plan are only triggered if the executive officer is involuntarily terminated or resigns for good reason following the change in control, and are identical to the benefits provided under the Corporate Officer’s Severance Plan for an involuntary, not for cause termination. This is often referred to as a “double-trigger” change of control.
All executive officers who have joined OMNOVA since 2010 can receive change in control benefits under this plan upon the execution of a severance and release agreement at the time of their separation. The change in control provisions of the Corporate Officers’ Severance Plan are described under the heading “Potential payments upon termination or change of control” on page 62 of this proxy statement and in the footnotes to the 2016 post-termination tables beginning on page 63 of this proxy statement.
Prior to establishing the Corporate Officer’s Severance Plan, OMNOVA had entered into a severance agreement with Mr. LeMay which provides for certain benefits to him upon a change in control. While Mr. LeMay is a party to the Corporate Officer’s Severance Plan, he is not eligible for change in control benefits under that plan if he receives benefits under his legacy severance agreement. The Committee believes that the grandfathering of legacy change in control agreements with executive officers is a standard market practice. However, since 2010 the Committee has mandated that certain practices that were included in such legacy agreements (such as single trigger change-in-control or tax gross up provisions) will not be included in any executive agreement or other compensation or benefit plan going forward.
The terms of Mr. LeMay’s legacy severance agreement are described under the heading “Potential payments upon termination or change of control” on page 62 of this proxy statement and in the footnotes to the 2016 post-termination tables beginning on page 63 of this proxy statement.
Beginning with the 2017 fiscal year, Ms. Noonan will be eligible to receive change in control benefits under her new employment agreement with the Company, which benefits are described under the heading “Compensation philosophy—CEO compensation program for Ms. Noonan,” above. While Ms. Noonan is a party to the Corporate Officer’s Severance Plan, she is not eligible for change in control benefits under that plan if she receives change in control benefits under her new employment agreement.

Making compensation decisions
Executive compensation decisions related to the Named Executive Officers are made exclusively by the Committee. The Committee sets the pay and evaluates the performance of OMNOVA’s Chief Executive Officer and the other Named Executive Officers. The Chief Executive Officer attends Committee meetings and provides information and input about the pay levels and performance of the other Named Executive Officers. The Chief Executive Officer plays no role in setting his or her own compensation. The Committee regularly meets in executive session, during which no member of management is present, to discuss the recommendations and approve pay actions for the Named Executive Officers.
Committee independence, interlocks, and insider participation
The members of the Committee are Michael J. Merriman (Chair), David J. D’Antoni, Larry B. Porcellato, William R. Seelbach, and Robert A. Stefanko, each of whom is an independent director under the general standards of director independence set by the New York Stock Exchange and its heightened independence standards for directors serving on a compensation committee. No member of the Committee is currently, or during the 2016 fiscal year was formerly, an officer or employee of OMNOVA or any of its subsidiaries or affiliates. During the 2016 fiscal year, no member of the Committee had a relationship that is required to be disclosed under Securities and Exchange Commission rules regarding related-party transactions. During the 2016 fiscal year, none of OMNOVA’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the OMNOVA Board or the Committee.
Independent compensation consultant
The Committee retains Pay Governance LLC to serve as its independent executive compensation consultant.
At the Committee’s request, Pay Governance provides the Committee with information on current trends in compensation design and emerging compensation practices, as well as insight on legal and regulatory developments related to executive compensation. Pay Governance also provides the Committee with reviews, analysis and market surveys concerning the compensation of similarly situated executives across industries and within OMNOVA’s self-determined peer group. Pay Governance reports directly to, and serves at the sole discretion of, the Committee. Pay Governance provided no other services to OMNOVA other than the services for which it was engaged by the Committee.
As part of its annual evaluation of its compensation consultant and its independence, as required under New York Stock Exchange rules, the Committee solicited information from Pay Governance, the executive officers of OMNOVA, and the members of the Board regarding any actual, potential, or perceived conflicts of interest with Pay Governance to assist in evaluating Pay Governance’s independence. Based on the Committee’s review, the Committee believes that the work performed by Pay Governance during the 2016 fiscal year did not raise a conflict of interest or and there were no circumstances or facts that brought its independence into question.
Compensation process and committee discretion
For OMNOVA, compensation decisions are the result of a year-round process with continuous involvement and oversight by the Committee. At the beginning of each fiscal year, the Committee (i) considers whether base salary for the executive officers is appropriate and in line with the market; (ii) determines the amount of time-vested restricted shares that may be awarded to executive officers; and (iii) determines the performance metrics and the performance goals for those metrics for annual and long-term incentives. Once performance goals have been determined, the Committee does not modify either absent unusual circumstances falling into preapproved categories.
Throughout the year, management updates the Committee on the Company’s performance and reviews scorecards showing how that performance stacks up to the goals set for the annual and long-term incentives. At fiscal year end, the Committee considers and confirms the Company’s achievement of performance goals for the performance periods that have ended, and determines and certifies the appropriate compensation outcomes for each executive officer.
In each fiscal year, the Committee establishes annual incentive performance metrics and goals and confirms achievement against those performance goals for the year, establishes long-term incentive performance metrics and goals for the performance measurement period beginning that fiscal year, and confirms achievement against the performance goals that were previously established for the performance measurement period that concluded at fiscal year end.
In evaluating the Company’s performance against the established performance goals, the Committee retains the discretion to include or exclude certain gains and losses that relate to unanticipated events and circumstances. The Committee establishes guidelines at the beginning of every performance measurement period for the categories of gains and losses that it considers reasonable for exclusion. These may include or exclude the impact of certain management actions taken for the long-term benefit of the Company that were not anticipated at the beginning of the measurement period or contemplated by the Company’s annual operating plan. The Committee believes that this approach is consistent with the Committee’s responsibility to: (1) ensure that executive officers take actions in the long-term interests of the Company and its shareholders without concern for the personal, negative financial implications of those actions; (2) ensure that the executive officers are not provided with an incentive to engage in unnecessarily risky activity that will increase personal, short-term economic gain at the risk of long-term shareholder value; and (3) ensure that the executive officers are not unfairly penalized, nor receive an unexpected windfall, because of the occurrence of such events. The Committee also retains the discretion to decrease (but not increase) the amount of incentive compensation paid, when appropriate, to reflect individual performance.
Evaluation of pay practices and consideration of “say on pay”
In consultation with Pay Governance, the Committee periodically reviews the Company’s compensation program, pay practices, and pay governance practices, and considers modifications in light of the changing legal and regulatory landscape and emerging best practices. Additionally, members of management, including senior executives, regularly meet with significant institutional shareholders of OMNOVA and share feedback received concerning the Company’s compensation decisions and compensation practices with the Committee.
Additionally, the Committee considers the results of the annual advisory vote on executive compensation held for the benefit of OMNOVA’s shareholders at every annual shareholder meeting. At the annual shareholder meeting held in 2016, approximately 78% of the votes cast were in favor of the Company’s “say-on-pay” proposal. The Committee believes this reflects general shareholder support for the compensation program and the compensation philosophy of the Company, and therefore the fiscal 2016 compensation program remains generally consistent with prior practices (except as noted in the CD&A). Notwithstanding this level of support, the Committee continually reviews all elements of the compensation program for executive officers to ensure the design continues to support the Company’s short-term and long-term financial, operational, and strategic objectives. In response to feedback from OMNOVA’s shareholders during fiscal 2016, the Committee adopted several changes to the compensation program for Named Executive Officers, requiring “double trigger” vesting upon a change-in-control for the Company’s equity awards beginning in fiscal 2017, and expanding the performance measurement period for the Company’s long-term performance incentives from a cumulative two-year period to a cumulative three-year period.
Market competitiveness and peer group
The Committee seeks to deliver target compensation opportunities for Named Executive Officers that are at or near the 50th percentile of “total compensation” for executives in similar positions across the market. In reaching the 50th percentile of total compensation, the Committee places emphasis on long-term and performance-based compensation, focusing compensation on annual incentive and long-term incentive opportunities while seeking to maintain market-median base salaries.

While the Committee continuously reviews and evaluates the Company’s compensation program and practices, approximately every three years, the Committee, with the support of the Committee’s independent compensation consultant, engages in a formal, comprehensive review of the Company’s pay program, pay practices, and areas for improvement. This comprehensive review, which was conducted in 2016 for purposes of evaluating 2017 compensation decisions, is supplemented with periodic interim reviews of the Company’s compensation decisions against broad-based third-party survey data, and periodic updates on emerging best practices and trends.
In setting compensation for 2016, the Committee considered an assessment of the compensation of each Named Executive Officer against a broad-based survey of compensation information for publicly-traded companies. The broad-based survey is used to validate that executive compensation is within a reasonable range (generally within 15%) of the 50th percentile of the market. However, target compensation opportunities are determined by the Committee based on many factors, including market conditions, promotions, individual performance, and other relevant facts and circumstances.
In addition to the broad-based survey, in November 2014 the Committee established a compensation peer group in consultation with the support of Pay Governance LLC. The intent of the self-selected peer group is to provide the Committee with further context in understanding common pay and governance practices among its competitors. Among other factors, the members of the peer group were selected for their similarities in products, customers, end markets, and company size.
For fiscal 2016, the Committee considered the following companies to be part of OMNOVA’s peer group (which remained unchanged from 2015):

A. Schulman, Inc.	H. B. Fuller Company	Minerals Technologies Inc.	Tredegar Corporation
AEP Industries Inc.	Innophos Holdings, Inc.	OM Group, Inc. (1)	Zep Inc. (1)
Calgon Carbon Corporation	Innospec Inc.	Quaker Chemical Corporation
Ferro Corporation	Kronos Worldwide, Inc.	Stepan Company

(1)	These companies have been acquired and taken private.
Based on their most recently-reported fiscal year ends , the median asset size, full year revenue, and market capitalization of the members of the peer group and those of OMNOVA at its 2016 fiscal year end, are set forth in the following tables:

Total Assets at Fiscal Year End ($ in millions)		Full Year Revenue ($ in millions)		Market Capitalization ($ in millions)
Minerals Technologies Inc.	2,980	A. Schulman, Inc.	2,496	H. B. Fuller Company	1,987
H. B. Fuller Company	2,042	H. B. Fuller Company	2,084	Minerals Technologies Inc.	1,595
A. Schulman, Inc.	1,758	Minerals Technologies Inc.	1,798	Innospec Inc.	1,309
OM Group, Inc.	1,420	Stepan Company	1,776	Stepan Company	1,107
Kronos Worldwide, Inc.	1,243	Kronos Worldwide, Inc.	1,349	Quaker Chemical Corporation	1,027
Stepan Company	1,240	AEP Industries Inc.	1,141	Ferro Corporation	934
Ferro Corporation	1,225	Ferro Corporation	1,075	OM Group, Inc.	902
Innospec Inc.	1,030	OM Group, Inc.	1,068	Calgon Carbon Corporation	818
OMNOVA Solutions Inc.	693	Innospec Inc.	1,012	A. Schulman, Inc.	751
Quaker Chemical Corporation	686	Tredegar Corporation	896	Kronos Worldwide, Inc.	654
Innophos Holdings, Inc.	670	Innophos Holdings, Inc.	789	Innophos Holdings, Inc.	555
Calgon Carbon Corporation	657	OMNOVA Solutions Inc.	760	Tredegar Corporation	478
Tredegar Corporation	623	Quaker Chemical Corporation	738	OMNOVA Solutions Inc.	433
Zep Inc.	556	Zep Inc.	696	AEP Industries Inc.	408
AEP Industries Inc.	440	Calgon Carbon Corporation	535	Zep Inc.	356
Median	1,030	Median	1,068	Median	818

Compensation recovery policy
The Board has adopted a compensation recovery policy and delegated responsibility for the policy to the Committee. The policy applies to incentive compensation paid to executive officers (such as compensation paid under the annual and long-term incentive programs). Under the policy, if the Company is required to publicly disclose an accounting restatement, then the Company will seek to recover the amount of “excess” incentive compensation paid to its executive officers during the three-year period preceding the date it was determined that a restatement was required. “Excess” incentive compensation means the difference between the compensation that was paid to the executive officers and the amount that would have been paid if the compensation had been determined in reference to the restated financial results. The policy does not require that any executive officer be personally at fault or have committed fraud to be subject to the recovery of incentive compensation. Although the Securities and Exchange Commission issued proposed rules for compensation recovery policies in July 2015, final rules have not yet been adopted. The Committee is authorized to amend the policy as necessary to be consistent with any final rules the Commission adopts.
Tax considerations
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally allows a federal tax deduction by the Company for compensation paid to certain Named Executive Officers (other than the Chief Financial Officer) if the amount of compensation paid to the Named Executive Officer is $1 million or less. For amounts in excess of $1 million, a deduction is only permitted if the compensation is qualified “performance-based compensation” under Section 162(m). The Committee generally intends for OMNOVA’s annual incentives and performance shares to potentially qualify as “performance-based compensation” for purposes of Section 162(m) and to be fully deductible by OMNOVA for income tax purposes.
However, while the deductibility of compensation is one factor considered by the Committee in determining executive compensation, the Committee has not adopted a policy requiring all compensation to be tax deductible. This preserves the flexibility for the Committee to award non-deductible compensation or to take actions that would eliminate deductibility when necessary to meet the Committee’s compensation objectives and OMNOVA’s business needs. Additionally, even where the Committee intends to grant compensation that is “qualified performance-based compensation” under Section 162(m), due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations thereunder, there is no guarantee that the compensation will ultimately qualify as tax deductible for the Company.

Definitions of certain goals and metrics
Certain goals and metrics used throughout this CD&A to describe the compensation paid to the Named Executive Officers are non-GAAP measures. Subject to the Committee’s exercise of discretion, as described beginning on page 49 of this proxy statement, for this CD&A:

•
Segment Operating Profit means Adjusted Segment Operating Profit as reported by management in the GAAP to non-GAAP reconciliation tables it presents in its quarterly and annual earnings releases, excluding the impact of inventory revaluations and last-in-first-out (“LIFO”) reserve adjustments.

•
Earnings before interest and taxes (“EBIT”) means Consolidated Adjusted EBIT as reported by management in the GAAP to non-GAAP reconciliation tables it presents in its quarterly and annual earnings releases, excluding the impact of inventory revaluations and LIFO reserve adjustments.

•
Earnings per share (“EPS”) means Adjusted Diluted Earnings Per Share from Continuing Operations as reported by management in the GAAP to non-GAAP reconciliation tables it presents in its quarterly and annual earnings releases.

•
Return on Assets Employed (“ROAE”) means Segment Operating Profit (as defined above) less corporate and interest expense, tax effected at a normalized 30% rate, plus interest expense, divided by assets employed, adjusted to exclude certain one-time items to normalize the asset base in the second year of the two year measurement period for which ROAE is being measured.

•
Average Working Capital Days means the sum of the weighted monthly working capital days for the fiscal year. Monthly working capital days are (1) net accounts receivable divided by the trailing 90 days’ net sales, plus (2) net inventory excluding LIFO divided by the trailing 90 days’ cost of goods sold, less (3) trade accounts payable divided by the trailing 90 days’ cost of goods sold. The weight (for each month) is 3.33% for the first quarter, 6.66% for the second quarter, 10% for the third quarter, and 13.33% for the fourth quarter (totaling 100% for the fiscal year). The sum of the results for each of the monthly calculations will result in the Average Working Capital Days for the fiscal year.

Compensation Committee Report
The Compensation and Corporate Governance Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth beginning on page 36 of this proxy statement and, based on this review and discussion, has recommended to the Board the inclusion of the Compensation Discussion and Analysis in this proxy statement and its incorporation by reference into the Company’s annual report on Form 10-K for the fiscal year ended November 30, 2016.
By: The Compensation and Corporate Governance Committee of the OMNOVA Board of Directors
Michael J. Merriman, Chair
David J. D’Antoni
Larry B. Porcellato
William R. Seelbach
Robert A. Stefanko

Compensation of Executive Officers

2016 summary compensation table
The following table sets forth compensation information for the Company’s Named Executive Officers for each of the fiscal years ended November 30, 2016, 2015, and 2014, as applicable.

Name and Principal Position (1)	Fiscal Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Anne P. Noonan	2016	410,958	—	277,725	242,243	—	48,431	979,357
President and Chief Executive Officer; (Former) President, Performance Chemicals	2015	400,000	225,000	293,408	160,800	—	143,601	1,222,809
	2014	—	—	—	—	—	—	—
Paul F. DeSantis	2016	433,150	15,000	292,215	239,126	—	31,248	1,010,739
Senior Vice President and Chief Financial Officer	2015	420,200	15,000	308,632	198,000	—	10,544	952,376
	2014	202,019	15,000	472,393	—	—	63,779	753,191
James C. LeMay	2016	364,463	—	245,847	201,204	52,380	29,081	892,975
Senior Vice President, Corporate Development; General Counsel	2015	355,000	—	260,192	167,300	—	22,813	805,305
	2014	355,000	—	266,242	—	198,336	16,048	835,626
Jay T. Austin	2016	292,267	—	197,064	161,350	—	14,773	665,454
Senior Vice President, Global Sourcing and Logistics	2015	283,700	—	208,292	133,696	—	11,804	637,492
	2014	283,700	—	212,671	—	—	16,514	512,885
Kevin M. McMullen	2016	789,919	—	1,659,620	598,820	—	3,661,330	6,709,689
(Former) Chairman, Chief Executive Officer, and President	2015	769,000	—	1,548,696	573,000	—	63,093	2,953,789
	2014	769,000	—	1,850,142	—	408,819	60,074	3,088,035

(1)
Ms. Noonan joined OMNOVA in 2014, but did not become a Named Executive Officer until 2015. Ms. Noonan became the Company’s President and Chief Executive Officer on December 1, 2016, the beginning of the Company’s 2017 fiscal year.

(2)
Amounts reported as “Bonus” for 2016 reflect one third of Mr. DeSantis’s new hire bonus that was paid to him in fiscal 2016. The award for Mr. DeSantis is discussed in more detail in the Compensation Discussion & Analysis beginning on page 36 of this proxy statement.

(3)
Amounts reported as “Stock Awards” reflect the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718, based on the probable outcome of any applicable performance conditions and disregarding possible forfeitures. See Note O to the Consolidated Financial Statements contained in our 2016 Annual Report for an explanation of the assumptions made in valuing awards of restricted shares.

On January 20, 2016, each Named Executive Officer received grants consisting of a target number of performance shares and a number of restricted shares. The value of restricted shares and the target number of performance shares was determined by multiplying the amount of such shares by $4.83, the price per OMNOVA common share at the close of trading on the grant date. The value and number of shares included for each of the equity-based grants reported in this column can be found in the 2016 grants of plan based awards table on page 57.
In connection with his resignation from the Company at the end of the 2016 fiscal year, the vesting of the unvested restricted shares held by Mr. McMullen as of the date of his resignation was accelerated to December 1, 2016. Under FASB ASC Topic 718, the unvested restricted shares were considered modified on November 6, 2016, the date on which Mr. McMullen executed his separation agreement with the Company. Therefore, the incremental fair value for Mr. McMullen’s outstanding awards, $246,362, is required to be and has been included in this column for 2016.
The value included in this table with respect to the performance shares is based on the grant date fair value of the target number of performance shares granted at the beginning of the performance period. The Company believes that target performance is the performance level most likely to be achieved during the performance measurement period for those shares. If the Company’s performance at the end of the measurement period resulted in the Named Executive Officers earning the maximum number of performance shares, then each of the Named Executive Officers would be entitled to an award having the grant date fair value set forth beside his or her name in the following table:

Name	Grant Date Fair Value of Maximum Award ($)
Anne P. Noonan	321,195
Paul F. DeSantis	338,583
James C. LeMay	284,970
Jay T. Austin	228,459
Kevin M. McMullen	1,235,031

(4)
Amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect (a) the year-over-year change in the present value of amounts to be paid at normal retirement age for Mr. LeMay and (b) the year-over-year change in the present value of the amounts to be actually paid to Mr. McMullen due to his separation (which for 2016 is a negative number and, in accordance with applicable regulations, is reported as $0). The Consolidated Pension Plan and the Pension Benefits Restoration Plan were frozen for all participants, including the Named Executive Officers, effective June 1, 2009, as described in the narrative to the 2016 pension benefits table on page 60 of this proxy statement. No above market or preferential earnings were paid to any Named Executive Officer on nonqualified deferred compensation.

(5)	Amounts reported in the “All Other Compensation” column are set forth in the 2016 components of all other compensation table below.
2016 components of all other compensation table

Name	Matching Contributions ($)(1)	Company Paid Life Insurance ($)(2)	Relocation Benefits ($)(3)	Perquisites and Personal Benefits ($)(4)	Post-Termination Payments ($)(5)	Total ($)
Anne P. Noonan	19,458	138	9,684	19,151	—	48,431
Paul F. DeSantis	20,901	138	—	10,209	—	31,248
James C. LeMay	18,121	385	—	10,575	—	29,081
Jay T. Austin	14,515	258	—	—	—	14,773
Kevin M. McMullen	46,639	11,089	—	28,925	3,574,678	3,661,331

(1)
Amounts in this columns consist of OMNOVA’s matching contributions to the qualified OMNOVA Retirement Savings Plan and the nonqualified OMNOVA Retirement Savings Benefits Restoration Plan. For more information about these plans, see pages 47 and 61 of this proxy statement.

(2)
Amounts in this column include (a) premiums of $10,831 paid by OMNOVA for a $4 million life insurance policy on Mr. McMullen pursuant to the terms of his employment agreement and (b) for all of the Named Executive Officers, 100% of the premiums for a $100,000 life insurance benefit paid by the Company on their behalf.

(3)	Amounts in this column include relocation benefits paid during the 2016 fiscal year consistent with OMNOVA’s standard relocation practices and policies.

(4)
Amounts reported in this column reflect Company paid or reimbursed costs for financial, tax, and estate planning services, the imputed income value of any discounts applied with respect to such Named Executive Officer’s participation in the Company’s non-qualified employee share purchase plan, and for Ms. Noonan and Mr. McMullen, the reimbursement of expenses related to their attendance at the Company’s Circle of Excellence sales leadership event. Mr. Austin did not receive perquisites or personal benefits during the 2016 fiscal year in excess of $10,000. Amounts reported for Mr. McMullen in this column also include Company paid or reimbursed private club dues. For more information, see page 47 of this proxy statement under the heading “Perquisites.”

(5)
The amounts included in this column reflect the amount of the cash severance payment and reimbursements Mr. McMullen will receive pursuant to his separation agreement with the Company entered into November 6, 2016 pursuant to which he resigned from the Company at the end of the 2016 fiscal year.

2016 grants of plan-based awards table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Anne P. Noonan		123,300	246,600	493,200
	1/20/16				16,600	33,300	66,500		160,839
	1/20/16							24,200	116,886
Paul F. DeSantis		129,960	259,920	519,840
	1/20/16				17,500	35,000	70,100		169,050
	1/20/16							25,500	123,165
James C. LeMay		109,350	218,700	437,400
	1/20/16				14,700	29,500	59,000		142,485
	1/20/16							21,400	103,362
Jay T. Austin		87,690	175,380	350,760
	1/20/16				11,800	23,600	47,300		113,988
	1/20/16							17,200	83,076
Kevin M. McMullen		260,700	790,000	1,185,000
	1/20/16				76,700	159,800	255,700		771,834
	1/20/16							132,800	641,424
	11/6/16							317,500	246,362

(1)
Amounts reported in these columns reflect annual incentive opportunities under OMNOVA’s Executive Incentive Compensation Plan for each of the Named Executive Officers for the one-year performance period ended November 30, 2016. Bonuses for threshold, target, or maximum performance would result in a plan payout equal to 33%, 100%, or 150% of base salary, respectively, for Mr. McMullen, and 30%, 60%, or 120% of base salary, respectively, for each of the other Named Executive Officers. The actual payouts made to the Named Executive Officers are reflected in the 2016 summary compensation table on page 55 of this proxy statement.

(2)
Amounts reported in these columns reflect the number of performance shares under OMNOVA’s Long-Term Incentive Plan that each of the Named Executive Officers could receive at threshold, target, or maximum performance for the two-year performance period that began December 1, 2015 and ends November 30, 2017. These performance shares are discussed in detail in the Compensation Discussion and Analysis section of this proxy statement. Performance share awards for threshold, target, or maximum performance are equal to 60%, 125%, or 200% of base salary, respectively, for Mr. McMullen, and 25%, 50%, or 100% of base salary for the other Named Executive Officers. The value of each award for threshold, target, and maximum performance was converted into an equivalent number of book-entry deferred shares that track the price of OMNOVA common shares. These shares are ultimately paid in cash based upon measured performance. The price at which the awards were converted to book-entry performance shares was based on the thirty-day average closing price of OMNOVA common shares for the first thirty trading days of the performance period, which was $6.18 per share, rounded to the nearest hundred shares.

(3)
Amounts reported in this column reflect the number of restricted shares granted to each of the Named Executive Officers on January 20, 2016, which generally vest in full three years from the grant date.

With respect to Mr. McMullen’s award having a grant date of November 6, 2016, this column represents the aggregate number of restricted shares with time-based vesting granted to Mr. McMullen in fiscal 2014, 2015 and 2016 that were unvested at the time of his resignation. The vesting terms of these restricted shares were considered modified on November 6 because of the acceleration of the vesting of the restricted shares to December 1, 2016, the effective date of Mr. McMullen’s resignation.

(4)
Amounts reported in this column represent the aggregate grant date fair value of each applicable equity award granted during the 2016 fiscal year. The grant date fair value is based on the price per OMNOVA common share on January 20, 2016 ($4.83), multiplied by (a) in the case of restricted share grants, the amount of restricted shares granted, or (b) in the case of Long-Term Incentive Plan grants, the target number of performance shares granted. The accounting assumptions used in calculating the grant date fair value for the equity awards are described in Note O to the Consolidated Financial Statements contained in our 2016 Annual Report.

With respect to Mr. McMullen’s award having a grant date of November 6, 2016, this column represents the incremental fair value with respect to the modification of Mr. McMullen’s unvested restricted shares in connection with his resignation.

2016 outstanding equity awards at fiscal year end table
The following table sets forth information for each Named Executive Officer with respect to (i) each award of unvested restricted stock that had not vested and remained outstanding as of November 30, 2016 and (ii) each award of performance shares for which the performance period had not expired on or before November 30, 2016.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(3)
Anne P. Noonan	80,700	774,720	33,300	319,680
Paul F. DeSantis	67,800	650,880	35,000	336,000
James C. LeMay	47,900	459,840	29,500	283,200
Jay T. Austin	38,400	368,640	23,600	226,560
Kevin M. McMullen	317,500	3,048,000	159,800	1,534,080

(1)
Amounts reported in this column reflect the aggregate number of restricted shares outstanding as of November 30, 2016. The vesting dates for these awards are shown in the following table. All awards identified below generally vest in full three years from the date of grant.

Name	Grant Date	Shares Granted	Vesting Date
Anne P. Noonan	1/20/2016	24,200	1/20/2019
	1/21/2015	16,500	1/21/2018
	9/22/2014	40,000	9/22/2017
Paul F. DeSantis	1/20/2016	25,500	1/20/2019
	1/21/2015	17,300	1/21/2018
	6/17/2014	25,000	6/17/2017
James C. LeMay	1/20/2016	21,400	1/20/2019
	1/21/2015	14,600	1/21/2018
	1/22/2014	11,900	1/22/2017
Jay T. Austin	1/20/2016	17,200	1/20/2019
	1/21/2015	11,700	1/21/2018
	1/22/2014	9,500	1/22/2017
Kevin M. McMullen	1/20/2016	132,800	1/20/2019
	1/21/2015	99,100	1/21/2018
	1/22/2014	85,600	1/22/2017
With respect to Mr. McMullen, the vesting dates of these restricted shares were modified on November 6, 2016 pursuant to the terms of Mr. McMullen’s separation agreement to accelerate to December 1, 2016 the vesting of the restricted shares that otherwise would have continued to vest upon Mr. McMullen’s resignation.

(2)
Amounts reported in this column reflect the aggregate number of performance shares outstanding under OMNOVA’s 2016-2017 Long-Term Incentive Plan (assuming target performance) as of November 30, 2016. These awards will settle, if they settle at all, generally within two and a half months after the end of the calendar year in which the two-year performance period ended, subject to the prior review and certification of the Compensation and Corporate Governance Committee. Mr. McMullen will receive a pro-rated portion of the performance shares actually earned for the 2016-2017 Long-Term Incentive Plan.

(3)
Amounts reported in this column reflect the aggregate number of performance shares outstanding under OMNOVA’s 2016-2017 Long-Term Incentive Plan (based upon target performance) multiplied by the closing price per OMNOVA common share on November 30, 2016 ($9.60).

2016 option exercises and stock vested table
The following table provides information regarding the vesting of OMNOVA restricted shares and performance shares earned during the fiscal year ended November 30, 2016 for each of the Named Executive Officers. No Named Executive Officer held or exercised any stock options during the 2016 fiscal year.

Name	Vesting Date (1)	Stock Vested
		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Anne P. Noonan	1/17/2017	28,496	237,659
Paul F. DeSantis	1/17/2017	30,016	250,335
James C. LeMay	1/17/2017	25,297	210,975
	1/23/2016	14,200	72,420
Jay T. Austin	1/17/2017	20,237	168,780
	1/23/2016	11,500	58,650
Kevin M. McMullen	1/17/2017	132,169	1,102,293
	1/23/2016	103,700	528,870

(1)
Messrs. LeMay, Austin, and McMullen each received a grant of restricted shares on January 23, 2013 that vested on January 23, 2016. Additionally, each of the Named Executive Officers earned performance shares under the 2015-2016 Long-Term Incentive Plan based on performance during the performance measurement period (December 1, 2015 to November 30, 2016). The cash value of the earned performance shares was certified by the Compensation and Corporate Governance Committee of the Board on January 17, 2017.

(2)
The value of the restricted shares held by each of Messrs. LeMay, Austin, and McMullen that vested on January 23, 2016 was based on the closing price per OMNOVA common share on that dates ($5.10). The performance shares that were earned in respect of the 2015-2016 Long-Term Incentive Plan were settled entirely in cash, based on the average trading price per OMNOVA common share for the thirty trading days ending November 30, 2016 ($8.34).

2016 pension benefits table
The following table presents information about the participation of the Named Executive Officers in OMNOVA’s defined benefit pension plans as of November 30, 2016.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
Anne P. Noonan	Consolidated Pension Plan	—	—	—
	Pension Benefits Restoration Plan	—	—	—
Paul F. DeSantis	Consolidated Pension Plan	—	—	—
	Pension Benefits Restoration Plan	—	—	—
James C. LeMay	Consolidated Pension Plan	19.00	693,547	—
	Pension Benefits Restoration Plan	19.00	309,030	—
Jay T. Austin	Consolidated Pension Plan	—	—	—
	Pension Benefits Restoration Plan	—	—	—
Kevin M. McMullen	Consolidated Pension Plan	12.75	483,835	—
	Pension Benefits Restoration Plan	12.75	1,006,499	—

(1)
The amounts reflected in this column were calculated as of November 30, 2016, assuming a normal retirement age of 65 years and using the same assumptions employed for financial reporting purposes under Accounting Standards Codification Topic 715. These assumptions are described in Note O of the Notes to Consolidated Financial Statements included in the Company’s 2016 Annual Report.

OMNOVA Solutions Consolidated Pension Plan:  OMNOVA sponsors the OMNOVA Solutions Consolidated Pension Plan, a defined benefit pension plan qualified under Section 401(a) of the Internal Revenue Code. Appendix A of the OMNOVA Solutions Consolidated Pension Plan (the “Salaried Plan”) provides benefits for salaried and non-union hourly employees who were employed by the company prior to December 1, 2004, the date the Salaried Plan was closed to new participants. Effective June 1, 2009, OMNOVA froze the accrual of benefit and vesting service under the Salaried Plan. Accordingly, the amounts in the “Present Value of Accumulated Benefits” column in the table above reflect the present value of the benefit that had been accrued by each Named Executive Officer as of June 1, 2009. All amounts accrued by OMNOVA with respect to the Salaried Plan after June 1, 2009 reflect the impact of actuarial adjustments due to, for example, changes in applicable mortality tables and interest rates. Such amounts do not represent an increase in the accumulated benefit that will actually become payable to a participant at normal retirement age. The normal form of payment for a Salaried Plan participant is a single life annuity. Participants are eligible to begin receiving full benefits at the normal retirement age of 65, or a reduced benefit for early retirement at age 55 if the participant had 10 years of service with the Company. As of November 30, 2016, Messrs. LeMay and McMullen each satisfied the requirements for early retirement under the Salaried Plan.
OMNOVA Solutions Pension Benefit Restoration Plan:  OMNOVA sponsors the OMNOVA Solutions Pension Benefit Restoration Plan (the “Pension BRP”), an unfunded plan that is not qualified under the Internal Revenue Code. The Pension BRP provides benefits to participants in the Salaried Plan whose benefits are limited due to certain limits on qualified plans contained in the Internal Revenue Code. The benefit available under the Pension BRP is intended to restore the benefits that a participant would have received under the Salaried Plan but does not because of such Internal Revenue Code limits. Executive officers participate on the same terms and conditions as all other participants subject to such limitations. Consistent with the Salaried Plan, OMNOVA froze the accrual of benefit and vesting service under the Pension BRP on June 1, 2009. The amounts in the “Present Value of Accumulated Benefits” column in the table above reflect the present value of the benefit accrued by each Named Executive Officer as of June 1, 2009. Benefits under the Pension BRP are paid as a lump sum no sooner than 60 days after the participant’s retirement, subject to the requirements of Section 409A of the Internal Revenue Code (including its required six month delay on the making of payments to certain specified employees), if applicable.

2016 nonqualified deferred compensation table
OMNOVA sponsors the OMNOVA Solutions Retirement Savings Restoration Plan (the “Savings BRP”), an unfunded compensation deferral plan that is not qualified under the Internal Revenue Code. The Savings BRP allows participants in the OMNOVA Solutions Retirement Savings Plan (“401(k) Plan”) whose contributions to a tax-qualified savings plan are subject to annual compensation limits under the Internal Revenue Code to defer up 50% of cash compensation (including cash bonuses) to the Savings BRP once such compensation limits have been exceeded.
Participant deferrals are invested on a bookkeeping basis in investment funds that mirror the funds the participant has elected to invest in under the 401(k) Plan. OMNOVA provides participants with a match of 100% on the first 1%, and 50% on the next 5%, of participant contributions into the Savings BRP, for a total Company match of 3.5% of contributions. The Company’s executive officers participate in the Savings BRP on the same terms and conditions as all other participants.
The following table shows activity for the Named Executive Officers during the 2016 fiscal year under the Savings BRP.

Name	Executive Contributions in Last FY ($)(1)	OMNOVA Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(4)(5)
Anne P. Noonan	17,457	10,183	2,145	—	61,357
Paul F. DeSantis	33,216	11,626	1,148	—	45,990
James C. LeMay	16,779	9,788	16,193	—	355,880
Jay T. Austin	10,292	5,131	4,060	—	106,845
Kevin M. McMullen	64,052	37,364	73,244	—	1,590,930

(1)	Amounts reported in this column are included in the 2016 summary compensation table under the “Salary” column.

(2)	Amounts reported in this column are included in the 2016 summary compensation table under the “All Other Compensation” column.

(3)	Amounts reported in this column are not reflected in the 2016 summary compensation table because the earnings were neither preferential nor above-market.

(4)	Amounts reported in this column reflect the total ending account balance (including executive and OMNOVA contributions) at November 30, 2016 for each Named Executive Officer.

(5)
All nonqualified executive contributions and OMNOVA contributions included in this column are also included in the current-year compensation presented in the 2016 summary compensation table under the “Salary” and “All Other Compensation” columns, respectively. The aggregate amount of this balance that has been included as compensation for each of the Named Executive Officers in the summary compensation tables of prior years is:

Name	Amounts Previously Included ($)
Anne P. Noonan	31,277
Paul F. DeSantis	—
James C. LeMay	188,458
Jay T. Austin	64,772
Kevin M. McMullen	759,053
Mr. DeSantis and Ms. Noonan, who each joined the Company during 2014, were not eligible to participate in the Savings BRP until the 2015 fiscal year. Mr. DeSantis did not begin participating in the Savings BRP until the 2016 fiscal year. The amount reported for Mr. Austin includes amounts that would have been reported in the 2015 summary compensation table had Mr. Austin been a named executive officer for the 2015 fiscal year.

Potential payments upon termination or change of control
The following table identifies the compensation and benefits enhancements that would generally be provided to the Named Executive Officers (other than Mr. McMullen) in various termination scenarios, based on the Company’s compensation practices for executive officers under various award agreements and the Corporate Officers’ Severance Plan as they were in effect at November 30, 2016. No benefits are payable to any Named Executive Officer as a result of an involuntary, for cause termination except as required by law. This table does not describe benefits that are available to salaried employees and Named Executive Officers on the same terms and conditions. Exceptions to the benefits described below that arise from OMNOVA’s legacy employment or severance agreements are identified in footnotes to the post-termination tables. Mr. McMullen’s departure arrangement, which was fixed pursuant to his separation agreement with OMNOVA, is specifically described in Mr. McMullen’s 2016 post-termination table on the following pages.

Compensation or Benefit	Separation Event (1)
	Resignation	Retirement	Involuntary, Not For Cause	Change of Control Termination	Due to Disability	Death
Severance Pay	None	None	52 weeks of salary continuation	52 weeks of salary continuation	None	None
Annual Incentive	Forfeited unless employed on payment date	Payment for completed period; pro rata payment at actual performance for incomplete periods	Payment for completed period; pro rata payment at actual performance for incomplete periods	Payment for completed periods; payment at 75% of maximum bonus opportunity for incomplete periods	Payment for completed period; pro rata payment at actual performance for incomplete periods	Payment for completed period; pro rata payment at actual performance for incomplete periods
Restricted Shares	Unvested restricted shares are forefeited	Vesting of unvested restricted shares is accelerated	Unvested restricted shares are forefeited	Vesting of unvested restricted shares is accelerated	Vesting of unvested restricted shares is accelerated	Vesting of unvested restricted shares is accelerated
Performance Awards	Payment for completed performance period; incomplete periods prorated at discretion of Comp. and Corp. Gov. Committee	Payment for completed performance period; incomplete periods prorated based on actual performance	Payment for completed performance period; incomplete periods prorated at discretion of Comp. and Corp. Gov. Committee	Payment for completed performance period; incomplete periods prorated assuming target performance	Payment for completed performance period; incomplete periods prorated based on actual performance	Payment for completed performance period; incomplete periods prorated based on actual performance
Life Insurance	None	None	None	None	None	Payable according to applicable insurance plans
Other Benefits (2)	None	None	Reasonable cost of 12 months of outplacement services; 100% of premiums for OMNOVA provided medical, dental and basic life insurance for 12 months	Reasonable cost of 12 months of outplacement services; 100% of premiums for OMNOVA provided medical, dental and basic life insurance for 12 months	None	None

(1)
“Retirement” includes a Named Executive Officer’s separation from employment (a) at or after fifty-five years of age with at least ten years of service with OMNOVA or (b) at or after age sixty-five, regardless of years of service.

"Change of Control Termination" mean involuntary termination (and for Mr. LeMay his voluntary termination for “good reason") within two years after a change of control.

(2)
Except as described for Mr. LeMay, the “Other Benefits” row in the following tables assumes outplacement service costs of $25,000, medical insurance premiums of $23,688, dental insurance premiums of $1,260, and one year of the annual life insurance premiums reported in the 2016 components of all other compensation table for each Named Executive Officer.

2016 post-termination tables
The following tables report the compensation and benefits that would be paid by the Company to each Named Executive Officer, assuming that each of the termination scenarios occurred on November 30, 2016. Because Ms. Noonan’s promotion to Chief Executive Officer (and her related employment agreement) did not become effective until December 1, 2016, the table below describes the compensation and benefits she would have received on November 30, 2016 and not the compensation and benefits she would receive under her new employment agreement. Because Mr. McMullen’s resignation from the Company was effective at the end of fiscal 2016, the payments and other benefits for him reflect the actual amounts he received or will be entitled to receive under the terms of his separation agreement with the Company.
Anne P. Noonan

Compensation or Benefit	Separation Event
	Resignation ($)	Retirement ($)(1)	Involuntary, Not For Cause ($)	Change of Control Termination ($)	Due to Disability ($)	Death ($)
Severance Pay	—	—	411,000	411,000	—	—
Annual Incentive	—	—	242,243	242,243	242,243	242,243
Restricted Shares (2)	—	—	—	774,720	774,720	774,720
Performance Awards (2)	237,659	—	237,659	397,499	397,499	397,499
Life Insurance	—	—	—	—	—	100,000
Other Benefits	—	—	50,333	50,333	—	—
Total	237,659	—	941,235	1,875,795	1,414,462	1,514,462

(1)	Ms. Noonan did not meet any eligibility criteria for Retirement as of November 30, 2016.

(2)
The values for the restricted shares and performance shares are estimated based on OMNOVA’s common share closing price on November 30, 2016 ($9.60). For prorated performance awards, target performance is assumed through the period.

Paul F. DeSantis

Compensation or Benefit	Separation Event
	Resignation ($)	Retirement ($)(1)	Involuntary, Not For Cause ($)	Change of Control Termination ($)	Due to Disability ($)	Death ($)
Severance Pay	—	—	433,200	433,200	—	—
Annual Incentive	—	—	239,126	239,126	239,126	239,126
Restricted Shares (2)	—	—	—	650,880	650,880	650,880
Performance Awards (2)	250,335	—	250,335	418,335	418,335	418,335
Life Insurance	—	—	—	—	—	100,000
Other Benefits	—	—	50,086	50,086	—	—
Total	250,335	—	972,747	1,791,627	1,308,341	1,408,341

(1)	Mr. DeSantis did not meet any eligibility criteria for Retirement as of November 30, 2016.

(2)
The values for the restricted shares and performance shares are estimated based on OMNOVA’s common share closing price on November 30, 2016 ($9.60). For prorated performance awards, target performance is assumed through the period.

James C. LeMay

Compensation or Benefit	Separation Event
	Resignation ($)	Retirement ($)	Involuntary, Not For Cause ($)	Change of Control Termination ($)	Due to Disability ($)	Death ($)
Severance Pay (1)	—	—	364,500	2,077,650	—	—
Annual Incentive	—	201,204	201,204	201,204	201,204	201,204
Restricted Shares (2)	459,840	459,840	459,840	459,840	459,840	459,840
Performance Awards (2)(3)	352,575	352,575	352,575	352,575	352,575	352,575
Life Insurance	—	—	—	—	—	100,000
Other Benefits (4)	—	—	50,333	170,050	—	—
Excise Tax Gross-Up (5)	—	—	—	—	—	—
Total	812,415	1,013,619	1,428,452	3,261,319	1,013,619	1,113,619

(1)
Upon a Change of Control Termination, Mr. LeMay’s Amended and Restated Severance Agreement provides for a lump-sum severance payment equal to three times the sum of his (a) annual base salary and (b) an incentive pay amount not less than the greater of (i) the average bonus paid to him during the three fiscal years preceding the Change of Control Termination and (ii) 75% of his maximum bonus opportunity for the current fiscal year.

(2)
Under the terms of OMNOVA’s Third Amended and Restated 1999 Equity Incentive Plan, if Mr. LeMay satisfied the criteria for Retirement on the date of his separation for any reason, the restricted shares held by him would be accelerated as though the separation were a Retirement. As of November 30, 2016, Mr. LeMay satisfied all criteria for early Retirement. The values for the restricted shares and performance shares are estimated based on OMNOVA’s common share closing price on November 30, 2016 ($9.60). For prorated performance awards, target performance is assumed for the performance period.

(3)
All scenarios assume Mr. LeMay would receive payment for incomplete performance periods, due to his satisfaction of all criteria for early Retirement under the terms of the Company’s performance award agreements for its Long-Term-Incentive Plan.

(4)
Upon a Change of Control Termination, Mr. LeMay would be entitled to receive three years of health and welfare benefits ($76,000), two years of financial planning assistance ($21,150), and up to one year of outplacement assistance (the expense of which may not to exceed 20% of his pre-separation annual base salary - $72,900).

(5)
Upon a Change of Control Termination, Mr. LeMay’s Amended and Restated Severance Agreement provides that if the compensation or benefits enhancements to be paid to him, in addition to all other payments to which he may be entitled, constitutes an “excess parachute payment” under certain tax laws (including Section 280G of the Internal Revenue Code), OMNOVA will gross-up the payments so he receives the same after-tax compensation he would have received but for the application of the tax laws. The Committee considers one-third of Mr. LeMay’s severance pay as consideration for a three-year non-compete covenant imposed upon Mr. LeMay as a condition to his receiving any severance payment; however, the exact value of the non-compete would ultimately be determined at the time of the separation. If taxing authorities concluded that the entire amount of Mr. LeMay’s severance pay was includable when determining whether an “excess parachute payment” was made for Section 280G purposes, Mr. LeMay would be entitled to a gross-up payment equal to $50,700.

Jay T. Austin

Compensation or Benefit	Separation Event
	Resignation ($)	Retirement ($)(1)	Involuntary, Not For Cause ($)	Change of Control Termination ($)	Due to Disability ($)	Death ($)
Severance Pay	—	—	292,300	292,300	—	—
Annual Incentive	—	—	161,350	161,350	161,350	161,350
Restricted Shares (2)	—	—	—	368,640	368,640	368,640
Performance Awards (2)	168,780	—	168,780	226,560	226,560	226,560
Life Insurance	—	—	—	—	—	100,000
Other Benefits	—	—	50,206	50,206	—	—
Total	168,780	—	672,636	1,099,056	756,550	856,550

(1)	Mr. Austin did not meet the eligibility criteria for Retirement as of November 30, 2016.

(2)
The values for the restricted shares and performance shares are estimated based on OMNOVA’s common share closing price on November 30, 2016 ($9.60). For prorated performance awards, target performance is assumed through the period.

Kevin M. McMullen

Compensation or Benefit	Separation Event
Resignation by Agreement (1)
Severance Pay (2)	3,420,769
Annual Incentive	598,820
Restricted Shares (3)	3,048,000
Performance Shares (4)	1,869,333
Other Benefits (5)	153,909
Total (6)	9,090,831

(1)
This table reflects the payments and benefits Mr. McMullen is entitled to receive in connection with his Board-requested resignation, pursuant to the terms of his separation agreement with the Company. Mr. McMullen’s separation agreement provided that his separation was an involuntary separation from service under the terms of his legacy employment agreement, except with respect to benefits that Mr. McMullen would already be entitled to due to his satisfaction of early Retirement criteria under various plans and programs. Mr. McMullen’s resignation became effective at the end of the Company’s 2016 fiscal year.

(2)
Reflects the severance payments provided for under Mr. McMullen’s separation agreement, which include a $3,160,000 lump sum severance payment calculated (at two times his base salary plus the greater of his base salary or his highest annual incentive from 2013 to 2015) in accordance with Mr. McMullen’s legacy employment agreement, $200,000 paid in respect of other foregone compensation and additional covenants in favor of OMNOVA imposed under the separation agreement, and $60,769 in respect of vacation that was accrued but unused at the time of his resignation.

(3)
Reflects the value of Mr. McMullen’s outstanding unvested restricted shares, the vesting of which was accelerated to December 1, 2016 under his separation agreement and the terms of OMNOVA’s Third Amended and Restated 1999 Equity Incentive Plan because Mr. McMullen satisfied the criteria for early Retirement. The value of the restricted shares is estimated based on OMNOVA’s common share closing price on November 30, 2016 ($9.60).

(4)
Amount reflects (a) the value of the performance shares Mr. McMullen earned for the completed 2015-2016 performance measurement period ($1,102,293), and (b) the prorated value (50%) of performance shares for the 2016-2017 performance measurement assuming target performance throughout the period ($767,040). Under the terms of his separation agreement, and consistent with the terms of his legacy employment agreement, the prorated amount ultimately paid to Mr. McMullen in connection with the 2016-2017 performance shares will be based on actual performance for 2016 and the higher of actual or target performance for 2017. The value of the performance shares is estimated based on OMNOVA’s common share closing price on November 30, 2016 ($9.60).

(5)
Consistent with the terms of the separation agreement and Mr. McMullen’s legacy employment agreement, amounts in this column reflect the value of outplacement services ($25,000), the reimbursement of legal fees in connection with the negotiation of the separation agreement ($40,000), the approximate value of two years of medical and dental coverage ($43,909), the approximate value of two years of life insurance premiums consistent with the coverage in place for Mr. McMullen prior to his resignation ($22,000), and the approximate value of two years of financial planning assistance ($23,000).

(6)
Mr. McMullen’s separation agreement, disclosed above, provided for benefits that were substantially similar to, and calculated consistently with, the benefits disclosed in the Company’s 2016 proxy statement for an “Involuntary, Not for Cause” separation. The table below compares the two disclosures:

Compensation or Benefit	November 30, 2015	November 30, 2016
	Involuntary, Not for Cause	Resignation by Agreement
Severance Pay (a)	3,788,000	3,420,769
Annual Incentive	573,000	598,820
Restricted Shares (b)	2,168,768	3,048,000
Performance Shares (c)	551,223	1,869,333
Other Benefits	121,800	153,909
Total	7,202,791	9,090,831

(a)
The decrease from 2015 to 2016 resulted from a change in the bonus years considered in determining the incentive compensation component of Mr. McMullen’s severance pay. The calculation at fiscal year end 2015 considered bonuses between 2012 and 2014. The calculation at fiscal year end 2016 considered bonuses from 2013 to 2015.

(b)	Reflects an increase in the Company’s fiscal year end share price from $7.52 to $9.60, as well as an increase in the number of unvested restricted shares held by Mr. McMullen at fiscal year end 2016.

(c)
Reflects (i) a significant increase in the number and value of performance shares that were earned for the performance period that concluded at the end of fiscal 2016 due to the Company’s above target performance and an increased share price (from $7.52 to $9.60), and (ii) an increase in the number and value of the performance shares included at target for the prorated performance period (described in footnote 4, above).

Audit Matters

Ernst & Young’s fees
The following table summarizes the fees billed to OMNOVA for services provided by its independent auditor, Ernst & Young, for fiscal years 2016 and 2015.

Service	FY 2016 ($)	FY 2015 ($)
Audit Fees (1)	2,011,600	2,012,000
Audit-Related Fees (2)	187,500	178,500
Tax Fees (3)	793,000	914,600
All Other Fees (4)	—	—
Total	2,992,100	3,105,100

(1)
Aggregate fees billed for professional services in connection with the integrated audit of OMNOVA’s annual financial statements for the fiscal years ended November 30, 2016 and November 30, 2015, respectively, reviews of financial statements included in OMNOVA’s Forms 10-Q during fiscal years 2016 and 2015, respectively, foreign statutory audits performed in accordance with local requirements for our foreign subsidiaries during fiscal years 2016 and 2015, and audits of OMNOVA’s internal controls over financial reporting for fiscal years 2016 and 2015.

(2)	Aggregate fees billed for assurance and related services and accounting diligence services that are reasonably related to the performance of the audits or review of OMNOVA’s financial statements.

(3)
Aggregate fees billed for tax services. These services consisted of tax compliance, preparation and planning services provided to certain domestic and foreign subsidiaries of OMNOVA during fiscal years 2016 and 2015.

(4)	Aggregate fees billed for permitted products and services other than those described above.
Pre-approval policies and procedures
Annually, the Audit Committee approves the scope of and fees for year-end and statutory audits by OMNOVA’s independent auditor for the following fiscal year. At that time, management may also request that the committee pre-approve additional permitted projects and services to be conducted by the independent auditor. The committee reviews and, if acceptable, pre-approves these additional projects and services prior to their commencement. Management periodically updates the committee on the progress and spend for each of these projects and services. The committee has delegated up to $50,000 of aggregate authority to its Chair to pre-approve the engagement of the independent auditor for audit and permitted non-audit services. The Chair is required to report to the committee on the services he has approved within his authority at the next regularly scheduled committee meeting. Any other services to be provided by the independent auditor must be approved by the committee in advance. All services provided by Ernst & Young during the 2016 fiscal year were approved in accordance with the these policies and procedures.
Audit committee independence and financial experts
The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Steven W. Percy (Chair), Janet P. Giesselman, Joseph M. Gingo, James A. Mitarotonda, and Allan R. Rothwell are its members. The Board has determined that Mr. Percy qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K, and all members of the Audit Committee are “independent” as that term is defined in Section 303A.02 of the Listed Company Manual of the New York Stock Exchange and Rule 10A-3(b) of the Exchange Act.

Audit Committee Report
The Board has appointed five of its independent directors to its Audit Committee, and has approved a written charter under which the committee operates. The charter is reviewed annually and updated and reapproved as appropriate, and is available on OMNOVA’s website (www.omnova.com).
The Audit Committee oversees the accounting and financial reporting processes of OMNOVA, the audits of OMNOVA’s consolidated financial statements and internal controls over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as OMNOVA’s independent auditor, and the performance of OMNOVA’s internal auditor. Management is responsible for implementing and objectively reviewing OMNOVA’s internal controls and financial preparation and reporting processes. OMNOVA’s independent auditor is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States. The independent auditor is also responsible for expressing an opinion on the effectiveness of OMNOVA’s internal controls over financial reporting. The Audit Committee relies upon the expertise and knowledge of management, the internal auditor, and the independent auditor, in carrying out its oversight responsibilities.
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of OMNOVA’s independent auditor. In determining whether to retain the independent auditor for the following fiscal year, the Audit Committee considers the qualifications, experience, independence, quality control, candor, objectivity, and professional skepticism of the independent auditor. The Audit Committee also evaluates the lead partner designated by the independent auditor. As required by Securities and Exchange Commission rules, the committee is directly involved in the review and selection of the audit partners serving on the auditor’s engagement team during mandated five-year partner rotations. The Audit Committee also oversees audit fee negotiations associated with OMNOVA’s retention of the independent auditor and has the sole authority to approve such fees. Based on these factors, the Audit Committee concluded that the selection of Ernst & Young as the independent auditor of OMNOVA for fiscal year 2017 is in the best interest of the Company and all of its shareholders. Ernst & Young has been continuously retained as OMNOVA’s independent auditor since OMNOVA’s spin-off from GenCorp Inc. in 1999.
Additionally, the Audit Committee has reviewed and discussed the audited financial statements of OMNOVA for the year ended November 30, 2016 (“Audited Financial Statements”) with OMNOVA’s management. In fulfilling its oversight responsibility, the Audit Committee reviewed and discussed with management the quality, not just the acceptability, of OMNOVA’s accounting principles, the reasonableness of management’s significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee also reviewed and discussed with representatives of Ernst & Young their judgments as to the quality, not just the acceptability, of OMNOVA’s accounting principles and underlying estimates in its financial statements. In addition, the Audit Committee has discussed with Ernst & Young the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 1301. Ernst & Young has also delivered to the Audit Committee the written disclosures and independence letter required by the Public Company Accounting Oversight Board, and the Audit Committee has discussed with Ernst & Young its independence from OMNOVA. Based on the foregoing, the Audit Committee recommended to the Board the inclusion of the Audited Financial Statements in OMNOVA’s Annual Report on Form 10-K for the year ended November 30, 2016 that was filed with the Securities and Exchange Commission on February 1, 2017.
By: The Audit Committee of the OMNOVA Board of Directors:
Steven W. Percy, Chair
Janet Plaut Giesselman
Joseph M. Gingo
James A. Mitarotonda
Allan R. Rothwell

Information about this Annual Meeting

Matters to be presented
The Board is not aware of any other matter to be presented at the Annual Meeting, except those described in this proxy statement. If any other matter is properly brought before the Annual Meeting, the individuals you have authorized to vote your shares as proxy will vote on your behalf exercising their best judgment.
How votes are counted
At the close of business on January 23, 2017, the record date for the Annual Meeting, there were 44,935,050 OMNOVA common shares outstanding. Each OMNOVA common share is entitled to one vote on each matter presented for vote, and one vote for each nominee presented for election to the Board, at the Annual Meeting. To transact business at the Annual Meeting, a majority of the outstanding OMNOVA common shares must be present in person, by proxy, or by a combination of the two. This is known as a quorum. If you return a valid proxy, your shares will be counted for determining if a quorum is present at the Annual Meeting.
If you hold your shares through a broker and do not provide specific voting instructions, your broker is only permitted to vote your shares on your behalf for “routine” proposals under the rules of the New York Stock Exchange. Accordingly, unless you provide specific voting instructions, your broker will submit a proxy card that leaves your shares unvoted (referred to as a “broker non-vote”) on Proposals One, Three, Four, Five, Six and Seven, which the New York Stock Exchange considers “non-routine” proposals. Proposal Two is a routine matter for which your broker will vote without your specific instruction.
You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting for each of the four nominees to the Board, and for each of the Proposals Two, Three, Five, Six and Seven. You may vote “EVERY YEAR”, “EVERY TWO YEARS,” “EVERY THREE YEARS,” or “ABSTAIN” on Proposal Four.
The affirmative vote of a majority of the votes cast on each nominee identified in Proposal One and Proposals Two, Three, Five, Six and Seven is required for their approval. For Proposal Four, the voting frequency (that is every year, every two years, or every three years) receiving the affirmative votes of the greatest number of OMNOVA common shares represented in person or by proxy at the meeting will be the frequency recommended, on an advisory basis, by the shareholders.
In determining whether each nominee identified in Proposal One or each of Proposal Two, Three, Five, Six or Seven has received the affirmative vote of a majority of the votes cast on the proposal, abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against such nominee or proposal, if applicable. Abstentions and broker non-votes will not have any effect on Proposal Four.
To ensure your shares are voted at the meeting, you are urged to provide your proxy instructions promptly by telephone, online, or by mailing your signed proxy card if you received printed materials. OMNOVA common shares represented by properly executed proxy cards, online instructions, or telephone instructions will be voted as you direct. If you do not cast any votes, but submit an otherwise properly-executed proxy card, or your properly submitted Internet or telephone instruction gives no voting direction whatsoever, the proxies will vote your shares according to the Board’s recommendations, as follows:

Proposal		Board Recommendation
1.	Election of directors	FOR all nominees
2.	Ratification of independent auditor	FOR
3.	Approval, on an advisory basis, of OMNOVA’s named executive officer compensation	FOR
4.	Recommendation, on an advisory basis, of the frequency of the named executive officer compensation advisory vote	EVERY YEAR
5.	Approval of the material terms of the OMNOVA Solutions Inc. Annual Incentive Plan	FOR
6.	Approval of the material terms of the OMNOVA Solutions Inc. Long-Term Incentive Plan	FOR
7.	Approval of the OMNOVA Solutions Inc. 2017 Equity Incentive Plan	FOR
Revoking a proxy
If you have submitted your proxy and would like to revoke it, you may do so at any time before your shares are voted at the Annual Meeting by: (i) filing a notice with the Corporate Secretary of OMNOVA revoking your proxy; (ii) filing a new, subsequently dated proxy (whether by proxy card, over the Internet, or telephone); or (iii) by attending the Annual Meeting and electing to vote your shares in person. Please note that your attendance at the Annual Meeting alone does not revoke your proxy.
Cost of proxy solicitation
This proxy statement is issued in connection with the solicitation of proxies by the Board for use at the Annual Meeting and at any adjournment or postponement thereof, and OMNOVA will pay for preparing, printing, and mailing these proxy materials. Officers and employees of OMNOVA and its subsidiaries may solicit the return of proxies, but will not receive additional compensation for these efforts. OMNOVA has engaged Georgeson Inc. to assist in the solicitation of proxies at an anticipated cost of $11,500 plus expenses. OMNOVA will request that brokers, banks, custodians, nominees, and other fiduciaries send proxy materials to all beneficial owners and upon request will reimburse them for their expenses. Solicitations may be made by mail, telephone, or other means.
Attending the Annual Meeting
If you attend the Annual Meeting in person, you will be asked to present photo identification (such as a state-issued driver’s license) and proof that you own OMNOVA common shares before you may enter the meeting. If you are a holder of record, the top half of your proxy card is your admission ticket. If you hold shares in street name (through a bank or broker, for example), a recent brokerage statement or a letter from your broker or bank showing your holdings of OMNOVA common shares is acceptable proof of ownership. If you want to vote shares that you hold in street name in person at the Annual Meeting, you must bring a legal proxy in your name from the broker, bank, or other nominee that holds your shares.

Information about the 2018 Annual Meeting

Rule 14a-8 proposals for the 2018 annual meeting of shareholders
The deadline for shareholders to submit proposals under the provisions of Rule 14a-8 of the Exchange Act for inclusion in the proxy statement for the 2018 annual meeting of shareholders is October 6, 2017.
Other proposals and director nominations for the 2018 annual meeting of shareholders
The Amended and Restated Code of Regulations of OMNOVA (the “Code”) sets an advance notice procedure for director nominations and for proposals a shareholder would like to present directly at an annual meeting (rather than submitting for inclusion in OMNOVA’s proxy statement under Rule 14a-8).
Shareholder proposals submitted outside of Rule 14a-8 for the 2018 annual meeting of shareholders must be received by the Corporate Secretary of OMNOVA no earlier than November 5, 2017 and no later than December 5, 2017. Regulation 8 of the Code specifies the information and statements that must be included in any shareholder proposal. The proxy card relating to the 2018 annual meeting of shareholders will give the proxy holders authority to vote or not vote on proposals submitted outside the Rule 14a-8 process that do not comply with the requirements in the Code.
Shareholders who wish to nominate a person for election as a director of OMNOVA at an annual meeting must strictly comply with the requirements of Regulation 13(c) of the Code, including providing notice to the Corporate Secretary of OMNOVA not less than 60 nor more than 90 days prior to the first anniversary of the date on which OMNOVA first mailed its proxy materials for the preceding year’s annual meeting of shareholders. Regulation 13(c) of the Code specifies the information and statements that must be included in any shareholder recommendation.
A copy of the Code was attached as Exhibit 3.2 to OMNOVA’s Quarterly Report on Form 10-Q (File No. 1-15147) filed with the Securities and Exchange Commission on June 29, 2016 and available through its website (www.sec.gov). Upon written request to the Corporate Secretary of OMNOVA, OMNOVA will provide any shareholder, without charge, a copy of the procedures governing shareholder proposals or the nomination of directors.
Shareholder nominations or proposals should be submitted to OMNOVA’s Corporate Secretary at 25435 Harvard Road, Beachwood, Ohio 44122-6201, Attention: Corporate Secretary. The Corporate Secretary will direct the materials to the Chair of the Compensation and Corporate Governance Committee.

Annex A - OMNOVA Solutions Inc.
Annual Incentive Plan

Annual Incentive Plan
1.Purpose and Background.  The purpose of the OMNOVA Solutions Inc. 2017 Equity and Performance Incentive Plan (the “Plan”) is to attract, retain, incentivize, and reward highly qualified officers and employees of OMNOVA Solutions Inc.
2.Effective Date.  The Plan was adopted by the Board of Directors of the Company on January 18, 2017, and will be effective from January 1, 2017 (the “Effective Date”) upon shareholder approval of the Plan on March 22, 2017. The Plan amends and restates the Company’s prior Executive Incentive Compensation Plan, which became effective October 1, 1999, and was subsequently amended and restated effective January 20, 2006, January 1, 2009, and January 19, 2012.
3.Duration.  The Plan will remain in effect until terminated by the Committee in accordance with Section 11.

4.	Definitions. As used in this Plan:
(a)“Base Pay” means an amount equal to the annual base salary (excluding bonus, commissions, expense reimbursements, employee benefits, and all other non-base salary amounts) paid to a Participant in a Fiscal Year.
(b)“Beneficiary” means the person or persons determined in accordance with Section 8.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” means, for purposes of this Plan only, (i) if the Participant is a party to a duly authorized and written employment agreement or severance agreement with the Company or any of its Subsidiaries, executed by an officer of the Company, and such agreement provides for a definition of “cause,” the definition of “cause” set forth in such agreement or (ii) otherwise, any of the following:
(1)The Participant’s commission of, conviction of, or plea of guilty or nolo contendere to, any felony, or any offense involving fraud, embezzlement, or theft;
(2)The Participant’s willful misconduct, grossly negligent conduct, or act of moral turpitude that substantially and adversely affects the Company’s business or reputation;
(3)The Participant’s violation of the Company’s business Conduct Policies; or
(4)The Participant’s commission of or participation in a Harmful Activity.
(e)“Change in Control” means (i) if the Participant is a party to a duly authorized and written employment agreement or severance agreement with the Company or any of its Subsidiaries, executed by an officer of the Company, and such agreement provides for a definition of “change in control” or “change of control” applicable for purposes of the treatment of such Participant’s Awards under such Agreement, the definition of “change in control” or “change of control” set forth in such agreement or (ii) otherwise, any of the following events:
(1)A change in the ownership of the Company, such that any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the related regulations), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or
(2)Any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the regulations thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or
(3)A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election in accordance with the provisions of Treasury Regulation Section 1.409A-3(i)(5); or
(4)A change in the ownership of a substantial portion of the Company’s assets, such that any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the regulations thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.
(f)“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(g)“Committee” means the Compensation and Corporate Governance Committee of the Board or any successor committee thereto, which shall consist solely of two or more Outside Directors or such other committee of Outside Directors appointed annually by the Board.
(h)“Company” means OMNOVA Solutions Inc.
(i)“Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).
(j)"Determination Date" means for any Performance Period, the earlier of: (i) the 90th day after the start of such Performance Period, or (ii) the date on which 25% of the Performance Period has lapsed, provided that in either case, the outcome of the Performance Goals to be measured on such date remain substantially uncertain.
(k)“Disability” means either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of at least 12 months (which shall be evidenced by the written determination of a qualified medical doctor selected or approved by the Committee or its designee and specifying the date upon which such disability commenced), or (ii) the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period exceeding six (6) months under an accident, health or disability plan covering employees of the Company.
(l)“Employee” means a full-time salaried employee (including, without limitation, a director who also is an employee) of the Company or a Subsidiary, who is not in a bargaining unit represented by a labor organization.
(m)“Fiscal Year” shall mean the Company's fiscal year which is the annually recurring period of twelve (12) consecutive calendar months, commencing on December 1 and ending on November 30, or such other fiscal year as may be adopted by the Company from time to time.
(n)“Good Reason” shall have the meaning assigned to such term in, and shall be applicable under this Plan only if, the Participant is party to a duly authorized and written employment agreement or severance agreement with the Company or any of its Subsidiaries, executed by an officer of the Company, that specifies a meaning for “good reason.”
(o)“Harmful Activity” means the Participant’s:
(i)Disclosure or misuse of the Company’s confidential or non-public information or trade secrets;

(ii)Soliciting, recruiting or inducing or attempting to solicit, recruit or induce any employee of the Company to leave the Company’s employment; or
(iii)Breach or violation of any agreement between the Participant and the Company.
(p)“Incentive Opportunity” means the grant of a right to receive an amount of cash expressed as a percentage of a Participant's Base Pay, (i) which shall be determined by the Committee for each Participant for each Performance Period and (ii) the payment with respect to which shall be contingent upon the attainment of Performance Goals during the prescribed Performance Period, as determined by the Committee pursuant to Section 7(e).
(q)“Outside Director” means a member of the Board who satisfies (i) the requirements of Section 303A.02 of the New York Stock Exchange Listed Company Manual, as such requirements may be amended or modified from time to time, and (ii) who satisfies the requirements of an “outside director” under Code Section 162(m) and the relevant regulations.
(r)“Participant” means an Employee who is employed in a position determined by the Committee from time to time to have sufficient scope, authority, and impact on the Company’s performance to qualify for participation in the Plan.
(s)"Performance Goals" means the goals selected by the Committee, in its discretion, to be applicable to a Participant for any Performance Period which must be achieved in order to receive a specified amount of the Incentive Opportunity. Performance Goals shall be based upon one or more Performance Objectives.
(t)“Performance Objectives” means the objective performance measure or measures established pursuant to this Plan for Participants. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. Performance Objectives may be made absolute or relative to the past performance of the individual Participants, the Company, Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed, or relative to the performance of other companies or one or more stock market indices or other published or special indices that the Committee deems appropriate. The Performance Objectives used to establish Performance Goals for an Incentive Opportunity that is intended to qualify for the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code shall be based on specified levels of, growth of, reduction of, performance relative to peers with respect to, any combination of, or ratios involving one or more of, the following criteria:

•	cash flow;

•	earnings per share;

•	earnings before tax;

•	earnings before interest and tax;

•	earnings before interest, tax, depreciation and amortization;

•	net income;

•	net debt;

•	operating income;

•	return on assets;

•	return on assets employed;

•	return on equity;

•	return on invested capital;

•	return on total capital;

•	revenues;

•	volumes in sales or pounds;

•	share price;

•	total shareholder return;

•	economic value added;

•	operating profit;

•	working capital;

•	working capital turnover;

•	noninterest expense;

•	risk and safety measures;

•	strategic objectives;

•	inventory;

•	productivity; and

•	quality.
(u)“Performance Period” means any Fiscal Year for which an Incentive Opportunity has been established and Performance Goals are being measured.
(v)“Retirement” means a Separation from Service from the Company for reasons other than Cause at a time when the employee meets the age and/or years of service criteria that would make the employee eligible to commence immediately receiving retirement benefits from the OMNOVA Solutions Inc. Consolidated Pension Plan, whether or not a participant in such plan.
(w)“Separation from Service” has the meaning set forth in Section 409A of the Code and the regulations thereunder.
(x)“Subsidiary” means a corporation, company or other entity (a) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

5.	Participants.
(a)Participation.  The Committee shall select, no later than the Determination Date, the persons who shall be Participants for the Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.
(b)New Hires; Newly Eligible Participants.  An Employee who is designated as a Participant during an ongoing Performance Period will be eligible to receive an Incentive Opportunity that is prorated to reflect that portion of the Performance Period for which the Employee was designated a Participant.
(c)No Right to Employment.  Nothing in the Plan will interfere with or limit the right of the Company or a Subsidiary to terminate any Participant's employment at any time and for any reason.
(d)Transfer.  For purposes of the Plan, the transfer of a Participant's employment between the Company and a Subsidiary or between Subsidiaries will not be deemed a termination of employment.

6.Establishment of Incentives.
(a)Determination of Incentive Opportunity.  Within a reasonable period after the beginning of each Performance Period (but in no event later than the Determination Date), the Committee will establish in writing for each Participant the Incentive Opportunity for such Performance Period, the payment of which shall be conditioned upon the achievement of one or more Performance Goals.
(b)Determination of Performance Goals.  Within a reasonable period after the beginning of each Performance Period (but in no event later than the Determination Date), the Committee will establish in writing one or more Performance Goals for each Participant for such Performance Period and shall establish an objective formula for determining the percentage of the Incentive Opportunity that may be payable based upon the level of achievement of such Performance Goals.
(c)Adjustments.  If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may in its discretion modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available Performance-Based Exception. In such case, the Committee shall not make any modification of the Performance Goals or minimum acceptable level of achievement. At or before the time that it establishes Performance Goals for a Performance Period under Section 5(b), the Committee shall have specified any extraordinary, unusual, or nonrecurring events which, if they occur during the Performance Period, would permit the Committee to make such equitable adjustments to the Performance Goals.
(d)Corporate Records.  The Incentive Opportunity and Performance Goals, and any adjustments related thereto specified in accordance with Section 5(c), that have been established by the Committee for any Participant who is a Covered Employee for a particular Performance Period shall be recorded in the minute books of the Committee.

7.	Payment of Incentive Opportunity.
(a)Determination of Payment for Incentive Opportunity.  Within a reasonable time after completion of a Performance Period (but in no event later than March 15 of the year after the year in which the Performance Period was completed), the Committee will review and determine in writing (i) the extent to which the respective Performance Goals applicable to a Participant’s Incentive Opportunity have been achieved and (ii) the amount of the Incentive Opportunity that will be paid to such Participant for such completed Performance Period.
(b)Negative Discretion.  In determining the amount of the Incentive Opportunity that will be paid to a Participant, the Committee may reduce (but not increase) the amount of or eliminate an Incentive Opportunity if such reduction or elimination is appropriate.
(c)Maximum Incentive Opportunity Payment.  Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant receive payment for an Incentive Opportunity for any Performance Period in excess of $3,000,000.
(d)Payment of Incentive Opportunity.  Upon the determination of the amount of Incentive Opportunity payable to a Participant in accordance with Section 6(a) (but in no event later than March 15 of the year after the year in which the Performance Period was completed), the Company shall pay to the Participant the amount of the Incentive Opportunity determined for such Performance Period in a single lump sum.
(e)Non-Transferability.  All rights to payment of an Incentive Opportunity shall be nontransferable other than by will or by the laws of descent and distribution in accordance with Section 7 hereof.
(f)Tax Withholding.  The Company shall have the right to deduct from any payment made under the Plan any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

8.	Separation from Service.
(a)Death.  In the event of a Participant’s death, the Participant's Beneficiary shall be entitled to receive, at such time and in such manner as normally payable pursuant to Section 6, (i) payment for any Incentive Opportunity due to the Participant for Performance Periods already completed at the time of his death, and (ii) payment for any Incentive Opportunity for which the Performance Period had not been completed at the time of his death, prorated to reflect that portion of the Performance Period completed at the time of death and calculated using the actual achievement of Performance Goals for such Performance Period.
(b)Disability.  In the event of a Participant’s Separation from Service from the Company or its Subsidiaries due to Disability, and provided the Committee has received satisfactory proof of Disability, the Participant shall be entitled to receive, at such time and in such manner as normally payable, pursuant to Section 6, (i) payment for any Incentive Opportunity due to the Participant for Performance Periods already completed at the time his active employment terminates due to Disability, and (ii) payment for any Incentive Opportunity for which the Performance Period has not been completed at the time his active employment terminates due to Disability, prorated to reflect that portion of the Performance Period completed at the time of such termination and calculated using the actual achievement of Performance Goals for such Performance Period.
(c)Retirement.  In the event of a Participant’s Separation from Service from the Company or its Subsidiaries due to Retirement, the Participant shall be entitled to receive, at such times as normally payable, (a) payment for any Incentive Opportunity due to the Participant at the time of his retirement for any Performance Period already completed, and (b) payment for any Incentive Opportunity for which the Performance Period has not been completed at the time of his retirement, prorated to reflect that portion of the Performance Period completed at the time of retirement and calculated using the actual achievement of Performance Goals for such Performance Period.
(d)Involuntary Termination.  If a Participant experiences a Separation from Service terminated due to action by the Company or the Subsidiary for any reason other than Cause, the Participant shall be entitled to receive, at such times as normally payable, (a) payment for any Incentive Opportunity due to the Participant at the time of his termination for any Performance Period already completed, and (b) payment for any Incentive Opportunity for which the Performance Period has not been completed at the time of his termination, prorated to reflect that portion of the Performance Period completed at the time of termination and calculated using the actual achievement of Performance Goals for such Performance Period.
(e)Termination Following a Change in Control.  Notwithstanding the foregoing provisions of this Section 6, in the event a Participant experiences a Separation from Service from the Company or a Subsidiary within two years following a Change in Control either (a) involuntarily (other than for death, Disability or Cause) or (b) voluntarily for Good Reason, the Participant shall be entitled to an immediate lump sum cash payment of (x) payment for any Incentive Opportunity due to the Participant at the time of the Participant’s Separation from Service for any Performance Period already completed, and (y) payment for any Incentive Opportunity for which the Performance Period has not been completed at the time of the Participant’s Separation from Service, in an amount equal to 75 percent of such Participant's maximum bonus opportunity for such Performance Period.
(f)Termination for Cause; Separation from Service for Other Reasons.  A Participant who is terminated from the Company or a Subsidiary for Cause, or whose Separation from Service with the Company or a Subsidiary for any reason other than those specified in Sections 7(a) through 7(e), shall not be entitled to receive payment for any Incentive Opportunity for any Performance Period (whether such Performance Period has been completed or is in progress).

9.	Beneficiaries.
(a)Designation.  A Participant may name a Beneficiary or Beneficiaries (contingently or successively) to whom payment for an Incentive Opportunity under the Plan shall be paid if the Participant dies before receiving such payment. If any earned but unpaid Incentive Opportunity at the time of the Participant’s death will be paid to the Beneficiary or Beneficiaries named on the most recent designation form on file with the Committee or, absent such designation, to the Participant's estate.

(b)Effectiveness.  A designation of a Beneficiary will be effective only if the Participant designates his Beneficiary in the form prescribed by the Company and such designation is received by the Company's Corporate Secretary prior to the Participant’s death. A Participant’s subsequent designation of a Beneficiary in the manner prescribed in the preceding sentence will revoke any prior designation of a Beneficiary by the Participant.

10.	Administration.
(a)Committee.  The Plan shall be administered by the Committee.
(b)Authority.  Subject to the terms of the Plan, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions and Performance Goals applicable to any Incentive Opportunity; (iii) determine whether, to what extent, and under what circumstances Incentive Opportunities may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)Decisions Binding.  All determinations and decisions made in good faith by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee made in good faith shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, shareholders, Nonemployee Directors, employees, Participants and their estates and beneficiaries. No member of the Committee shall be liable hereunder for any action taken or determination made in good faith with respect to the Plan.
(d)Delegation by the Committee.  The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to (i) establish Incentive Opportunities for the Company’s executive officers or Covered Employees; (ii) establish Incentive Opportunities which are intended to constitute qualified performance-based compensation under Section 162(m) of the Code; or (iii) certify the satisfaction of the Performance Goals pursuant to Section 7(a) in accordance with Section 162(m) of the Code.
11.Amendment and Termination.  The Committee may terminate, amend or modify the Plan at any time or for any reason. No termination, amendment, or modification of the Plan will in any manner adversely affect any Participant's rights to receive payment for an Incentive Opportunity if such payment is provided for under Section 8 of the Plan.
12.Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company's certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
13.Compensation Recovery Policy.  Any Incentive Opportunity granted to a Participant, and any payment for any Incentive Opportunity made to a Participant, under this Plan shall be subject to forfeiture or repayment pursuant to the Company’s Executive Incentive Compensation Recovery Policy or any successor policy, as the same may be amended from time to time.

14.	Miscellaneous.
(a)Gender and Number.  Except as otherwise indicated by the context, any masculine term used herein also includes the feminine; any singular term includes the plural thereof; and any plural term includes the singular thereof.
(b)Time of Exercise. Any action or right specified in the Plan may be taken or exercised at any time and from time to time unless a specific time is designated herein for the taking or exercise thereof.

(c)Amendments. The Plan and each law and/or regulation mentioned herein will be deemed to include each and every amendment thereof.
(d)Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegal or invalid provision will be severed and, to the extent possible, the remaining provisions of the Plan will be enforced as if such illegal or invalid provision had not been included herein.
(e)Unfunded Plan.  The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Incentive Opportunities under the Plan. No obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.
(f)Costs of Plan.  The costs and expenses of administering the Plan shall be borne by the Company or the Subsidiary.
(g)Governing Law.  To the extent not preempted by federal law, the Plan and all agreements hereunder will be governed by and interpreted in accordance with the laws of the State of Ohio.
(h)Section 162(m) of the Code; Bifurcation of the Plan.  It is the intent of the Company that the Plan and any payment for an Incentive Opportunity under the Plan to Covered Employees will satisfy to the extent possible applicable requirements to be treated as qualified performance-based compensation under Section 162(m) of the Code. The provisions of the Plan may at any time be bifurcated by the Board or the Committee so that certain provisions of the Plan or any Incentive Opportunity intended to satisfy the applicable requirements of Section 162(m) of the Code are only applicable to persons whose compensation is subject to Section 162(m) of the Code.
(i)Section 409A Compliance.  The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation hereunder to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

Annex B - OMNOVA Solutions Inc.
Long-Term Incentive Plan

Long-Term Incentive Plan

1. Amendment and Restatement, Purpose and Duration of Plan

1.1     Amendment and Restatement: OMNOVA Solutions Inc. (the “Company”) hereby amends and restates its long‑term incentive Plan, as set forth herein, which will be called the “OMNOVA Solutions Inc. Long‑Term Incentive Plan.” The Plan is being amended and restated to update the list of performance criteria in Section 4.2 hereof prior to approval of the material terms of the plan by the Company’s shareholders at the Company’s 2017 annual meeting. The Plan was previously amended and restated to comply with the requirements of Section 409A of the Code.

1.2     Purpose: The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to the interests of the Company’s shareholders and providing to Participants an incentive for outstanding performance. The Plan also is intended to provide to the Company flexibility in its ability to hire, motivate, and retain the services of Participants whose judgment, interest and efforts contribute significantly to the successful conduct of the Company’s business.

1.3     Effective Date: The Plan originally became effective December 1, 1999 (the “Original Effective Date”), and was subsequently amended and restated effective January 19, 2007, January 1, 2009, and January 19, 2012. The effective date of the plan, as amended herein, will be January 1, 2017.

1.4     Duration of Plan: The Plan commenced on the Original Effective Date and will remain in effect until terminated by the Board in accordance with Section 12.1.

2. Definitions and Interpretation

2.1    Definitions: Whenever used in the Plan, the following words shall have the meanings set forth in this Section 2.1 and, when such meaning is intended, the initial letter of the word will be capitalized.

(a)
Affiliate: A corporation, partnership, joint venture, sole proprietorship or other trade or business that is considered a single employer with the Company by application of Section 414 of the Code, such that it (i) is part of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code) with the Company, (ii) is “under common control” (within the meaning of Section 414(c) of the Code) with the Company, or (iii) is a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) with the Company.

(b)	Base Salary: The base salary in effect for an individual who is designated as a Participant in the Plan, at the time that such Participant is granted a Performance Award under the Plan.

(c)	Beneficiary: The person or persons determined in accordance with Article 8.

(d)	Board: The Board of Directors of the Company.

(e)	Cause: For the purposes of the Plan, “Cause” shall be defined as:

(i)	A material violation of any of the Company’s Business Conduct Policies;

(ii)	The conviction for any felony or any offense involving moral turpitude;

(iii)	The Participant’s willful failure to perform the Participant’s duties; or

(iv)	Any material act deliberately committed to provoke dismissal,

(f)
Change in Control: means (i) if the Participant is a party to a duly authorized and written employment agreement or severance agreement with the Company or any of its Subsidiaries, executed by an officer of the Company, and such agreement provides for a definition of “change in control” or “change of control” applicable for purposes of the treatment of such Participant’s Awards under such Agreement, the definition of “change in control” or “change of control” set forth in such agreement or (ii) otherwise, any of the following events:

(1)A change in the ownership of the Company, such that any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the related regulations), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or
(2)Any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the regulations thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or
(3)A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election in accordance with the provisions of Treasury Regulation Section 1.409A-3(i)(5); or
(4)A change in the ownership of a substantial portion of the Company’s assets, such that any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the regulations thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.
(g)    Code: The Internal Revenue Code of 1986, as amended.

(h)
Committee: The Compensation and Corporate Governance Committee of the Board, which shall consist solely of two or more Outside Directors, or such other committee of Outside Directors appointed annually by the Board.

(i)	Company: OMNOVA Solutions Inc.

(j)
Disability: Means either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of at least 12 months (which shall be evidenced by the written determination of a qualified medical doctor selected by the Committee and specifying the date upon which such disability commenced), or (ii) the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period exceeding six months under an accident and health plan covering employees of the Company.

(k)
Employee: Each full‑time salaried employee (including, without limitation, a director on the Board who also is an employee) of the Company or of a Participating Subsidiary, who is not in a bargaining unit represented by a labor organization.

(l)
Equity Incentive Plan: The OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan, then in effect and as such plan may be amended from time to time, or such other successor plan then in effect as may be enacted for the purpose of providing equity or equity-based compensation to the Company’s officers, employees and directors.

(m)	Fiscal Year: The Company’s fiscal year which is the annually recurring period of twelve (12) consecutive calendar months, commencing on December 1 and ending on November 30.

(n)
Outside Director: A member of the Board who satisfies the requirements of Section 303A.02 of the New York Stock Exchange Listed Company Manual, as such requirements may be amended or modified from time to time, and an individual who satisfies the requirements of an “outside director” under Section 162(m) of the Code and the relevant regulations.

(o)	Participant: With respect to any Performance Period, an Employee who, at the beginning of the Performance Period, is designated by the Committee as a Participant for such Performance Period.

(p)
Participating Subsidiary: Any domestic corporation in which the Company owns directly, or indirectly through a subsidiary, at least fifty percent (50%) of the total combined voting power of all classes of stock and whose directors adopt and ratify the Plan in a manner determined by the Committee.

(q)	Performance Award: An award consisting of the opportunity to earn (i) a specified percentage of Base Salary and/or (ii) a number of Performance Shares, as defined pursuant to Article 4.

(r)	Performance Criteria: The measures of economic achievement selected by the Committee for a specific Performance Period in accordance with Section 4.2.

(s)	Performance Goals: The specified objective levels of economic achievement, based on the selected Performance Criteria, established by the Committee in accordance with Section 4.3.

(t)	Performance Period: A period of multiple consecutive Fiscal Years authorized by the Committee in accordance with Section 5.1, but in no event less than two consecutive Fiscal Years.

(u)
Performance Share. A bookkeeping entry that records the equivalent of one Common Share. To the extent that any Performance Shares awarded under the Plan are settled in Shares, such Shares will be issued pursuant to the Equity Incentive Plan.

(v)	Plan: The OMNOVA Solutions Inc. Long‑Term Incentive Plan, as described in this document, as may be amended from time to time.

(w)
Separation from Service: The Participant’s termination from employment with the Company and all Affiliates on account of the Participant’s death, retirement or other termination of employment, as determined in accordance with Section 409A of the Code. A Participant will not be deemed to have experienced a Separation from Service if on military leave, sick leave or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time as is protected by either statute or contract. A Participant will not be deemed to have experienced a Separation from Service if the Participant provides continuing services that average more than 20% of the services provided by the Participant to the Company or its Affiliates (whether as an employee or an independent contractor) during the immediately preceding 36-month period of services (or such shorter period of services to the Company and its Affiliates, if the Participant has provided services to the Company or its Affiliates for less than 36 months). If a Participant provides services both as an employee and as an independent contractor of the Company, the Participant must cease providing services both as an employee and as an independent contractor to be treated as having experienced a Separation from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or vice versa, the Participant will not be considered to have a Separation from Service until the Participant has ceased providing services in both capacities. If a Participant provides services both as an employee of the Company and as a director on the Board, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service under this Plan unless it is aggregated with any plan in which the Participant participates as a director under Section 409A of the Code and the regulations thereunder

(x)    Share: A share of the voting common stock of the Company.

2.2     Gender and Number: Except as otherwise indicated by the context, any masculine term used herein also includes the feminine; any singular term includes the plural thereof; and any plural term includes the singular thereof.

    2.3     Time of Exercise: Any action or right specified in the Plan may be taken or exercised at any time and from time to time unless a specific time is designated herein for the taking or exercise thereof.

2.4     Amendments: The Plan and each law and/or regulation mentioned herein will be deemed to include each and every amendment thereof.

2.5     Severability: If any provision of the Plan is held illegal or invalid for any reason, the illegal or invalid provision will be severed and, to the extent possible, the remaining provisions of the Plan will be enforced as if such illegal or invalid provision had not been included herein.

3. Overview of the Plan

The Plan is designed to allow Participants to earn Performance Awards based upon attainment by the Company and/or the appropriate Participating Subsidiary or division of specific Performance Goals established by the Committee for each Performance Period. For each Performance Period, the Committee shall approve within the first 90 days of the Performance Period (a) the Employees designated as Participants in the Plan, (b) the amount of the Performance Award for each Participant (Section 4.1); (c) Performance Criteria for each Participant (Section 4.2); and (d) Performance Goals for each Participant (Section 4.3).

4. Performance Awards

4.1     Eligibility for Performance Awards: A Performance Award shall constitute, as set forth under an objective formula:

(a)    an award of the opportunity to earn a specified percentage (or proportion thereof for attainment between threshold and maximum) of the Participant’s Base Salary for attainment of the threshold, target or maximum Performance Goals established by the Committee; and/or

(b)    an award of a specified number (or proportion thereof for attainment between threshold and maximum) of Performance Shares for attainment of the threshold, target or maximum Performance Goals established by the Committee, which number of shares shall be calculated as a specified percentage multiplied by the Participant’s Base Salary, divided by the 30-day average closing price per Share determined as of the market close on the day before the Committee awards the Performance Shares.

The amount of a Participant’s Performance Award (including the specified percentages) shall be determined by the Committee for each Performance Period. Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any one fiscal year be granted a Performance Award having an aggregate maximum value as of the Date of Grant in excess of $3,000,000.

Upon attainment and satisfaction of the Performance Goals and other specific terms and conditions established in accordance with this Article 4, each Participant shall be entitled to a payment in settlement of his Performance Award following the conclusion of the applicable Performance Period in accordance with Section 6.1.

4.2     Performance Criteria: For the purpose of setting Performance Goals, the Committee shall establish Performance Criteria for each Performance Period, which criteria shall be an objective performance measure(s) established pursuant to this Plan for Participants receiving grants of Performance Awards. Performance Criteria may be made absolute or relative to the past performance of the individual Participants, the Company, Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed, or relative to the performance of other companies or one or more stock market indices or other published or special indices that the Committee deems appropriate. The Performance Criteria applicable to any Performance Award shall be based on specified levels of, growth of, reduction of, performance relative to peers with respect to, any combination of, or ratios involving one or more of, the following criteria:

•	cash flow;

•	earnings per share;

•	earnings before tax;

•	earnings before interest and tax;

•	earnings before interest, tax, depreciation and amortization;

•	net income;

•	net debt;

•	operating income;

•	return on assets;

•	return on assets employed;

•	return on equity;

•	return on invested capital;

•	return on total capital;

•	revenues;

•	volumes in sales or pounds;

•	share price;

•	total shareholder return;

•	economic value added;

•	operating profit;

•	working capital;

•	working capital turnover;

•	noninterest expense;

•	risk and safety measures;

•	strategic objectives;

•	inventory;

•	productivity; and

•	quality.
4.3     Performance Goals: Based upon the Performance Criteria chosen for a Performance Period, within a reasonable period after the beginning of such Performance Period (but not later than 90 days after the beginning of such Performance Period or such time as satisfaction of the relevant Performance Goals is substantially certain and before 25% of the Performance Period has elapsed), the Committee shall establish objective measures of achievement as specified Performance Goals for that Performance Period. The Committee may specify different Performance Goals for each division, and for the Company as a whole, and may determine separately the applicability and relative weighting of such different Performance Goals for each Participant. Performance Goals will be set forth in the Appendix to the Plan for each respective Performance Period.

5. Performance Periods

Subject to the Committee’s adoption of Performance Criteria and Performance Goals pursuant to Article 4, there shall be successive and overlapping Performance Periods having a duration as established by the Committee.

6. Payment of Awards

6.1     Payment of Awards: Following the conclusion of a Performance Period and certification by the Committee of the satisfaction of the respective Performance Goals, payment in settlement of a Participant’s Performance Award, if any, for such Performance Period shall be made within two and one-half months following the conclusion of such Performance Period, as follows:

(a)
for a Performance Award described in Section 4.1(a), in cash or in Shares, or any combination thereof, at the discretion of the Committee. If the payment or any portion thereof is settled in Shares, such payment shall be issued pursuant to the terms of the Company’s Equity Incentive Plan and shall be further subject to the following conditions:

(i)
Prior to converting the dollar amount of the Participant’s Performance Award into Shares, the Company shall first deduct and pay over to the applicable taxing authority any federal, state or local taxes of any kind required by law to be withheld with respect to such payments.

(ii)
The net dollar amount of the Participant’s Performance Award after withholding of taxes in accordance with subsection (i) shall be converted into a number of Shares by dividing the net dollar amount of the award by the 30-day average closing price per Share determined as of the market close on the day before the Committee certifies satisfaction of the respective Performance Goals.

(iii)
Shares payable to a Participant in respect of a Performance Award shall be issued in the name of the Participant on one stock certificate, and such stock certificate shall be delivered to the Participant.

(b)
for a Performance Award described in Section 4.1(b), in cash or in Shares, or any combination thereof, at the discretion of the Committee. If the payment or any portion thereof is settled in Shares, such payment shall be issued pursuant to the terms of the Company’s Equity Incentive Plan. The payment of Performance Awards shall be further subject to the following conditions:

(i)
To the extent that a Participant’s Performance Award described in Section 4.1(b) is settled in cash, the Performance Shares will be converted to a cash payment amount by multiplying the number of Performance Shares earned by a Participant by the 30-day average closing price per Share determined as of the market close on the day before the Committee certifies satisfaction of the respective Performance Goals.

(ii)
To the extent that a Participant’s Performance Award described in Section 4.1(b) is settled in Shares, the Performance Shares will be converted to Shares at a ratio of one Common Share of the Company’s stock for each Performance Share. Shares payable to a Participant in respect of a Performance Award shall be issued in the name of the Participant on one stock certificate, and such stock certificate shall be delivered to the Participant.

.

(iii)
If a Performance Award described in Section 4.1(b) is settled in cash, the Company shall deduct from any payment made any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If a Performance Award described in Section 4.1(b) is settled in Shares, then any taxes which the Company determines are required to be withheld upon payment of such Shares will be satisfied by the Company withholding from the Shares otherwise deliverable to Employee such number of shares as has a fair market value equal to the minimum amount required to be withheld to satisfy Employee’s tax withholding obligation. The fair market value of each Common Share will be equal to (i) the closing price of Shares on the New York Stock Exchange on the date the Committee certifies the achievement of the Performance Goals, or if none were then traded, the last prior day on which Shares were so traded, or (ii) if clause (i) does not apply, the fair market value of the Shares as determined by the Board.

6.2    Nontransferability: All rights to payment under Performance Awards shall be nontransferable other than by will or by the laws of descent and distribution in accordance with Article 8 hereof.

6.3     Tax Withholding: The Company shall have the right to deduct from any payment made under the Plan any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

6.4    No Discretion to Increase Payment of Awards: Notwithstanding the foregoing to the contrary, the Committee shall not be permitted to increase the aggregate amount of any Performance Award payment.

7. Rights to Performance Awards After Termination of Employment

7.1    In General: Upon termination of a Participant’s employment with the Company or with a Participating Subsidiary for any reason, the Participant shall be entitled to receive, at such time(s) as would normally be payable pursuant to Section 6.1, any payment attributable to any Performance Award earned and held by him for any Performance Period already completed. In addition, if a Participant’s employment with the Company or with a Participating Subsidiary terminates by any reason other than due to Cause (including but not limited to retirement, death or disability), the Committee shall have the discretion to pay to such Participant (or such Participant’s estate, as appropriate), at such time as normally payable, a payment attributable to any Performance Award(s) for any Performance Period(s) which has not been completed at the time of his termination, with such payment prorated to reflect that portion of the Performance Period completed at the time of termination and calculated using the actual attainment of Performance Objectives for such Performance Period. Any Participant whose termination of employment occurs due to Cause shall not be entitled to receive payments under any Performance Award for any Performance Period which has not been completed at the Participant’s termination date.

7.2    Change in Control: Notwithstanding Section 7.1, in the event a Participant experiences a Separation from Service with the Company or a Participating Subsidiary within two years following a Change in Control either (a) involuntarily (other than for death, Disability or Cause) or (b) voluntarily pursuant to Good Reason under the Participant’s Severance Agreement with the Company (if applicable), the Participant shall be entitled to (x) immediate payment of any amount attributable to any Performance Award earned and held by him for any Performance Period already completed, and (y) immediate payment attributable to any Performance Award(s) for any Performance Period(s) which has not been completed at the time of his Separation from Service, with such payment prorated to reflect that portion of the Performance Period completed at the time of Separation from Service and calculated using the “target” attainment of Performance Goals for any Performance Period not completed. For a Participant who is party to a Severance Agreement with the Company, for purposes of this Section 7.2 only, Cause, Good Reason and Disability shall have the meaning provided under such Severance Agreement.

8. Beneficiary Designation

8.1    Designation: A Participant may name any Beneficiary (contingently or successively) to whom any benefit under the Plan is to be paid if the Participant dies before receiving such benefit. Benefits will be paid to the Beneficiary or Beneficiaries listed on the most current designation form on file with the Committee at the time of the Participant’s death. Absent such designation, any benefit which is due but not paid to a Participant under the Plan during his lifetime will be payable to the Participant’s estate.

8.2    Effectiveness: The designation of a Beneficiary will be effective only when the Participant designates his Beneficiary in the form prescribed by the Company and delivers it to the Company’s Secretary during the Participant’s lifetime.

    8.3    Revocation: The designation of a Beneficiary as herein provided will revoke each prior designation of a Beneficiary by the Participant.

9. Rights of Employees

9.1     Participation: Except as provided in Article 4, no Employee will have the right to participate in the Plan or, having been a Participant for any Performance Period, to continue to be a Participant in any subsequent Performance Period.

9.2     Employment: Nothing in the Plan will interfere with or limit the right of the Company or of a Participating Subsidiary to terminate any Participant’s employment, nor confer to any Participant any right to continue in the employ of the Company or a Participating Subsidiary.

9.3     Transfer: For purposes of the Plan, transfer of a Participant’s employment between the Company and a Participating Subsidiary or between Participating Subsidiaries will not be deemed a termination of employment.

9.4    Compensation: No benefit or other amount paid to a Participant pursuant to the Plan will be included in the Participant’s compensation or earnings for purposes of any pension or other employee benefit Plan of the Company or any Participating Subsidiary.

10. Administration

10.1    Committee: The Committee will administer the Plan.

10.2     Power of the Committee: The Committee will have full discretionary authority and power to (i) interpret and construe the Plan; and (ii) establish, amend and/or waive rules and regulations for the Plan’s administration.

10.3    Committee Decisions: The Committee will make all determinations and decisions hereunder by not less than a majority of its members. The Committee may act or take action by written instrument or vote at a meeting convened after reasonable notice. The Committee’s determinations and decisions hereunder, and related orders or resolutions, will be final, binding and conclusive on all persons, including the Company, its stockholders, Participating Subsidiaries, employees, Participants and Beneficiaries.

10.4     Delegation: The Committee may delegate any authority or power conferred to it under the Plan as and to the extent permitted by law.

11. Disputes

11.1     Disputes: The Committee will have full and exclusive authority to determine all disputes and controversies concerning the interpretation of the Plan to the fullest extent permitted by law.

11.2     Notice: If any Participant disputes any decision or determination by the Committee, the Company or any Participating Subsidiary, concerning the administration of the Plan or any provision of the Plan, the Participant must give written notice to the Committee as to such dispute at least ninety (90) days prior to commencing any lawsuit or legal proceeding in connection therewith. The Participant must give such notice of dispute by delivering to the Company’s Secretary written notice which identifies the dispute and any provision of the Plan in question.

11.3     Decision: Promptly (but within seventy five (75) days after notice of dispute), the Committee will review and decide the dispute and give the Participant written notice of its decision. Except as provided in Section 11.4, the Committee’s decision will be final and binding on the Company, the Company’s shareholders, Participating Subsidiaries, and the Participant (including his Beneficiary).

11.4     Lawsuit: A Participant may institute a lawsuit in connection with the Committee’s decision involving his rights under the Plan within one hundred and eighty (180) days after receiving the Committee’s decision.

12. Amendment and Termination

12.1     Amendment and Termination: The Board may terminate, amend, or modify the Plan at any time or for any reason.

12.2     Performance Awards: No termination, amendment, or modification of the Plan will in any manner adversely affect any Participant’s rights to receive a Performance Award previously earned under the Plan.

13. Indemnification

13.1    Indemnity: The Company will defend and indemnify each person who is or has been a member of the Committee in respect of any claim which is asserted against him and which is based on his action or failure to take action under or in connection with the Plan or any agreement related to the Plan; provided that such person gives the Company notice of such claim, cooperates with the Company in defense of such claim, permits the Company to control the defense of such claim prior to his undertaking any defense on his own behalf and confers to the Company full authority to compromise and settle the claim.

13.2     Additional Right: The indemnity provided under Section 13.1 will be in addition to, and not in lieu of, any other right of indemnification to which such person may be entitled under the Company’s Code of Regulations, as a matter of law or otherwise, and will not exclude any other power that the Company may have to defend and indemnify him.

14. Miscellaneous

14.1     Unfunded Plan: The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Performance Awards under the Plan. No obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

14.2    Costs of Plan: The costs and expenses of administering the Plan shall be borne by the Company.

14.3     Governing Law: To the extent not preempted by federal law, the Plan and all agreements hereunder will be governed by and interpreted in accordance with the laws of the State of Ohio.

14.4    Code Section 409A Compliance: The Plan is intended to be operated in compliance with the provisions of Section 409A of the Code (including any rulings or regulations promulgated thereunder). In the event that any provision of the Plan fails to satisfy the provisions of Section 409A of the Code, then such provision shall be reformed so as to comply with Section 409A of the Code and to preserve as closely as possible the intention of the Company in maintaining the Plan; provided that, in the event it is determined not to be feasible to so reform a provision of the Plan as it applies to a payment or benefit due to a Participant or his or her beneficiary(ies), such payment shall be made without complying with Section 409A of the Code.

Annex C - OMNOVA Solutions Inc.
Equity Incentive Plan
2017 Equity Incentive Plan
1.Purpose.  The purpose of the OMNOVA Solutions Inc. 2017 Equity Incentive Plan (the “Plan”) is to attract, retain, incentivize, and reward highly qualified directors, officers and employees of Omnova Solutions Inc., an Ohio corporation, and its Subsidiaries (as defined below). The Plan was adopted by the Board of Directors of the Company on January 18, 2017, and is effective as of March 22, 2017, the date of shareholder approval of the Plan (the “Effective Date”). Upon shareholder approval of the Plan, the OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan (the “Prior Plan”) will terminate in its entirety; provided that all outstanding awards under the Prior Plan as of the Effective Date will remain outstanding in accordance with their terms and will be administered and settled in accordance with the provisions of the Prior Plan.
2.Definitions.  As used in this Plan,
(a)“Affiliate” means a corporation, partnership, joint venture, sole proprietorship or other trade or business that is considered a single employer with the Company by application of Section 414 of the Code, such that it (i) is part of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code) with the Company, (ii) is “under common control” (within the meaning of Section 414(c) of the Code) with the Company, or (iii) is a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) with the Company.
(b)“Appreciation Right” means a right granted pursuant to Section 5 of this Plan, which shall include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.
(c)“Award” means Option Rights, Appreciation Rights, Performance Shares, Performance Units, Restricted Shares, or Restricted Share Units that have been granted pursuant to the Plan.
(d)“Award Agreement” means either: (a) an agreement, in written or electronic format, entered into by the Company and a Participant setting forth the terms and provisions of an Award; or (b) a statement, in written or electronic format, issued by the Company to a Participant describing the terms and provisions of an Award, which need not be signed by the Participant.
(e)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right and a Tandem Appreciation Right.
(f)“Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 16 of this Plan, such committee (or subcommittee).
(g)“Cause” means, for purposes of this Plan only, (i) if the Participant is a party to a duly authorized and written employment agreement or severance agreement with the Company or any of its Subsidiaries, executed by an officer of the Company, and such agreement provides for a definition of “cause,” the definition of “cause” set forth in such agreement or (ii) otherwise, any of the following:
(1)The Participant’s commission of, conviction of, or plea of guilty or nolo contendere to, any felony, or any offense involving fraud, embezzlement, or theft;
(2)The Participant’s willful misconduct, grossly negligent conduct, or act of moral turpitude that substantially and adversely affects the Company’s business or reputation;
(3)The Participant’s violation of the Company’s Business Conduct Policies; or
(4)The Participant’s commission of or participation in any Harmful Activity.
(h)“Change in Control” means (i) if the Participant is a party to a duly authorized and written employment agreement or severance agreement with the Company or any of its Subsidiaries, executed by an officer of the Company, and such agreement provides for a definition of “change in control” or “change of control” applicable for purposes of the treatment of such Participant’s Awards under such Agreement, the definition of “change in control” or “change of control” set forth in such agreement or (ii) otherwise, any of the following events:
(1)A change in the ownership of the Company, such that any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the regulations thereunder), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or
(2)Any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the regulations thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or
(3)A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election in accordance with the provisions of Treasury Regulation Section 1.409A-3(i)(5); or
(4)A change in the ownership of a substantial portion of the Company’s assets, such that any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the regulations thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.
(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(j)“Committee” means the Compensation and Corporate Governance Committee (or successor committee thereto) or such other committee of the Board consisting entirely of two or more Nonemployee Directors who also qualify as Outside Directors and as Independent Directors.
(k)“Common Shares” means the Common Shares, par value $0.10 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan; provided, however, that with respect to an Award of Option Rights or Appreciation Rights, such Common Shares must satisfy the definition of “service recipient stock” under Treasury Regulation Section 1.409A-1(b)(5)(iii).
(l)“Company” means OMNOVA Solutions Inc., an Ohio corporation.
(m)“Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).
(n)“Date of Grant” means the grant date of an Award, unless the Committee specifies another date on which an Award shall become effective, which date shall not be earlier than the date upon which the Committee takes sufficient corporate action to create a legally binding right with respect thereto.
(o)“Disability” means either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of at least 12 months (which shall be evidenced by the written determination of a qualified medical doctor selected or approved by the Committee or its designee and specifying the date upon which such disability commenced), or (ii) the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period exceeding six (6) months under an accident, health or disability plan covering employees of the Company.

(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(q)“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.
(r)“Full Value Award” means an Award granted under the Plan (or the Prior Plan, as applicable), other than Option Rights or Appreciation Rights.
(s)“Good Reason” shall be applicable under this Plan with respect to a Participant only if such Participant is a party to a duly authorized and written employment agreement or severance agreement with the Company or any of its Subsidiaries, executed by an officer of the Company, that specifies a meaning for “good reason,” and if a Participant is a party to such an agreement, “Good Reason” for purposes of such Participant’s Awards means “good reason” as defined in such agreement.
(t)“Harmful Activity” means the Participant’s:
(i)Disclosure or misuse of the Company’s confidential or non-public information or trade secrets;
(ii)Soliciting, recruiting or inducing or attempting to solicit, recruit or induce any employee of the Company to leave the Company’s employment; or
(iii)Breach or violation of any agreement between the Participant and the Company.
(u)“Immediate Family” has the meaning provided in Rule 16a-1(e) under the Exchange Act (or any successor rule to the same effect) as in effect from time to time.
(v)“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.
(w)“Independent Director” has the meaning provided in the rules of the New York Stock Exchange or such other principal national securities exchange upon which the Common Shares are listed for trading and quoting from time to time.
(x)“Management Objectives” means the objective performance measure or measures established pursuant to this Plan for Participants receiving Awards of Performance Shares or Performance Units or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Share Units and (with respect to Restricted Shares, Performance Shares and Restricted Share Units only) dividend equivalents or other dividend credits pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. Management Objectives may be made absolute or relative to the past performance of the individual Participants, the Company, Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed, or relative to the performance of other companies or one or more stock market indices or other published or special indices that the Committee deems appropriate. The Management Objectives applicable to any Award to a Covered Employee that is intended to qualify for the Performance-Based Exception shall be based on specified levels of, growth of, reduction of, or performance relative to peers with respect to, or any combination or ratios involving one or more of, any of the following criteria:

•	cash flow;

•	earnings per share;

•	earnings before tax;

•	earnings before interest and tax;

•	earnings before interest, tax, depreciation and amortization;

•	net income;

•	net debt;

•	operating income;

•	return on assets;

•	return on assets employed;

•	return on equity;

•	return on invested capital;

•	return on total capital;

•	revenues;

•	volumes in sales or pounds;

•	share price;

•	total shareholder return;

•	economic value added;

•	operating profit;

•	working capital;

•	working capital turnover;

•	noninterest expense;

•	risk and safety measures;

•	strategic objectives;

•	inventory;

•	productivity; and

•	quality.
The Management Objectives for a particular Participant during a particular Performance Period will be set forth in writing no later than (i) the 90th day after the start of such Performance Period, or (ii) the date on which 25% of the Performance Period has lapsed, provided that in either case, the outcome of the Management Objectives to be measured on such date remains substantially uncertain. The Management Objectives applicable to Awards that are intended to qualify for the Performance-Based Exception will set forth the method for computing any amount to be paid or distributed with respect to such Awards in an objective formula, and such objective formula will preclude discretion on the part of the Committee to increase the amount of the respective Award payable upon achievement of the Management Objectives (but the Committee may reserve the discretion to reduce the amount payable). To the extent that any Award under this Plan is subject to the satisfaction of Management Objectives, the vesting or exercisability of such Award and/or any payment or distribution thereunder, as applicable, will only occur upon the satisfaction of such Management Objectives as determined by the Committee.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available Performance-Based Exception. In such case, the Committee shall not make any modification of the Management Objectives or minimum acceptable level of achievement.
(y)“Market Value per Share” means the closing price of Common Shares on the New York Stock Exchange on the day for which the determination is to be made, or if such day is not a trading day, the trading immediately preceding such day (or if Common Shares are not readily traded on the New York Stock Exchange, the closing price per Common Share on an established securities market on which Common Shares are readily traded as selected by the Committee, or if Common Shares are not readily traded on any established securities market, the fair market value of a Common Share as determined by the reasonable application of a reasonable valuation method approved by the Committee).
(z)“Nonemployee Director” means a member of the Board of Directors of the Company who satisfies the requirements of Rule 16b-3 under the Exchange Act.
(aa)“Nonqualified Stock Option” means a grant of Option Rights that is not intended to meet the requirements of an “incentive stock option” under Section 422 of the Code or otherwise does not meet such requirements.
(bb)    “Option Price” means the purchase price payable on exercise of an Option Right.
(cc)    “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 of this Plan.
(dd)    “Outside Director” has the meaning set forth in Section 162(m) of the Code and the regulations thereunder.
(ee)    “Participant” means a person who is selected by the Committee to receive an Award under this Plan and who is at the time a director, officer or employee of the Company or of any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 30 days of the Date of Grant and who does commence so serving; in either case for so long as any of such person’s Awards remain outstanding.
(ff)    “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code.
(gg)    “Performance Period” means a period of time established pursuant to any of Sections 4 through 8 of this Plan during which any Management Objectives established for an Award are to be achieved.
(hh)    “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share granted pursuant to Section 8 of this Plan.
(ii)    “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 granted pursuant to Section 8 of this Plan.
(jj)    “Plan” means this OMNOVA Solutions Inc. 2017 Equity Incentive Plan.
(kk)    “Replacement Award” means an adjustment or substitution, in accordance with Section 12, of an Award granted under the Plan that (i) is the same character (e.g., stock options for Option Rights, restricted shares for Restricted Shares, restricted share units for Restricted Share Units, etc.) as the Award, (ii) has an aggregate fair market value at least equal to the value of the Award as established under the terms of the Change in Control (which value, with respect to Option Rights or Appreciation Rights, may be determined by reference to either their intrinsic value or their fair market value), (iii) is tied to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Participant holding the Award is subject to U.S. federal income tax under the Code, has tax consequences to such Participant under the Code which are not less favorable to such Participant than the tax consequences of the Award, (v) has a vesting schedule and other terms and conditions no less favorable to the Participant than the terms and conditions of the Award (including the provisions that would apply in the event of any subsequent termination of employment or Change in Control), (vi) is evidenced by an award agreement that is binding on the acquirer and in place prior to (but subject to the occurrence of) the Change in Control, and (vii) has been determined in the sole discretion of the Committee, as it was constituted immediately before the Change in Control, to satisfy each of the conditions in (i) through (vi) above.
(ll)    “Retirement” means a Separation from Service from the Company for reasons other than Cause at a time when the employee meets the age and/or years of service criteria that would make the employee eligible to commence immediately receiving retirement benefits from the OMNOVA Solutions Inc. Consolidated Pension Plan, whether or not a participant in such plan.
(mm)    “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which the Restriction Period has not expired.
(nn)    “Restricted Share Units” means an Award made pursuant to Section 7 of this Plan of the right to receive Common Shares or cash at the end of a specified Restriction Period.
(oo)    “Restriction Period” has the meaning provided in Section 6(c) of this Plan.
(pp)    “Rule 16b-3” means Rule 16b-3 under the Exchange Act (or any successor rule to the same effect) as in effect from time to time.
(qq)    “Separation from Service” has the meaning set forth in Section 409A of the Code and the regulations thereunder.
(rr)    “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price of the Appreciation Right.
(ss)    “Subsidiary” means a corporation, company or other entity (a) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; except that for purposes of determining whether any person may be a Participant for purposes of any Award of Incentive Stock Options, “Subsidiary” has the meaning provided in Section 424(f) of the Code.
(tt)    “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

3.	Shares Available Under the Plan.
(a)Subject to adjustment as provided in Section 3(b) and Section 11 of this Plan, the number of Common Shares that may be issued or transferred pursuant to Awards under the Plan shall not exceed in the aggregate one million, eight hundred thousand (1,800,000) Common Shares, plus the number of Common Shares that, as of the Effective Date, are available to be granted under the Prior Plan but which are not subject to outstanding awards. For purposes of determining how many Common Shares have been issued or transferred, each Full Value Award under the Plan, will count as 1.5 Common Shares issued or transferred under this Plan. Common Shares issued or transferred under the Plan may be shares of original issuance or treasury shares or a combination of the foregoing.
(b)The following shares shall again be available for issuance under the Plan: (i) Common Shares reserved for issuance upon exercise or settlement, as applicable, of Awards granted under the Plan, to the extent and at such time as such Awards expire or are canceled or surrendered; (ii) Restricted Shares granted under the Plan, to the extent and at such time as such Restricted Shares are forfeited or otherwise surrendered to the Company before the restrictions on such shares lapse; (iii) Common Shares reserved in respect of any other Awards under this Plan, to the extent that such awards are committed to be or are elected to be settled in cash; and (iv) Common Shares subject to awards granted under the Prior Plan that were outstanding on the Effective Date, to the extent that such awards expire, are canceled, surrendered or forfeited, are committed to be settled in cash, or are elected to be settled in cash. Any Common Shares underlying a Full Value Award (whether granted under the Plan or the Prior Plan) that become available for future grant under the Plan pursuant to this Section 3(b) shall be added back to the Plan in an amount equal to 1.5 Shares for each Common Share subject to that Full Value Award.
(c)For the avoidance of doubt, the following shares shall not become available again for issuance under the Plan: (i) Common Shares tendered by Participants as full or partial payment to the Company upon exercise of Options or other Awards granted under the Plan (or options or other awards granted under the Prior Plan); (ii) Common Shares reserved for issuance upon grant of an Award (or an award granted under the Prior Plan), to the extent the number of reserved Common Shares exceeds the number of Common Shares actually issued upon the vesting or exercise of such Award (or such award granted under the Prior Plan); (iii) Common Shares or other Awards surrendered to the Company to satisfy the Participant’s tax obligations upon the Participant having the irrevocable right to such Common Shares or Awards or (iv) Common Shares that have been repurchased by the Company using option exercise proceeds.
(d)Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, (i) the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 500,000 Common Shares; (ii) no Participant shall be granted, during any fiscal year of the Company, Awards that are intended to qualify for the Performance-Based Exception for more than 500,000 Common Shares in the aggregate; and (iii) no individual Nonemployee Director shall be granted Awards for more than 50,000 Common Shares in the aggregate during any fiscal year of the Company.
(e)Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any one fiscal year receive an Award of Performance Shares, Performance Units, or cash-settled Restricted Share Units having an aggregate maximum value, as of its respective Date of Grant, in excess of $3,000,000.
4.Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, grant an Award to Participants of options to purchase Common Shares. Each such grant may include any or all of the features permitted under, and shall be subject to all of the requirements contained in, the following provisions:
(a)Each grant shall specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.
(b)Each grant shall specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant (or, with respect to an Incentive Stock Option, 110 percent of the Market Value per Share on the Date of Grant in the case of a Participant who owns Common Shares possessing more than ten percent of the total combined voting power of all classes of Common Shares of the Company or a Subsidiary (as determined under Sections 424(d), (e) and (f) of the Code)).
(c)Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Participant (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, or (iii) by a combination of such methods of payment.
(d)Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.
(e)Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.
(f)Each grant shall specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Option Rights or portions thereof will become exercisable and may specify Management Objectives that must be achieved as a condition to the exercise of such rights.
(g)If the Committee conditions the exercisability of Option Rights upon service alone, then, except as otherwise may be provided pursuant to Section 12 or Section 18 of the Plan, the Option Rights may vest and such exercisability may occur no sooner than pro rata over a period of three years from the Date of Grant, with no portion vesting and becoming exercisable sooner than one year from the Date of Grant. If the Committee conditions the exercisability of Option Rights on Management Objectives, then, except as otherwise may be provided pursuant to Section 12 of the Plan, the Option Rights may vest and such exercisability may occur no sooner than one year from the Date of Grant of such Option Rights.
(h)Option Rights granted under this Plan may be (i) Incentive Stock Options, (ii) Nonqualified Stock Options, or (iii) a combination of the foregoing. To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan. Any Option Right that is intended to qualify as an Incentive Stock Option, but fails to so qualify at or after the time of grant, will be treated as a Nonqualified Stock Option.
(i)The exercise of an Option Right shall result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.
(j)No Option Right shall be exercisable more than 10 years from the Date of Grant.
(k)No dividend equivalents shall be granted with respect to Common Shares underlying an Option Right.
(l)Each grant of Option Rights shall be evidenced by an Award Agreement which shall state that such Option Rights are subject to all the terms and conditions of this Plan and contain such terms and provisions, not inconsistent with this Plan, as the Committee may approve.
5.Appreciation Rights.
(a)The Committee may grant (i) to any Participant, Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, Free-Standing Appreciation Rights. A Tandem Appreciation Right shall be a right of the Participant, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right granted in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right shall be a right of the Participant to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.
(b)Each grant of Appreciation Rights may include any or all of the features permitted under, and shall be subject to all of the requirements contained in, the following provisions:
(i)Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.
(ii)Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.
(iii)Each grant shall specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or portions thereof will become exercisable and may specify Management Objectives that must be achieved as a condition to the exercise of such rights.
(iv)If the Committee conditions the exercisability of Appreciation Rights upon service alone, then, except as otherwise may be provided pursuant to Section 12 or Section 18 of the Plan, the Appreciation Rights may vest and such exercisability may occur no sooner than pro rata over a period of three years from the Date of Grant, with no portion vesting and becoming exercisable sooner than one year from the Date of Grant. If the Committee conditions the exercisability of Appreciation Rights on Management Objectives, then, except as otherwise may be provided pursuant to Section 12 of the Plan, the Appreciation Rights may vest and such exercisability may occur no sooner than one year from the Date of Grant of such Appreciation Rights.
(v)Each grant of Appreciation Rights shall be evidenced by an Award Agreement which shall describe such Appreciation Rights, identify the related Option Rights (if applicable), state that such Appreciation Rights are subject to all the terms and conditions of this Plan, and contain such other terms and provisions, not inconsistent with this Plan, as the Committee may approve.
(c)No dividend equivalents shall be granted with respect to Common Shares underlying an Appreciation Right.
(d)Any grant of Tandem Appreciation Rights shall provide that such rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.
(e)Regarding Free-Standing Appreciation Rights only:
(i)Each grant shall specify in respect of each Free-Standing Appreciation Right a Base Price, which shall be equal to or greater than the Market Value per Share on the Date of Grant;
(ii)Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and
(iii)No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.
6.Restricted Shares.  The Committee may also authorize the grant or sale of Restricted Shares to Participants. Each grant or sale of Restricted Shares may include any or all of the features permitted under, and shall be subject to all of the requirements contained in, the following provisions:
(a)Each grant or sale of Restricted Shares shall constitute an immediate transfer of the ownership of Common Shares to the Participant entitling such Participant to voting, dividend and other ownership rights, but subject to the restrictions specified in this Section 6 and the applicable award agreement.
(b)Each grant or sale of Restricted Shares may be made without additional consideration or in consideration of a payment by such Participant that is less than Market Value per Share at the Date of Grant.
(c)Each grant or sale of Restricted Shares shall provide that the Restricted Shares covered by such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant (the “Restriction Period”). If the Committee conditions the vesting and nonforfeitability of Restricted Shares upon service alone, then, except as otherwise may be provided pursuant to Section 12 or Section 18 of the Plan, the Restricted Shares may vest and such nonforfeitability may occur no sooner than pro rata over a period of three years from the Date of Grant, with no portion vesting and becoming nonforfeitable sooner than one year from the Date of Grant. If the Committee conditions the vesting and nonforfeitability of Restricted Shares on Management Objectives, then, except as otherwise may be provided pursuant to Section 12 of the Plan, the Restricted Shares may vest and such nonforfeitability may occur no sooner than one year from the Date of Grant of such Restricted Shares.
(d)Each grant or sale of Restricted Shares shall provide that during the Restriction Period, the transferability of the Restricted Shares shall be (i) prohibited or (ii) restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing Restriction Period in the hands of any transferee).
(e)Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination of the applicable Restriction Period. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares upon which restrictions will terminate if performance is at or above the minimum level.
(f)Any and all dividends or other distributions paid on Restricted Shares during the Restriction Period be automatically deferred and reinvested in additional Restricted Shares, which shall be subject to the same restrictions as the underlying Award. Any dividends with respect to Restricted Shares that vest based on the achievement of Management Objectives shall be accumulated or reinvested in additional Restricted Shares, and shall not be paid or vest if the applicable Management Objectives are not satisfied.

(g)Each grant or sale of Restricted Shares shall be evidenced by an Award Agreement which shall state that such Restricted Shares are subject to all the terms and conditions of this Plan and contain such terms and provisions, not inconsistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, all certificates representing Restricted Shares shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Restricted Shares.
7.Restricted Share Units.  The Committee may also authorize the grant or sale of Restricted Share Units to Participants. Each grant or sale of Restricted Share Units may include any or all of the features permitted under, and shall be subject to all of the requirements contained in, the following provisions:
(a)Each grant or sale of Restricted Share Units shall constitute the agreement by the Company to distribute Common Shares (or the cash value thereof), but subject to forfeiture absent the fulfillment of such conditions during the Deferral Period (as defined in Section 7(c), below) as the Committee may specify. Upon the fulfillment of such conditions, the Restricted Share Units shall vest and the Company shall distribute to the Participant the Common Shares underlying the Restricted Share Units (or the cash value thereof). During the Deferral Period, the Participant shall have no rights of ownership in any Common Shares underlying the Restricted Share Units and shall have no right to vote them.
(b)Each grant or sale of Restricted Share Units may be made without additional consideration or in consideration of a payment by such Participant that is less than Market Value per Share at the Date of Grant.
(c)Each grant or sale of Restricted Share Units shall provide that the vesting of the Restricted Share Units so granted or sold and the distribution of Common Shares in respect thereof shall be occur no sooner than a future date established by the Committee (the period between the Date of Grant of the Restricted Share Units and such future date, a “Deferral Period”). If the Committee conditions the vesting of the Restricted Share Units upon service alone, then, except as otherwise may be provided pursuant to Section 12 or Section 18 of the Plan, the Deferral Period shall be no shorter than three years from the Date of Grant, with no portion of the Restricted Share Units vesting prior to one year from the Date of Grant on a pro rata basis. If the Committee conditions the vesting of the Restricted Share Units on Management Objectives, then, except as otherwise may be provided pursuant to Section 12 of the Plan, the Deferral Period shall be no shorter than one year from the Date of Grant.
(d)Any grant of Restricted Share Units may specify Management Objectives that, if achieved, will cause the Restricted Share Units to vest and the Company to distribute the Common Shares (or pay the cash value thereof) in respect of the Restricted Share Units. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Share Units that will vest if performance is at or above the minimum level.
(e)The Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on the Restricted Share Units on a deferred or contingent basis, either in cash or in additional Common Shares, which dividend equivalents shall be subject to the same terms, conditions, restrictions and Deferral Period as the original Award. Any dividend equivalents with respect to Restricted Share Units that vest based on the achievement of Management Objectives shall be accumulated or deemed reinvested in additional Restricted Share Units as provided in the Award Agreement, and shall not be paid or vest if the applicable Management Objectives are not satisfied.
(f)Each grant or sale of Restricted Share Units shall be evidenced by an Award Agreement which shall state that such Restricted Share Units are subject to all the terms and conditions of this Plan and contain such terms and provisions, not inconsistent with this Plan, as the Committee may approve. The applicable Award Agreement shall specify the time and manner of payment of the Restricted Share Units that have become vested. Any such grant or sale of Restricted Share Units may specify that the amount payable with respect thereto shall be paid by the Company in cash, in Common Shares, or in any combination thereof, or may provide the Committee the right to elect among those alternatives.

8.Performance Shares and Performance Units. The Committee may also grant of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives. Each such grant may include any or all of the features permitted under, and shall be subject to all of the requirements contained in, the following provisions:
(a)Each grant shall specify the number of Performance Shares or Performance Units granted, which number may be subject to adjustment based upon the achievement of Management Objectives or other factors.
(b)The Performance Period with respect to each Performance Share or Performance Unit shall be such period of time not less than one year, as shall be determined by the Committee at the time of grant which may be subject to earlier lapse or other modification as may be provided pursuant to Section 12 of the Plan.
(c)Any grant of Performance Shares or Performance Units shall specify Management Objectives which, if achieved, will result in payment of the Award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and shall set forth an objective formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level. The grant of Performance Shares or Performance Units intended to qualify for the Performance-Based Exception shall specify that, before the Performance Shares or Performance Units shall be earned and paid, the Committee must determine in writing the extent to which the Management Objectives have been achieved.
(d)Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto shall be paid by the Company in cash, in Common Shares, or in any combination thereof, or may provide the Committee the right to elect among those alternatives.
(e)Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant. Any grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Committee at the Date of Grant.
(f)The Committee may, at or after the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on a deferred or contingent basis, either in cash or in additional Common Shares; provided that any deferred payments satisfy the requirements of Section 409A of the Code and the relevant regulations, and further provided that any dividend equivalents with respect to Performance Shares shall be accumulated or deemed reinvested in additional Performance Shares as provided in the Award Agreement, and shall not be paid or vest if the applicable Management Objectives are not satisfied.
(g)Each grant of Performance Shares or Performance Units shall be evidenced by an Award Agreement which shall state that such Performance Shares or Performance Units are subject to all the terms and conditions of this Plan and contain such other terms and provisions, not inconsistent with this Plan, as the Committee may approve.
9.Awards to Nonemployee Directors. The Committee may, from time to time and upon such terms and conditions as it may determine, grant Awards under this Plan to Nonemployee Directors on terms and conditions not inconsistent with this Plan. Notwithstanding the foregoing, the minimum vesting period applicable to any Award granted to a Nonemployee Director shall not be less than one year from the date of grant.
10.Transferability.
(a)Except as otherwise determined by the Committee, no Award granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights shall be exercisable during the Participant’s lifetime only by him or her or by his or her guardian or legal representative.
(b)The Committee may, as part of the terms of an Award, specify at the Date of Grant that all or part of the Common Shares which (i) are to be issued or distributed by the Company or (ii) are no longer subject to the substantial risk of forfeiture and restrictions on transfer shall be subject to further restrictions on transfer following the time that such Common Shares are issued or distributed in respect of such Award or the restrictions on transfer applicable to such Award have been terminated.
(c)Notwithstanding the provisions of Section 10(a), Option Rights (other than Incentive Stock Options), shall be transferable by a Participant, so long as such transfer is made for no consideration, to any one or more members of the Participant’s Immediate Family (or to one or more trusts established solely for the benefit of one or more members of the Participant’s Immediate Family or to one or more partnerships in which the only partners are members of the Participant’s Immediate Family); provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is distributed to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Committee and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant.
11.Adjustments, Substitutions.
(a)The Committee shall provide for such adjustments to the numbers of Common Shares subject to an outstanding Award granted hereunder, or in the Option Price and Base Price applicable to such Award, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced.
(b)If the Committee determines that it is appropriate in granting a new Award under the Plan to use the in-the-money value or fair value of any surrendered Award or the value of any other right to payment surrendered by the Participant to be applied to the purchase of any other Award, then such surrender shall be performed in accordance with Treasury Regulation Section 1.409A-1(b)(5) so as to ensure that the surrender does not result in a “modification,” “extension,” or “renewal,” of a stock right, as determined under Section 409A of the Code, so that such stock rights thereby become subject to the terms and conditions of Section 409A of the Code as a deferral of compensation.
(c)The Committee may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 11.
(d)Any transaction otherwise authorized under this Section 11 shall remain subject to all applicable restrictions under the Plan and may not result in an Award that is not otherwise subject to the terms and conditions of Section 409A of the Code as a deferral of compensation becoming subject to the terms and conditions of Section 409A of the Code as a deferral of compensation by virtue of such transaction; in such event, any transaction that would otherwise be permissible under this Section 11 shall be prohibited unless the Participant and the Committee mutually agree in writing to cause an Award to become subject to the terms and conditions of Section 409A of the Code as a deferral of compensation under this Section 11. Notwithstanding the foregoing to the contrary, any such adjustment to the number specified in Section 3(d) shall be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify.
12.Change in Control.
(a)Replacement Awards in Full Substitution.  Any Replacement Award granted to a Participant shall be deemed a complete and full substitution for, and shall be accepted in full satisfaction of, the Award for which the Replacement Award was granted.
(b)Failure to Replace Awards.  If, prior to or in connection with the Change in Control, the Participant does not receive a Replacement Award in exchange for each Award then held by the Participant,

then such Award shall be deemed to have become vested or exercisable immediately prior to the Change in Control, and at such time all Restriction Periods or Deferral Periods (or any equivalent thereto) shall be deemed to have lapsed immediately prior to the Change in Control, any other applicable restrictions shall be deemed terminated, and any applicable Management Objectives shall be deemed to have been achieved at target level.
(c)Termination Following Change in Control.  If, following the Change in Control, a Participant terminates his or her employment for Good Reason (if applicable), or the Participant is involuntarily terminated for reasons other than for Cause, then on such date (i) all Replacement Awards held by the Participant will become immediately vested or exercisable, all Restriction Periods or Deferral Periods (or any equivalent thereto) shall be deemed to have lapsed, any other applicable restrictions shall be deemed terminated, and any applicable Management Objectives shall be deemed to have been achieved at target level, and (ii) any Replacement Awards which were granted with respect to Option Rights or Appreciation Rights will remain exercisable for not less than three years following such termination of employment or until the expiration of the stated term of such Replacement Award, whichever period is shorter.
13.Fractional Shares. The Company shall not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
14.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. Common Shares shall not be withheld in excess of the number of Common Shares determined based on the maximum statutory tax rates in the applicable taxing jurisdictions. The Company and a Participant or such other person may also make arrangements with respect to the payment in cash of any taxes with respect to which withholding is not required.
15.Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such sub-plans, supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.
16.Administration of the Plan.
(a)The Plan shall be administered by the Committee. Except as otherwise provided by the Board and subject to the terms of the Plan, the Committee shall have the authority to take all actions determined by the Committee to be necessary in the administration of the Plan, including, without limitation: to select the Participants to whom awards under this Plan shall be granted; to determine the sizes and types of awards under this Plan; to determine the terms and conditions of awards under this Plan; to determine that an award shall be subject to Management Objectives; to grant waivers of terms, conditions, restrictions and limitations applicable to any award under this Plan; to construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and to take such other action and make such other determinations as the Committee deems necessary or appropriate for the administration of the Plan.
(b)All determinations and decisions made in good faith by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee made in good faith shall be final,

conclusive and binding on all persons, including the Company, its Subsidiaries, shareholders, Nonemployee Directors, employees, Participants and their estates and beneficiaries. No member of the Committee shall be liable hereunder for any action taken or determination made in good faith with respect to the Plan.
(c)To the extent permitted by applicable law, the Committee may, in its discretion, delegate to one or more Nonemployee Directors or officers of the Company any of the Committee’s authority under the Plan (except with respect to Awards involving Covered Employees or “insiders” within the meaning of Section 16 of the Exchange Act). The acts of any such delegates shall be treated hereunder as acts of the Committee with respect to any matters so delegated.
(d)The Committee shall have no obligation to treat Participants or eligible employees or Nonemployee Directors uniformly, and the Committee may make determinations under the Plan selectively among Participants who receive, or employees or Nonemployee Directors who are eligible to receive, Awards (whether or not such Participants or eligible employees or Nonemployee Directors are similarly situated).
(e)The Committee’s exercise of its discretion in administering the Plan shall in no event cause an Award under the Plan that is not otherwise subject to the terms and conditions of Section 409A of the Code to become “subject to the terms and conditions of Section 409A of the Code” unless otherwise agreed upon between the Company (or Subsidiary) and the Participant; provided further, that, to the extent an Award is subject to the terms and conditions of Section 409A of the Code, the Committee shall provide the Award in the form and manner required by Section 409A of the Code. For purposes of the Plan, “subject to the terms and conditions of Section 409A of the Code,” means the applicable Award or compensation subject to said Award provides for a deferral of compensation as determined under Section 409A of the Code. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of applicable law, and may otherwise require payment of consideration for an Award except as limited by the Plan and as otherwise required by applicable law.
(f)The Board may reserve to itself any or all of the authority or responsibility of the Committee under the Plan or may act as the administrator of the Plan for any and all purposes. To the extent the Board has reserved any such authority or responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 16(f) shall include the Board. To the extent that any action of the Board under the Plan conflicts with any action taken by the Committee, the action of the Board shall control.
17.Section 409A Compliance.  The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant's Separation from Service shall instead be paid on the first payroll date following the six-month anniversary of the Participant's Separation from Service (or the Participant's death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation hereunder to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.
18.Separation from Service, Forfeiture, and Compensation Recovery.
(a)Separation from Service Due to Death or Disability.  In the event of a Participant’s death or Separation from Service from the Company or its Subsidiaries due to Disability:
(i)With respect to Awards the payment or distribution of which are subject to the achievement of Management Objectives:
(1)For any such Award for which the Performance Period has been completed at the time of the Participant’s Death or Separation from Service due to Disability, such Award shall become vested or exercisable (as applicable), any Restriction Periods or Deferral Periods shall lapse, and any other applicable restrictions shall terminate, in each case at the time and in the manner as any of such circumstances would normally occur under such Award’s terms, based upon actual achievement of the Management Objectives for the applicable Performance Period; or
(2)For any such Award for which the Performance Period has not been completed at the time of the Participant’s death or Separation of Service due to Disability, such Award shall become vested or exercisable (as applicable), any Restriction Periods or Deferral Periods shall lapse, and any other applicable restrictions shall terminate, in each case at the time and in the manner as any of such circumstances would normally occur under such Award’s terms, based upon actual achievement of the Management Objectives during the applicable Performance Period, provided that any payment or distribution under the Award shall be prorated in proportion to the amount of the Performance Period that had actually been completed at the time of the Participant’s death or Separation from Service due to Disability; or
(ii)With respect to Awards that are not subject to the achievement of Management Objectives, such Award shall become vested or exercisable (as applicable), any Restriction Periods or Deferral Periods shall lapse, any other applicable restrictions shall terminate upon such death or Separation from Service due to Disability.
(b)Separation from Service Due to Retirement.  In the event of the Participant’s Separation from Service due to Retirement from the Company or its Subsidiaries:
(i)With respect to Awards the payment or distribution of which are subject to the achievement of Management Objectives:
(1)For any such Award for which the Performance Period has been completed at the time of the Participant’s Separation from Service due to Retirement, such Award shall become vested or exercisable (as applicable), any Restriction Periods or Deferral Periods shall lapse, and any other applicable restrictions shall terminate, in each case at the time and in the manner as any of such circumstances would normally occur under such Award’s terms, based upon actual achievement of the Management Objectives for the applicable Performance Period
(2)For any such Award for which the Performance Period has not been completed at the time of the Participant’s death or Separation of Service due to Disability, such Award shall become vested or exercisable (as applicable), any Restriction Periods or Deferral Periods shall lapse, and any other applicable restrictions shall terminate, in each case at the time and in the manner as any of such circumstances would normally occur under such Award’s terms, based upon actual achievement of the Management Objectives during the applicable Performance Period, provided that any payment or distribution under the Award shall be prorated in proportion to the amount of the Performance Period that had actually been completed at the time of the Participant’s Separation from Service due to Retirement; or
(ii)With respect to Awards that are not subject to the achievement of Management Objectives, such Awards shall continue to vest, or shall continue to be available for exercise, in accordance with the terms of any applicable Award Agreement and the provisions of this Plan as though the Separation from Service due to Retirement had not occurred.
(c)Termination for Cause; Commission of Harmful Activity.  If (i) a Participant’s employment or service is terminated by the Company or a Subsidiary for Cause, as determined in good faith by the Committee (or its delegate, in accordance with Section 16(a) in its sole discretion or (ii) the Participant is determined in good faith by the Committee to have committed, following any Separation from Service from the Company, a Harmful Activity, then all Awards granted under the Plan which have not been vested or exercised may be forfeited.

(d)Compensation Recovery Policy.  Any Award granted to a Participant shall be subject to forfeiture or repayment pursuant to the Company’s Executive Incentive Compensation Recovery Policy or any successor policy, as the same may be amended from time to time.
(e)Right of Set-Off and Other Remedies.  The Company may, to the extent permitted by applicable law, set off of any amounts payable to it by the Participant against any amounts that the Company may owe to the Participant from time to time under the Plan; provided, however, that, except to the extent permitted by Section 409A of the Code, such offset shall not apply to amounts that are a “deferral of compensation” within the meaning of Section 409A of the Code.
19.Amendments, Etc.
(a)The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that any amendment which must be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans without shareholder approval.
(b)The repricing of Option Rights and Appreciation Rights is prohibited. For this purpose, a repricing means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option Right or Appreciation Right to lower its exercise price; and (ii) canceling an Option Right or Appreciation Right at a time when its exercise price is equal to or greater than the fair market value of the underlying stock in exchange for cash or another Option Right, Appreciation Right, Restricted Share or other Award, unless the cancellation and exchange occurs in connection with an event set forth in Section 11. Such cancellation and exchange would be considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.
(c)The Committee may condition the grant of any Award or combination of Awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
(d)This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time. No employee or Nonemployee Director shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards. Awards granted under the Plan shall not be considered a part of any Participant’s normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, or similar payments, or for purposes of determining any pension, retirement, or welfare benefits or similar payments, and in no event shall any Award be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary or Affiliate.
20.Term and Termination.  No Award shall be made under this Plan more than 10 years after the date on which this Plan has been most recently approved by the shareholders of the Company. The Board may terminate the Plan at any time, provided that all Awards made on or prior to any such termination shall continue in effect thereafter subject to the terms thereof and of this Plan. The Board’s right to terminate the Plan does not require the consent of any Participant or other person. In the event of termination, the Board shall specify whether termination will change the time at which distributions are made; provided, that any acceleration of a distribution is not inconsistent with Section 409A of the Code and the regulations thereunder. In the absence of such specification, the timing of distributions shall be unaffected by the termination of the Plan.
21.Exclusion from Certain Restrictions.  Notwithstanding anything in this Plan to the contrary, no more than 5% of the Common Shares available for issuance under the Plan, in the aggregate, will be available under this Plan for Awards that do not satisfy the minimum vesting periods, Restriction Periods or Deferral Periods provided for in the Plan with respect to such Awards.

Annex D - GAAP to Non-GAAP Reconciliation Tables
This Proxy Statement includes references to Adjusted Segment Operating Profit, Adjusted Diluted Earnings Per Share, Adjusted EBIT, Net Debt and Adjusted EBITDA which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The following tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters
Twelve Months Ended November 30, 2016

(Dollars in millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined	Corporate	Consolidated
Sales	$548.8	$211.1	$759.9	$—	$759.9

Segment Operating Profit / Corporate Expense	$55.9	$12.4	$68.3	$(33.7)	$34.6
Interest Expense	—	—	—	(24.7)	(24.7)
Income (Loss) From Continuing Operations Before Income Taxes	55.9	12.4	68.3	(58.4)	9.9
Management Excluded Items
Restructuring and severance	2.9	.6	3.5	4.9	8.4
Accelerated depreciation on production transfer	3.0	—	3.0	—	3.0
Operational improvements costs	(.4)	—	(.4)	—	(.4)
Acquisition and integration related expense	—	—	—	.9	.9
Environmental costs	—	.3	.3	—	.3
Debt issuance costs write-off and additional interest	—	—	—	4.9	4.9
Corporate Headquarters relocation costs	—	—	—	(.2)	(.2)
Asset impairment, facility closure costs and other	2.5	5.8	8.3	—	8.3
Vacation policy change	(1.5)	(1.2)	(2.7)	(.7)	(3.4)
Subtotal for Management Excluded Items	6.5	5.5	12.0	9.8	21.8
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$62.4	$17.9	$80.3	$(48.6)	$31.7
Tax Expense (30% rate)*					$(9.5)
Adjusted Income From Continuing Operations					$22.2
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations					$.50

* Tax rate is based on the Company's estimated normalized annual effective tax rate.

Adjusted segment operating profit from continuing operations as a % of sales	11.4%	8.5%	10.6%
Segment / Corporate Capital Expenditures	$15.6	$8.2	$23.8	$1.8	$25.6

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$62.4	$17.9	$80.3	$(48.6)	$31.7
Unallocated Corporate Interest Expense excluding debt premium	—	—	—	22.7	22.7
Segment / Consolidated Adjusted EBIT	62.4	17.9	80.3	(25.9)	54.4
Depreciation and Amortization excluding accelerated depreciation	20.1	6.3	26.4	1.2	27.6
Segment / Consolidated Adjusted EBITDA	$82.5	$24.2	$106.7	$(24.7)	$82.0

Adjusted EBITDA as a % of sales	15.0%	11.5%	14.0%		10.8%

Net Leverage
Total short and long-term debt (excluding original issue discount)					$366.0
Less Cash					(78.0)
Net Debt (Debt less Cash)					$288.0

Net Leverage Ratio**					3.5x
** The above calculation is not intended to be used for purposes of calculating debt covenant compliance.

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Twelve Months Ended November 30, 2015

(Dollars in millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined	Corporate	Consolidated
Sales	$608.1	$229.9	$838.0	$—	$838.0

Segment Operating Profit / Corporate Expense	$15.9	$18.9	$34.8	$(27.6)	$7.2
Interest Expense	—	—	—	(28.3)	(28.3)
Income (Loss) From Continuing Operations Before Income Taxes	15.9	18.9	34.8	(55.9)	(21.1)
Management Excluded Items
Restructuring and severance	4.3	1.5	5.8	.1	5.9
Accelerated depreciation on production transfer	5.8	—	5.8	—	5.8
Operational improvements costs	5.0	—	5.0	.4	5.4
Acquisition and integration related expense	—	—	—	.4	.4
Environmental costs	2.8	.2	3.0	—	3.0
Debt issuance costs write-off	—	—	—	.6	.6
Other financing costs	—	—	—	1.0	1.0
Shareholder activist costs	—	—	—	1.9	1.9
Asset impairment, facility closure costs and other	18.4	1.6	20.0	.6	20.6
Subtotal for Management Excluded Items	36.3	3.3	39.6	5.0	44.6
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$52.2	$22.2	$74.4	$(50.9)	$23.5
Tax Expense (30% rate)*					$(7.0)
Adjusted Income From Continuing Operations					$16.5
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations					$.36

* Tax rate is based on the Company's estimated normalized annual effective tax rate.

Adjusted segment operating profit from continuing operations as a % of sales	8.6%	9.7%	8.9%
Segment / Corporate Capital Expenditures	$12.6	$8.5	$21.1	$2.9	$24.0

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$52.2	$22.2	$74.4	$(50.9)	$23.5
Unallocated Corporate Interest Expense excluding debt premium	—	—	—	27.3	27.3
Segment / Consolidated Adjusted EBIT	52.2	22.2	74.4	(23.6)	50.8
Depreciation and Amortization excluding accelerated depreciation	21.1	6.0	27.1	1.1	28.2
Segment / Consolidated Adjusted EBITDA	$73.3	$28.2	$101.5	$(22.5)	$79.0

Adjusted EBITDA as a % of sales	12.1%	12.3%	12.1%		9.4%

Net Leverage
Total short and long-term debt (excluding original issue discount)					$356.7
Less Cash					(44.9)
Net Debt (Debt less Cash)					$311.8

Net Leverage Ratio**					3.9x
** The above calculation is not intended to be used for purposes of calculating debt covenant compliance.

OMNOVA SOLUTIONS

OMNOVA SOLUTIONS INC.
25435 HARVARD ROAD
BEACHWOOD, OH 44122

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., EDT, on March 21, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., EDT, on March 21, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E16587-P84745-Z69056

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OMNOVA SOLUTIONS INC.

The Board of Directors recommends you vote FOR the following four director nominees:

1. Election of Directors:

To a three-year term expiring at the 2020 Annual Meeting.

Nominees:	**For**	**Against**	**Abstain**
1a. Joseph M. Gingo	☐	☐	☐
1b. Michael J. Merriman	☐	☐	☐
1c. James A. Mitarotonda	☐	☐	☐
1d. William R. Seelbach	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending November 30, 2017.	☐	☐	☐
3. Approval, on an advisory basis, of OMNOVA's named executive officer compensation.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

The Board of Directors recommends you vote EVERY YEAR for the following proposal:	**EVERY YEAR**	**EVERY TWO YEARS**	**EVERY THREE YEARS**	**ABSTAIN**
4. Recommendation, on an advisory basis, of the frequency of the named executive officer compensation advisory vote.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
5. Approval of the material terms of the OMNOVA Solutions Inc. Annual Incentive Plan.	☐	☐	☐
6. Approval of the material terms of the OMNOVA Solutions Long-Term Incentive Plan.	☐	☐	☐
7. Approval of the OMNOVA Solutions Inc. Equity Incentive Plan.	☐	☐	☐

8. Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournment(s) thereof.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners/Title) Date

V.1.1

ADMISSION TO ANNUAL MEETING

The top half of this proxy card and Notice of Internet Availability of Proxy Materials is your admission ticket if you plan to attend the Annual Meeting in person. Please bring it to the meeting with a form of government-issued photo identification.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Shareholder Letter and Form 10-K are available at www.proxyvote.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

E17383-P84745-Z69056

OMNOVA SOLUTIONS

Proxy - OMNOVA Solutions Inc.

2017 Annual Meeting of Shareholders - March 22, 2017
This proxy is Solicited On Behalf of the Board of Directors of the Company

The undersigned hereby appoints JAMES C. LeMAY, PAUL F. DeSANTIS, FRANK P. ESPOSITO and each of them, his or her proxy, with power of substitution, to represent and vote all Common Shares of OMNOVA Solutions Inc. for which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. on March 22, 2017 at OMNOVA Solutions' World Headquarters, 25435 Harvard Road, Beachwood, Ohio 44122, and at any postponements or adjournments thereof, with all the powers which the undersigned would possess if personally present at the Annual Meeting, and appoints the proxy holders to vote as directed on the reverse and in accordance with their judgment on matters incident to the conduct of the meeting and any matters of other business referred to in Item 8.

This card also constitutes your voting instructions for any and all shares held of record by Computershare for your account in the Company's Dividend Reinvestment Plan and will be considered to be CONFIDENTIAL VOTING INSTRUCTIONS to the Plan Trustee with respect to Shares held for your account under the OMNOVA Solutions Retirement Savings Plan. If the shares are held in the OMNOVA Solutions Retirement Savings Plan, your voting instructions must be received by 11:59 p.m. on March 17, 2017 in order to communicate your instructions to the Plan Trustee who will then vote the shares as instructed. Any Plan shares for which instructions are not received by the deadline stated above will be voted by the Plan Trustee in the same proportion as it votes Plan shares for which it did receive timely instructions.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, this proxy will be voted FOR all nominees identified in Proposal 1, FOR Proposals 2, 3, 5, 6, and 7, and EVERY YEAR for Proposal 4. In their discretion, the Proxies are authorized to vote upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournment(s) thereof.
(Items to be voted appear on reverse side.)

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

V.1.1

*** Exercise Your *Right* to Vote ***

OMNOVA SOLUTIONS INC.

OMNOVA SOLUTIONS

OMNOVA SOLUTIONS INC.
25435 HARVARD ROAD
BEACHWOOD, OH 44122

E16601-P84745-Z69056

Meeting Information

Meeting Type: Annual
For holders as of: January 23, 2017
Date: March 22, 2017 **Time:** 9:00 a.m. EDT
Location: OMNOVA Solutions'
World Headquarters
25435 Harvard Road
Beachwood, Ohio 44122

For directions to the meeting, please call OMNOVA Solutions Inc. at (216) 682-7000.

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT SHAREHOLDER LETTER FORM 10-K

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, as well as documents for future meetings, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before March 3, 2017 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E16602-P84745-Z69056

Voting Items

The Board of Directors recommends you vote FOR the following four director nominees:

1. Election of Directors:

   To a three-year term expiring at the 2020 Annual Meeting.

   Nominees:

   1a. Joseph M. Gingo

   1b. Michael J. Merriman

   1c. James A. Mitarotonda

   1d. William R. Seelbach

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote EVERY YEAR for the following proposal:

The Board of Directors recommends you vote FOR the following proposals:

8. Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournment(s) thereof.

E16603-P84745-Z69056